As filed with the Securities and Exchange Commission on October 10, 2006
Registration No.

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
Form SB-2
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
Smart Move, Inc.
(Name of small business issuer in its charter)

Delaware	4213	54-2189769
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(IRS Employer Identification Number)
5990 Greenwood Plaza Blvd, #2 Suite 390
Greenwood Village, CO 80111
(720) 488-0204
(Address and telephone number of principal executive offices and principal place of business)

Chris Sapyta
President and Chief Executive Officer
5990 Greenwood Plaza Blvd, #2 Suite 390
Greenwood Village, CO 80111
(720) 488-0204
(Name, address and telephone number of agent for service)
Copy of all communications to:

Ralph V. De Martino, Esq. F. Alec Orudjev, Esq. Cozen O’Connor 1667 I Street, N.W., Suite 500 Washington, DC 20006 (202) 912-4800 (202) 912-4830 (fax)	David C. Roos, Esq. Moye White LLP 1400 16th Street Denver, CO 80202 (303) 292-2900 (303) 292-4510 (fax)
     Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.
     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐
     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐
     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement or the same offering.    ☐
     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.    ☐
CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum	Amount of
Title of Each Class of	Amount	Offering	Aggregate	Registration
Securities to be Registered	to be Registered(1)	Price per Unit(2)	Offering Price(1)(2)	Fee

Units(3)	2,760,000	$5.00	$13,800,000	$1,476.60

Common Stock, $.0001 par value included in Units(4)	2,760,000	$—	$—	$—

Common Stock Purchase Warrants included in Units(4)	2,760,000	$—	$—	$—

Common Stock, $.0001 par value, underlying Common Stock Purchase Warrants(5)	2,760,000	$7.50	$20,700,000	$2,214.90

Representative’s option to purchase Units	240,000	$—	$100.00	$.02

Common Stock, $.0001 par value included in Representative’s Units(6)	240,000	$6.25	$1,500,000	$160.50

Common Stock Purchase Warrants included in Representative’s Units(7)	240,000	$—	$—	$—

Common Stock, $.0001 par value, underlying Representative’s Warrants(8)	240,000	$8.40	$2,016,000	$215.70

Total			$38,016,100	$4,067.72

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended, (the “Securities Act”), the Registration Statement also relates to an indeterminate number of additional shares of Common Stock issuable upon the exercise of warrants pursuant to anti-dilution provisions contained therein, which shares of Common Stock are registered hereunder. No additional registration fee has been paid for the shares of common stock.

(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Section 6(b) of the Securities Act and computed pursuant to Rule 457(a) promulgated under the Securities Act.

(3)	Consists of Units offered in the offering and issuable upon exercise of the Representatives’ Over-Allotment Option.

(4)	Consists of Common Stock and Common Stock Purchase Warrants included in the Units offered in the offering and issuable upon exercise of the Representatives’ Over-Allotment Option.

(5)	Consists of shares of Common Stock issuable upon exercise of the Common Stock Purchase Warrants, including the Warrants issuable upon exercise of the Representatives’ Over-Allotment Option.

(6)	Consists of Common Stock issuable upon exercise of the Representative’s Warrants.

(7)	Consists of Common Stock Purchase Warrants issuable upon exercise of the Representative’s Warrants.

(8)	Consists of Common Stock issuable upon exercise of the Warrants issuable upon exercise of the Representatives’ Warrants.

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. The Prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED OCTOBER 10, 2006
PROSPECTUS
Smart Move, Inc.
2,400,000 Units

        This is a firm commitment initial public offering of 2,400,000 units. Each unit consists of one share of our common stock and one five-year warrant. The holder of one warrant will be entitled to purchase one share of our common stock at an exercise price of $          .
      This is our initial public offering and no public market currently exists for our units, warrants or shares of common stock. The initial public offering price for the units offered hereby is estimated to be $5 per unit, of which $5 is the purchase price for each share of common stock forming a part of the unit, and $0 is the purchase price for a warrant forming a part of the unit.
      We have applied for quotation of our units, common stock and warrants on the American Stock Exchange under the symbol “          .” The common stock and warrants will initially trade as a unit, until separated. Each warrant may be exercised to purchase one share of common stock at an exercise price equal to 150% of the unit offering price beginning on the date the units are separated through the date which is five years after the date of the prospectus. The separation of units into shares of common stock and warrants will occur upon the earlier of (i) 90 days from the date of the Underwriting Agreement or (ii) 30 days immediately following the date on which the overallotment option is exercised in full. If approved for quotation, when separated, the units, common stock and warrants will trade separately on the American Stock Exchange under the symbols “          ”, “          ” and “          ”, respectively.
       Investing in our units involves risks. See “Risk Factors” beginning on Page 10 for a discussion of certain factors that should be considered by prospective purchasers of our units.
       These securities have not been approved or disapproved by the Securities and Exchange Commission or any state securities commission, nor has the Securities and Exchange Commission or any state securities commission passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

		Underwriting	Proceeds, Before
	Price to	Discounts and	Expenses, to
	the Public	Commissions	the Company

Per Unit Total
Total
      We have granted the underwriters a 45-day option to purchase up to an additional 360,000 units to cover over-allotments. If the option is exercised in full, the total price to the public, underwriting discounts and commissions and proceeds to the company will be $          , $          and $          , respectively. The units are being offered by the several underwriters named herein, subject to prior sale, when, as and if accepted by them and subject to certain conditions.

Newbridge Securities Corporation	I-Bankers Securities, Inc.

Neidiger, Tucker, Bruner, Inc.	Bathgate Capital Partners, LLC
The date of this prospectus is                     , 2006.

Seattle
Portland
Minneapolis
Albany
Boston
Milwaukee
Conn.
Newark
Reno
Salt Lake City
Chicago
Cleveland
Pittsburgh
Philadelphia
Sacramento
Omaha
Columbus
Oakland
Denver
Indianapolis
Baltimore
San Francisco
Cincinnati
Kansas City
Norfolk
Raleigh-Durham
San Jose
St. Louis
Louisville
Fresno
Las Vegas
Nashville
Oxnard
Albuquerque
Knoxville
Charlotte
Los Angeles
Orange County
Columbia
Phoenix
Memphis
San Diego
Oklahoma City
Little Rock
Atlanta
Tucson
Fort Worth
Dallas
Birmingham
El Paso
Jacksonville
Austin
Houston
Orlando
San Antonio
Mobile
Tampa
Ft. Myers
Miami
Current Coverage Area

PROSPECTUS SUMMARY
      This summary highlights information contained elsewhere in this prospectus and does not contain all of the information you should consider in making your investment decision. You should read this summary together with the more detailed information, including our financial statements and the related notes, elsewhere in this prospectus. You should carefully consider, among other things, the matters discussed in “Risk Factors” on Page 8. In addition, some of the statements made in this prospectus discuss future events and developments, including our future business strategy and our ability to generate revenue, income and cash flow. These forward-looking statements involve risks and uncertainties which could cause actual results to differ materially from those contemplated in these forward-looking statements. See “Cautionary Note Regarding the Forward Looking Statements.”
      Immediately prior to this offering, A Smart Move, L.L.C., a Colorado limited liability company and our predecessor company, will be merged with and into Smart Move, Inc., a Delaware corporation, which will survive the merger. The purpose of the merger is to reorganize A Smart Move as a Delaware corporation. Unless the context indicates otherwise, the terms “our,” “we,” “us,” and “Smart Move” refer to A Smart Move, L.L.C. before the merger and Smart Move, Inc. after the merger.
      A Smart Move, L.L.C. was organized as a Colorado limited liability company on August 11, 2004, and began business operations in June 2005. Smart Move, Inc. was incorporated in Delaware on December 5, 2005 as a wholly-owned subsidiary of A Smart Move. Immediately prior to the commencement of this offering A Smart Move will merge into the Company, which will survive the merger. The purpose of the merger is to reorganize A Smart Move as a Delaware corporation. As a result of the merger, each one (1) issued and outstanding share of membership interest in A Smart Move will convert automatically into two (2) shares of common stock of the Company. Historical and audited financial presentations and information contained in this prospectus are not affected by the foregoing exchange and will not be adjusted to reflect the effects of the merger. However, except as otherwise noted, the narrative discussion and other information set forth in this prospectus assumes the completion of the merger described above and reflects, as appropriate, the effects of the merger.
Smart Move
      We are a moving service company that uses our proprietary SmartVaulttm shipping containers to provide an alternative method of moving household goods. We currently offer our services in the 61 largest U.S. metropolitan centers from the terminals of our primary transportation provider, United Parcel Services Freight (“UPS”), a United Parcel Service company. Our business model offers competitive advantages over the traditional van line agencies that perform the majority of the long distance moves in the U.S. today through:

•	lower competitive pricing;

•	superior security;

•	scheduling flexibility and expedited service;

•	more customer options; and

•	full-coverage insurability.
Market Opportunity
      Smart Move competes in the U.S. household moving and storage industry. This industry generates combined annual revenues of approximately $31 billion. The interstate and local U.S. household moving and storage industry alone represents revenues of approximately $13 billion annually. Annual revenues in this industry are estimated as follows:

•	Interstate Moving — $5 Billion

•	Local Moving & Storage — $8 Billion

•	Truck Rental — $3 Billion

•	Mini Storage — $15 Billion

•	Total Market Revenues — $31 Billion

(Source: The American Movers and Storage Association, September 2005)
      The U.S. household interstate, local moving and storage industry consists of approximately 10,000 companies with approximately $13 billion in combined annual revenue. The 20 largest companies only control 35 percent of the market. We believe that we can be successful even if we capture a relatively small portion of this market.
The Smart Move Solution
      The Smart Move solution provides a flexible, competitively priced and secure moving alternative for the consumer. To compete in the multi-billion dollar annual US moving and storage market, we have designed our business model so that it provides for:

•	Efficient utilization of our proprietary SmartVaulttm assets which is achieved by ensuring that our containers are shipped back from the original destination to the nearest available terminal where they can be utilized in the most efficient manner and by shipping them through long distance courier;

•	Ability to control costs by outsourcing transportation, warehousing, and moving labor;

•	Ability to open new markets with limited capital;

•	Utilization of state of the art GPS tracking & barcode technology; and

•	Ability to expand markets and increase revenue opportunities.
      Our success depends on our ability to quickly expand markets and increase sales volumes without the need for substantial capital investment as compared to a traditional moving company. The first phase of our 2006 expansion plan was to add 21 additional metropolitan centers, bringing the total served to 61 domestic markets. We intend to establish additional markets as demand justifies. The next phase of our expansion plan is to purchase sufficient vault inventory so that we can meet sales demands for our services. The company has begun providing services to national van lines to use our services and containers to fill orders for small customers whose shipments require an expedited or time guaranteed service. We estimate that the proceeds of this offering should enable us to implement this expansion program, to meet increasing demand within existing markets and to open international markets.
      Our Smart Move process allows us to operate on a cost-efficient basis with a very small labor force and without the substantial investment of capital that is typical of the average moving van provider. Currently, we have 22 employees who devote their full business time to our business. We do not own or operate any traditional trucking equipment. We utilize the services of a third-party trucking company, UPS company, that acts as our primary local cartage provider to load, unload and transport our SmartVaultstm. Our service agreement with UPS may be terminated at any time by giving the other party to the agreement 90 days written notice. We take advantage of the current capacity of the trucking logistics industry to ship the vaults for long distance moves. Trucking companies can ship our containers far more efficiently than moving vans because of the trucking companies’ ability to utilize available excess capacity by adding our freight to their existing ordinary and continuing freight shipping operations. In addition to being designed to be readily transported by all standard trailers and sea containers, our SmartVaultstm are waterproof, sturdy and are designed to be secured, which provides protection from damage and theft. The risk of loss is further mitigated by our monitoring of each SmartVaults’tm location via both bar-code and global positioning equipment (GPS), which, in turn, allows us to provide full insurance coverage to our customers. In addition, our strategy eliminates the common problems present in the consumers’ interactions with conventional moving companies and improves the consumers’ overall moving experience. These common problems include inflexible schedules for consumers, hidden costs, lack of control by consumers over important aspects of the move, property theft or loss and high overhead costs passed onto consumers. We provide solutions to these common problems since our model (i) does not require customers to rent or drive trucks to destinations, (ii) provides ease of use of our moving containers and content loading, and (iii) provides scheduling convenience and time savings that eliminate the stress and rush associated with moving experiences. We designed our business model to meet the challenges of the conventional moving industry and save consumers’ time and money by implementing outsourced warehousing and transportation and by utilizing our proprietary, GPS-enabled SmartVaultstm.
      We had 900 Revenue Lanes in May 2005, 1,600 Revenue Lanes in December 2005, and 3721 in September 2006. “Revenue Lane” is a Smart Move term which refers to the Smart Move Metropolitan Service Areas (MSA’s) throughout the United States and the projected lanes connecting those MSA’s. So, for any two Smart Move MSA’s there are four Revenue Lanes, i.e. two local markets and two point to point routes. Based on the 61 MSA’s we currently serve, the addition of a single MSA creates:

•	one new local market;

•	a total of 61 new Revenue Lanes that run from the new MSA to each existing MSA; and

•	a total of 61 new Revenue Lanes that run from each existing MSA back to the new MSA.

      The relative size, staffing and equipment needs at each individual MSA depend on its location and workflow level. The Revenue Lanes represent business opportunities for Smart Move to generate additional revenue by expanding the geographical reach of our moving services. However, there is no assurance that we will be able to realize any of these additional revenue opportunities.
Summary Risk Factors
      Our business is subject to various risks and challenges, including (but not limited) to:

•	our limited operating history;

•	sustained losses since our inception (we have sustained losses since our inception of $10,733,000 to July 31, 2006);

•	substantial financial leverage of our assets (as of July 31, 2006, we had $13.8 million outstanding in secured debt and equipment financing. Of our total debt, $10,230,000 is secured by a lien on all containers purchased and our tool mold with the borrowed funds, $365,235 is secured by assets under capital lease, $1,298,773 is secured by a first lien position on all of our assets other than the SmartVaults and the equipment under capital lease and $1,932,500 is unsecured (subsequent to July 31, 2006 $2,202,000 of secured convertible debt was converted to equity.)

•	consumers may choose not to adopt our moving solution;

•	high seasonality of our business which can cause dramatic fluctuations in cash flow; and

•	dependence on the third-party manufacturer of our containers and are subject to increases in the container prices by the manufacturer.
      For detailed description of these and additional risk factors, please refer to the “Risk Factors” discussion below.

Significant Debt
      We have incurred significant debt in order to fund our business. As of July 31, 2006, we had $13,461,273 outstanding in long-term debt and $365,235 in equipment based capital lease financing. Of our total debt, $10,230,000 is secured by a lien on all containers and our tool mold purchased with the borrowed funds, $1,298,773 is secured by a first lien position on all of our assets other than the SmartVaults and $1,932,500 is unsecured (subsequent to July 31, 2006, $2,202,000 of secured debt converted to equity.) The foreclosure on our containers or other material assets by our lenders could result in a cessation of business and/or bankruptcy.
Corporate Information
      Smart Move, Inc. was incorporated in Delaware on December 5, 2005, as a wholly-owned subsidiary of A Smart Move, L.L.C., which was organized on August 11, 2004. The directors of Smart Move, Inc. and the managers and members of A Smart Move, L.L.C. have approved the merger of A Smart Move with and into Smart Move, Inc. The purpose of the merger is to reorganize A Smart Move as a Delaware corporation. The merger will occur immediately before the effectiveness of the registration statement, of which this prospectus is a part.
      As a result of the merger described above, each one share issued and outstanding share of membership interest in A Smart Move, L.L.C. will convert automatically into two shares of common stock of Smart Move, Inc. and all issued and outstanding warrants, options and notes exercisable to purchase or convertible into shares of membership interests in A Smart Move, L.L.C. are convertible into double the amount of options, warrants and notes exercisable to purchase or convertible into shares of Smart Move, Inc. with the same terms and conditions.
      Unless otherwise stated, all share and per share information contained in this prospectus gives effect to the completion of the merger and the conversion of all outstanding shares of membership interest into two shares of our common stock.
      We currently conduct business in 34 states. In all but six states, consisting of California, Connecticut, Texas, Illinois, Indiana and New Jersey where our corporate name is not available, we have adopted an assumed trade name of “Go Smart Move” and conduct business in that name. Our principal executive offices are located at 5990 Greenwood Plaza Blvd, #2 Suite 390, Greenwood Village, Colorado 80111, and our telephone number is (720) 488-0204. We maintain a website at www.gosmartmove.com. The information on our website is not part of this prospectus.

THE OFFERING

Securities Offered	2,400,000 units, with each unit consisting of one share of our common stock and one five-year warrant. The holder of one warrant will be entitled to purchase one share of our common stock.

Warrant Terms	One warrant is exercisable to purchase one share of our common stock at an exercise price equal to 150% of the unit initial public offering price as described below (see “AMEX Symbols”), subject to redemption rights. Based on an assumed initial public offering price of $5 per unit, the exercise price of the warrants would be $7.50 per share. As a result, the warrant exercise price is significantly higher than the initial public offering price for an individual share.

Over-Allotment Option	360,000 units.

Common Stock to be Outstanding After This Offering	9,247,892 shares (9,607,892 shares if the over-allotment option is exercised in full by the underwriters), of which 2,400,000 shares or approximately 26% would be held by persons purchasing in this offering (2,760,000 shares or approximately 29% if the over-allotment option is exercised in full by the underwriters).

Use of Proceeds	We intend to use the net proceeds from this offering for sales and marketing, expansion of existing and opening of new domestic and international markets as well as for general working capital purposes. See “Use of Proceeds” for additional information.

AMEX Symbols	We have applied for quotation of our units on the American Stock Exchange (AMEX) under the symbol “ .” Until the units are divided into their separate components of one share of common stock and one warrant, only the units will be quoted on the AMEX. Each unit will be divided into its separate components of one share of common stock and one warrant on the date of which is the earlier of (i) 90 days from the date of the Underwriting Agreement or (ii) 30 days immediately following the date on which the over-allotment option is exercised in full. We expect to notify the unit holders of the separation of the units 30 days prior thereto through the issuance of a news release. Following the separation of the units, the shares of common stock will be quoted on the AMEX under the symbol “ ” and the warrants will be quoted under the symbol“ ”. The units will cease to exist at that time.

Risk Factors	You should consider carefully all of the information set forth in this prospectus, and, in particular, the specific factors set forth under “Risk Factors” below, before deciding whether or not to invest in our Securities.
      The number of shares of common stock to be outstanding after the offering is based on 6,847,892 shares outstanding as of September 15, 2006 and excludes:

•	3,439,644 shares issuable upon the exercise of existing outstanding warrants at a weighted average price of $4.15 per share;

•	611,200 shares issuable upon conversion of outstanding convertible notes at a weighted average conversion price of $4.95 per share;

•	2,400,000 shares issuable upon exercise of publicly-held warrants;

•	240,000 shares included in units issuable upon exercise of underwriters’ warrants and an additional 240,000 shares issuable upon the exercise of warrants included in units issuable upon the exercise of underwriters’ warrants; and

•	Shares issuable upon conversion of $1,932,500 of the convertible notes issued in the January 2006 Debt Offering and $5,000,000 of secured convertible notes issued in the July 2006 Debt Offering. The debentures will convert into shares of common stock at a conversion price that is the lower of (a) $3.75 or (b) 75% of per share offering price in this offering if the unit offering price is less than $5.00, but in no event will the exercise price be less than $2.50.

•	The Company is registering 6,000,000 shares, which on a pro forma basis would represent approximately 33% of our outstanding securities as of September 15, 2006 calculated on a fully-diluted basis, with over-allotment option assuming a $5.00 offering price for the calculation of convertible debentures.

      Unless otherwise indicated, all information in this prospectus assumes no exercise of the over-allotment option granted to the underwriters.

SUMMARY FINANCIAL DATA
      You should read the following summary financial data together with our financial statements and related notes appearing at the end of this prospectus and the “Management’s Discussion and Analysis”, “Results of Operations” and “Risk Factors” sections included elsewhere in this prospectus. The summary financial data for the period from inception to December 31, 2004 and for the year ended December 31, 2005 set forth below are derived from, and are qualified by reference to, our financial statements that have been audited by Anton Collins Mitchell LLP, our independent registered public accounting firm, and are included elsewhere in this prospectus. The summary financial data as of July 31, 2006 and for the seven months ended July 31, 2006 and 2005 set forth below are derived from our unaudited financial statements that are included elsewhere in this prospectus. The unaudited related financial data includes all adjustments (consisting only of normal recurring adjustments) that are necessary for a fair presentation of our financial position and results of operations for these periods. Historical results are not necessarily indicative of future results.

				August 11, 2004
				(Date of
	Seven Months	Seven Months	Year Ended	Inception) to
	Ended	Ended	December 31,	December 31,
	July 31, 2006	July 31, 2005	2005	2004

	(Unaudited)	(Unaudited)
Historical Statements of Operations Data:
Sales	$2,281,696	$278,616	$1,238,218	$—
Cost of moving and storage	3,207,901	473,821	1,967,779	—
Gross loss	(926,205)	(195,205)	(729,561)	—
Operating loss	(5,979,004)	(1,148,337)	(2,737,695)	(558,253)
Net loss	(6,644,739)	(1,389,435)	(3,454,096)	(634,103)
Basic and diluted loss per share	$(2.90)	$(0.95)	$(2.10)	$(0.83)
Weighted average shares	2,292,167	1,455,395	1,641,592	767,413

	Pro Forma	Pro Forma
	Seven Months Ended	as Adjusted
	July 31, 2006	Seven Months Ended
	(a)(b)(c)(d)	July 31, 2006

Unaudited Pro Forma Statements of Operations Data:
Sales	$2,281,696	$2,281,696
Cost of moving and storage	3,207,901	3,207,901
Gross loss	(926,205)	(926,205)
Operating loss	(5,979,004)	(5,979,004)
Net loss	(7,011,791)	(7,011,791)
Pro forma and as adjusted basic and diluted loss per share	$(1.17)	$(0.83)
Pro forma and as adjusted weighted average shares	6,011,606	8,411,606 (e)

(a)	Reflects the incremental $7,942 and $286,188 increase in interest expense for the January 2006 debt offering and July 2006 debt offering, respectively, assuming the debt offerings, took place January 1, 2006 rather than January 15, 2006, and July 26, 2006, and reflects a $(154,140) reduction in interest expense from debt conversion of $2,202,000 of the 2004 convertible debentures into 880,800 (440,400 times 2) member shares that occurred in September 2006, as though it occurred January 1, 2006, and reflects the fair value of the 60,000 (30,000 times 2) warrants and 7,334 (3,667 times 2) member shares issued to the note holders as additional consideration for the conversion totaling $161,140 as additional interest expense.

(b)	Reflects the incremental $7,278 and $77,700 increase in amortization of debt discounts in connection with the January 2006 debt offering and July 2006 debt offering, respectively, assuming the debt offerings took place January 1, 2006 rather than January 15, 2006, and July 26, 2006, and reflects $(19,056) reduction of amortization of debt discounts in connection with the conversion of $2,202,000 of the 2004 convertible debentures that occurred in September 2006, as though it occurred January 1, 2006.

(c)	Reflects 539,138 (269,569 times 2) member shares issued in the September 2006 private placements as though they had occurred January 1, 2006.

(d)	Reflects the conversion from a limited liability company to a Delaware corporation.

(e)	Gives effect to the sale of an aggregate of 2,400,000 Units in this offering. Assumes no exercise of the underwriters’ over-allotment option.

(f)	The foregoing presentation does not give effect to the issuance of an additional (i) 3,439,644 (1,719,822 times 2) shares of common stock pursuant to the exercise of outstanding warrants, (ii) 2,459,867 (1,229,934 times 2) shares of common stock pursuant to the conversion of the remaining $28,000 in 2004 convertible debentures and the 2005 and 2006 convertible debentures, (iii) 1,400,000 (700,000 times 2) shares of common stock reserved for issuance under our 2006 Equity Incentive Plan, and (iv) does not give effect to the tax impact of our reorganization from a limited liability company to a Delaware corporation as it will be included in our tax provision following our incorporation.

	Pro Forma	Pro Forma
	Year Ended	as Adjusted
	December 31, 2005	Year Ended
	(a)(b)(c)(d)(e)	December 31, 2005

Unaudited Pro Forma Statements of Operations Data:
Sales	$1,238,218	$1,238,218
Cost of moving and storage	1,967,779	1,967,779
Gross loss	(729,561)	(729,561)
Operating loss	(2,862,695)	(2,862,695)
Net loss	(5,081,456)	(5,081,456)
Pro forma and as adjusted basic and diluted loss per share	$(1.08)	$(0.71)
Pro forma and as adjusted weighted average shares	4,710,456	7,110,456 (f)

(a)	Reflects the incremental $125,000 increase in compensation for the January 2006 employment agreement entered into with our CFO, assuming the employment agreement was entered into January 1, 2005.

(b)	Reflects the incremental $193,000 and $500,000 increase in interest expense for the January 2006 debt offering and July 2006 debt offering, respectively, assuming the debt offerings took place January 1, 2005, and a reduction of $(264,240) in interest expense for the debt conversion in September 2006, as though it took place January 1, 2005, and reflects the fair value of the 60,000 (30,000 times 2) warrants and 7,334 (3,667 times 2) member shares issued to the note holders as additional consideration for the conversion totaling $161,140 as additional interest expense as though it took place January 1, 2005.

(c)	Reflects the incremental $278,000 and $771,000 increase in amortization of debt discounts in connection with the January 2006 debt offering and July 2006 debt offering, respectively, assuming the debt offering took place January 1, 2005, and a reduction of $(136,540) in amortization of debt discounts in connection with the conversion of $2,202,000 of the 2004 convertible debentures into 880,800 member shares (440,400 times 2) that occurred in September 2006, assuming the debt conversion took place January 1, 2005.

(d)	Reflects 539,138 (269,569 times 2) member shares issued in the September 2006 private placements as though they had occurred January 1, 2005.

(e)	Reflects the conversion from a limited liability company to a Delaware corporation.

(f)	Gives effect to the sale of an aggregate of 2,400,000 Units in this offering. Assumes no exercise of the underwriters’ over-allotment option.

(g)	The foregoing presentation does not give effect to the issuance of an additional (i) 3,439,644 (1,719,822 times 2) shares of common stock pursuant to the exercise of outstanding warrants, (ii) 2,459,867 (1,229,934 times 2) shares of common stock pursuant to the conversion of the remaining $28,000 in 2004 convertible debentures and the 2005 and 2006 convertible debentures, (iii) 1,400,000 (700,000 times 2) shares of common stock reserved for issuance under our 2006 Equity Incentive Plan, and (iv) does not give effect to the tax impact of our reorganization from an limited liability company to a Delaware corporation as it will be included in our tax provision following our incorporation.

	Unaudited

		At July 31,	At July 31,
	At July 31,	2006 Pro Forma	2006 Pro Forma	At December 31,
	2006	(a)	As Adjusted (b)	2005

Balance Sheets Data:
Cash	$3,624,867	$5,583,810	$15,833,810	$3,344,071
Working capital	1,003,874	3,354,532	13,604,532	2,058,217
Total assets	13,205,657	15,164,600	25,414,600	8,648,746
Long-term obligations, less current maturities	6,337,871	4,770,877	4,770,877	5,099,697
Total liabilities	10,062,243	10,370,780	10,370,780	6,664,029
Shareholders’ equity	3,143,414	4,793,820	15,043,820	1,984,717

(a)	Gives effect to the conversion from a limited liability company to a Delaware corporation. If the conversion took place at July 31, 2006 we would be required to recognize a net deferred tax liability of approximately ($2,267,246) for the difference between the tax basis and book basis of our property and equipment $20,500, impairment of note receivable $79,572 and the allocation of proceeds to warrants and beneficial conversion in our debt issuances ($2,367,318). Also gives effect to the completion of equity offerings in September 2006 where the Company issued 539,138 shares (269,569 times 2) for net proceeds (after offering expenses) of $2,241,973 and issuing 880,800 shares (440,400 times 2) through the conversion of $2,202,000 of face amount of the 2004 Notes into equity after current and deferred offering costs and deferred discounts of $232,961, or net equity of $1,969,039 and gives effect to cancellation of 2006 July debt placement agents warrants 104,000 (52,000 times 2) on September 19, 2006, for cash consideration of $52,000 which reduced equity $293,360 and increased long-term debt by $241,360. Also reflects the fair value of the 60,000 warrants (30,000 times 2) and 7,334 (3,667 times 2) member shares issued to the note holders as additional consideration totaling $161,140 as additional interest expense. See “Capitalization”.

(b)	Gives effect to the sale of an aggregate of 2,400,000 Units in this offering resulting in net proceeds of $10,250,000 to us. Assumes no exercise of the underwriters’ over-allotment option.

(c)	The foregoing presentation does not give effect to the issuance of an additional (i) 3,439,644 (1,719,822 times 2) shares of common stock pursuant to the exercise of outstanding warrants, (ii) 2,459,867 (1,229,934 times 2) shares of common stock pursuant to the conversion of the remaining $28,000 in 2004 convertible debentures and the 2005 and 2006 convertible debentures, and (iii) 1,400,000 (700,000 times 2) shares of common stock reserved for issuance under our 2006 Equity Incentive Plan.

RISK FACTORS
      You should carefully consider and evaluate all of the information contained in this prospectus, including the following risk factors, before deciding to invest in our securities. Any of these risks could materially and adversely affect our business, financial condition and results of operations, which in turn could adversely affect the price of the units and our common stock.
Risks Related to our Business and Industry

We have a history of operating losses and may again incur losses in the future as we expand.
      We generated our first revenues in June 2005. As a result of our limited operating history, we have a limited amount of sales and financial data that you can use to evaluate our business. We have sustained losses since our inception. Including losses of $6,644,739, $3,454,096 and $634,103 for the seven months ended July 31, 2006 and the years ended December 31, 2005 and 2004, respectively. We had an accumulated deficit in the amount of ($10,733,000) as of July 31, 2006. We also had negative cash flows from operating activities since inception to July 31, 2006 of $3,232,574. The Company has historically funded its operations through private placements of its equity and debt securities. The total amount of equity capital raised since the Company’s inception in August 2004 is approximately $9.53 million. You must consider our prospects in light of the risks, expenses and challenges of attempting to introduce a new service in a mature and established market. These include, but are not limited to, the risk that consumers may not accept our moving solution, that we may not have sufficient resources to finance our operations or to compete with more established, mature companies providing moving and related services, that we may not be able to establish, maintain or protect our brand name, or that we may not be able to attract and retain qualified management and support personnel. We may be unable to overcome these risks, and our business strategy may not prove successful.

Our business plan is unproven, and our financial results will suffer if consumers do not adopt our moving solution.
      Due to our limited operating history, it is too early to determine if our target consumers which include a wide spectrum of customers seeking various moving services, will adopt our moving solution in the numbers and as readily as we anticipate. If consumers do not react favorably to our solution, or if it takes us longer to develop customers than we have planned, our revenues and our financial operating results will suffer.

We depend on the third-party manufacturer for our SmartVaultstm moving containers.
      Our business model is built around the use of our SmartVaulttm, which has been designed and is manufactured for us by a third party. Smart Move owns a proprietary mold that LINPAC Material Handling Inc. can only use exclusively to manufacture the SmartVaultstm for the company. At certain times in the past, we have experienced delivery delays and incurred unexpected price increases on the finished SmartVaultstm. As a result of our production delays, we delayed our planned expansion to new markets, and with the slower expansion of our business, our early operating results have suffered. Our planned expansion to new markets will be delayed and our business will be harmed in the event of any of these material delays. Either party to the agreement may, by giving a written notice, terminate the agreement in the event of a material breach or default by the other party to the agreement. A material change or termination of the agreement with the manufacturer of SmartVaultstm or our inability to meet the purchase requirements under the same agreement would also harm our business and trading of our securities and our operating results. Also, replacing our existing manufacturer could result in delays and additional expenses.

Our containers are subject to price increases by the manufacturer, and any significant increase in price would negatively impact our operating margins.
      Our contract with our container manufacturer states that the manufacturer may increase the per unit price of our container due to an increase in the costs to the manufacturer of plastic or other materials used in the manufacturing of the containers. We have not budgeted for an increase in the price of our containers. Depending on the competitive environment at the time, we may be unable to increase the price of our service to offset the operating effect of the increase in the cost of our containers. Consequently, a significant increase in the price of our containers could negatively impact our operating results.

A disruption in the service of our third-party carrier could result in significant loss of revenue and increased capital expense.
      We depend on several third-party cartage companies to transport our containers. Except as provided below, we do not have written agreements with these companies, and our arrangements with these companies may be terminated at anytime. One of those providers, UPS, handles all of our local pick-ups and deliveries, and a majority of our long distance hauls at the current time. Although we have a contract with UPS, we can not ensure that it makes the pickups and deliveries in the time and manner requested. If our arrangement with UPS is terminated, we will attempt to contract with alternative cartage companies to provide such services. Changing carriers would disrupt our business operations. Our agreement with UPS may be terminated by either party to the agreement by 90 day written notice to the other party. If there is an interruption in our ability to utilize third-party carriers or the price of such services should rise dramatically or there are other material interruptions in cartage services, we may be required to contract for or purchase our own trucks and warehouse facilities for the local delivery and pick-up of containers, and our results of operations could suffer due to delay in finding alternative shipping and our access to available capital resources may be severely limited.

Since we rely on third party carriers for our deliveries, higher prices for diesel fuel have resulted in significant fuel surcharges in the past six months. Our operating margins and results of operation will fluctuate during periods of fuel price volatility. If those surcharges continue or increase, it will require us to raise prices at the risk of losing sales or reduce our operating margins.
      We generally contract to provide our services on a fixed price basis. Our freight charges are fixed and not subject to fluctuation. However, we are required to pay fuel surcharges based upon the price of diesel fuel to the cartage companies that transport our containers. The market price for fuel can be very volatile and can be affected by a number of economic and political factors. In particular, reduced oil production as a result of OPEC marketing decisions, conflicts in the Middle East and certain parts of Africa and South America could potentially contribute to significant decreases in the fuel supply. In addition, changes in federal or state regulations could impact the price and availability of fuel as well as increase the amount we pay in fuel taxes. Between June and October 2005, we incurred fuel surcharges ranging from 12.6% to 33.3% of the fixed rate charged by the cartage companies. Since we did not anticipate the extent of this surcharge increase, the additional cost resulted in an erosion of our gross margins and adversely affected our operating results. We consider the amount of the fuel surcharges in effect at the time that we provide a bid for services to a potential customer. However, after a customer contracts with us we are subject to the risk that the fuel surcharge applicable to his move will increase. If those surcharges continue to increase in the future, we will be required to either raise our prices at the risk of losing sales or continue to suffer lower margins on our moves. In either case, our ability to achieve our expansion goals and break-even operations will be materially impaired, and our operating margins and results will fluctuate during periods of fuel price volatility.

We have incurred substantial debt to finance our operations; our lenders could foreclose on our assets and force us out of business in the event of our default on this debt.
      As of July 31, 2006 we had $13.8 million outstanding in long-term debt and equipment financing. Of our total debt, $10,230,000 is secured by a lien on all containers and our tool mold purchased with the borrowed funds, $1,298,773 is secured by a first lien position on all of our assets other than the SmartVaultstm and $1,932,500 is unsecured. In addition, we have equipment financing of $365,235, which was used to purchase our flatbed trailers. If we are unable to make timely payment of principal and interest on our debt, or if we default on any of the covenants or other requirements of our loan instruments, our lenders will be able to foreclose on the assets by which their loans are secured. The foreclosure on our containers or other material assets could result in a cessation of business and/or bankruptcy.

We may need to raise substantial additional capital to fund our operations in the future, and we do not have any future commitments of capital.
      Upon completion of this offering, we believe our cash resources will be sufficient to fund our planned operations for approximately at least 13 months. Currently, we are incurring losses from operations, have limited capital resources, and do not have access to a line of credit or other debt facility. Cumulative losses have been approximately $10,733,000 since inception in August 2004. We may need additional capital in the future. If we raise additional capital through the issuance of debt securities, the interests of our shareholders would be subordinated to the interests of our debtholders and any interest payments would reduce the amount of cash available to operate and grow our business. If we raise additional capital through the sale of equity securities, the ownership of our shareholders would be diluted. Additionally, we do not know whether any financing, if obtained, will be adequate to meet our capital needs and to support our growth.

We may need additional financing, including additional indebtedness, to fund our business expansion in additional geographic areas and we do not have commitments for additional financing.
      Our level of indebtedness will have several significant effects on our future operations, including the following:

•	we may be required to use a portion of our cash flow from operations for the payment of any principal or interest due on our outstanding indebtedness;

•	our outstanding indebtedness and leverage will increase the impact of negative changes in general economic and industry conditions as well as competitive pressures;

•	the level of our outstanding debt may affect our ability to obtain additional financing for working capital, capital expenditures or general corporate purposes.
      If any of the foregoing events occur, we may be prevented from expanding into additional markets.

General economic conditions, industry cycles, financial, business and other factors affecting our operations, many of which are beyond our control, may affect our future performance.
      General economic conditions, industry cycles, financial and other factors may affect our operations and our ability to make principal and interest payments on our indebtedness. If we cannot generate sufficient cash flow from operations in the future to service our debt, we may, among other things, be required to take one or more of the following actions:

•	seek additional financing in the debt or equity markets,

•	refinance or restructure all or a portion of our indebtedness,

•	sell selected assets, and

•	reduce or delay planned capital expenditures.
      These measures might not be sufficient to enable us to service our indebtedness. In addition, any financing, refinancing or sale of assets might not be available on economically favorable terms, which may prevent us from future expansion and growth in new markets and, thus, negatively affect our business and financial condition.

We expect our business will be highly seasonal, which can cause dramatic fluctuations in our cash flow and could require us to incur additional debt or raise additional capital.
      We expect that a significant portion of our revenue (as much as 50%, based on our experience to date and certain industry data) will be generated in the four months of June through September. We expect that this seasonality will result in dramatic fluctuations in our operating results from quarter to quarter. Most of our operating expenses, including general and administrative costs and debt service, are fixed and do not vary with the volume of our business. As a result, in the slower months it may be difficult to manage cash flow to meet our operating needs. If we fail to manage cash flow in anticipation of these quarterly fluctuations, or if the fluctuations vary significantly from our expectations, we may be required to incur additional debt, which will impair our profitability or raise additional capital, which will be dilutive to our shareholders.

We could be held liable for damages under environmental laws or be required to clean up contamination caused by hazardous materials transported or stored in our containers.
      We require our customers to agree in writing not to store hazardous materials in our containers. However, we do not inspect the containers to make sure they do not contain hazardous materials. If hazardous materials are stored in our containers and leak or otherwise cause a dangerous situation, we could be held liable for damages, be required to clean up the leak and suffer adverse publicity. We do not intend to carry insurance covering these occurrences. To date, no environmental-related claims have been asserted against us. However, a significant hazardous materials event could negatively impact our results of operations, disrupt our business, cause adverse publicity and subject us to significant liability and increase the risk of litigation, all which could harm our business and the trading price of our securities.

As a result of our limited operating history, we may not be able to estimate correctly our future operating expenses, which could lead to cash shortfalls.
      We have a limited operating history, and, as a result, our historical financial data may be of limited value in estimating future operating revenues and expenses. Our budgeted expense levels are based in part on our expectations concerning future revenues. However, the amount of these future revenues depends on the choices and demand of individuals, which are difficult to forecast accurately.

We currently have limited human resources, and the effective management of our anticipated growth will depend on our ability to attract and retain skilled personnel.
      We expect that the expansion of our business may place a strain on our limited managerial, operational and financial resources. We will be required to expand significantly, train and manage our work force in order to manage the growth of our operations. Our future success will depend in large part on our ability to attract, train and retain additional skilled management, logistics and sales personnel. We may not be successful in attracting and retaining qualified personnel on a timely basis, on competitive terms or at all. If we are unable to attract and retain skilled personnel, our operating results could be harmed, we may fail to meet our reporting and contractual obligations and potential shareholders may lose confidence in our business, all of which would harm our business and the trading price of our securities.

We are dependent on our management team and the loss of any of these individuals would harm our business.
      Our success is dependent, in large part, upon the continued services of Chris Sapyta, our Chief Executive Officer, and Edward Johnson, our Chief Financial Officer, and the rest of the senior management team. There is no guarantee that any of the members of our management team will remain employed by us. While we have employment agreements with Messrs. Sapyta and Johnson, their continued services cannot be assured. Though we intend to do so in the foreseeable future, currently, we do not maintain key person life insurance on any of our officers. The loss of our senior executives, particularly, Messrs. Sapyta and Johnson, would harm our business.

We encounter substantial competition from other moving companies, many of whom have greater resources than Smart Move.
      The U.S. household moving and service industry is serviced by approximately 10,000 providers. In this highly fragmented industry, the 20 largest providers control approximately 35% of the revenue. Many of our competitors are larger than we are and have longer operating histories. As a result, we expect that many of our competitors will have greater financial and human resources and more established sales and marketing capabilities than we have. Existing or future competitors with greater resources could readily duplicate certain of our services and/or business model.

We do not have any patented protected technologies that would preclude or inhibit competitors from entering our market.
      We consider the design of our containers to be proprietary and have negotiated exclusive ownership rights to the design of the containers from the manufacturer. The container design, however, is not currently patented. Since the container design is not currently patented, we rely on a combination of contractual and confidentiality procedures to protect our design. Despite our efforts to protect our design, it would be relatively easy for our competitors to copy certain aspects of our design or independently develop similar containers. Accordingly, our container design may not provide an effective barrier to entry against our competitors.

Our ability to capture a meaningful share of our target market and achieve a profitable level of operations is dependent upon our ability to establish and maintain our brand name.
      We believe that continuing to build awareness of our brand name is critical to achieving widespread acceptance of our business. Brand recognition is a key differentiating factor among providers of moving services. In order to maintain and build brand awareness, we must succeed in our marketing efforts. If we fail to successfully promote and maintain our brand, incur significant expenses in promoting our brand and fail to generate a corresponding increase in revenue as a result of our branding efforts, or encounter legal obstacles which prevent our continued use of our brand name, our business and the value of your shares could be materially adversely affected. In addition, our brand may be used by third parties unaffiliated with our company, which, in turn, may also harm our business and our ability to expand and achieve a profitable level of operations.

We may be unable to protect our trademark or other proprietary intellectual property rights.
      Although we have filed certain trademark applications, we have not yet received a federal registration on any service marks or trademarks with the U.S. Patent and Trademark Office (“USPTO”). We have filed U.S. trademark applications to protect the mark SmartVaulttm for our containers and SmartMove and Designtm for our containers and services. We also have filed trademark applications with the USPTO on the following marks: GoSmartMove, Changing the Way the World Moves, and SmartMove Changing the Way the World Moves. Our future success may depend upon the protection of our brand names, SmartMove and GoSmartMove (collectively “SmartMove brand”). If we are unable to protect our rights in the SmartMove brand, a key element of our strategy of promoting SmartMove as a brand could be disrupted and our business could be adversely affected. We may not be able to detect all unauthorized uses of our trademark or take all appropriate steps to enforce our intellectual property rights. In addition, the validity, enforceability and scope of protection of our trademark and related intellectual property is uncertain and still evolving. The laws of other countries in which we may market our goods and services in the future are uncertain and may afford little or no effective protection of our intellectual property. The unauthorized reproduction or other misappropriation of our proprietary technology could enable third parties to benefit from our technology and our SmartMove brand name without paying us for them which could result in a substantial decrease of our competitive advantage in those markets and our ability to conduct profitable activities in such markets.
      We are aware of several companies that conduct business which incorporate the terms “Smart” and “Move” in their respective names and, in some cases, those companies have registered such names as a trademark in the state where they conduct business. In states where the corporate name or trademark for “Smart Move” may be held by third parties, we may have to conduct business under the trade name “GoSmartMove”. Such states include California, Texas, Illinois and New Jersey. Because of the potential conflicting uses by others of “Smart Move,” we may not be able to develop as strong a brand that we can protect against use by others. In addition, we are at risk that third parties will claim that our use of the name SmartMove may infringe on their intellectual property rights. If that were to occur, we could be required to defend against infringement claims, which will be extremely costly and time consuming, both in terms of money and human resources. Further, if we were to be found to have infringed upon or violated the rights of a third party, we could also be liable for monetary damages and subject to an injunction requiring us to cease doing business under the SmartMove name. To date, no such infringement claims have been asserted against us. However, if that were to occur, and we were unsuccessful in defending against them, we would have to incur the expense and likely business disruption associated with a re-branding of our services.

      Notwithstanding our efforts to develop and protect our intellectual property rights, including our trademarks and domain names, all or some of our intellectual property may be unenforceable or limited. As a result, we may not be able to maintain our current trademarks or domain name if they are subject to challenge. We believe that any successful challenge to our use of a trademark or our domain name could substantially diminish our ability to conduct business in a particular market or jurisdiction and, thus, decrease our revenues and result in possible losses to our business.
      On March 3, 2006, SmartBox Moving & Storage LLC (“SmartBox”) filed a Notice of Opposition before the Trademark Trial and Appeal Board of the US Patent and Trademark Office (“Board”) requesting that the Board deny registration of our SmartVault application Serial No. 78/560,422 based on SmartBox’s claimed rights in “SMARTBOX” and SMARTBOX A B & DESIGN (U.S. Reg. No. 2,864,385). We filed our Answer denying the allegations of any likelihood of confusion and fraud. We also counterclaimed to cancel SmartBox’s SMARTBOX A B & Design registration because the SMARTBOX, among other reasons, the term is merely descriptive of the goods. Smartbox was requested to file its Answer to the Counterclaims by June 30, 2006. We intend to vigorously defend against these claims in this opposition proceeding. An adverse outcome in these proceedings would negatively impact our ability to conduct business using this trademark in our existing and future markets. It may also require us to incur the expense and likely business disruption associations with a re-branding of our services. The parties are currently discussing a possible settlement of this matter. As of the date hereof, no such settlement has been reached.

We may face liability from intellectual property litigation that could be costly to prosecute or defend and distract management’s attention with no assurance of success.
      We cannot be certain that our services, product, content and brand names do not or will not infringe valid patents, copyrights or other intellectual property rights held by third parties. Several companies in the industry may have names similar to ours, including the phrase “smart move” or a variation thereof. Further, in order to protect or enforce our intellectual property rights, we may initiate litigation against third parties. In addition, we may become subject to inference, cancellation, or opposition proceedings conducted in trademark offices or the courts to determine the priority of rights in our marks. The defense of intellectual property rights, interference, cancellation, or opposition proceedings, and other legal and administrative proceedings, would be costly and divert our technical and management personnel from their normal responsibilities. Furthermore, because of the substantial amount of discovery required in connection with intellectual property litigation, there is a risk that some of our confidential information could be compromised by disclosure during this type of litigation which disclosure could substantially diminish our competitive advantages, thus, resulting in decrease revenue sand possible losses.

We operate in a regulated industry. Increased costs of compliance with, liability for violation of, or changes in, existing or future regulations could result in increased regulatory compliance costs or decreased revenues and, thus, adversely affecting our business and operations.
      There are regulations specifically relating to the moving industry, including testing and specifications of equipment and product handling requirements. In addition, the moving industry is increasingly subject to regulatory and legislative changes, such as stringent environmental, occupational safety and health regulations or limits on vehicle weight and size, security and ergonomics. When and to the extent that we conduct operations outside the United States, we are subject to the Foreign Corrupt Practices Act, which generally prohibits U.S. companies and their intermediaries from bribing foreign officials for the purpose of obtaining or retaining favorable treatment. These measures could disrupt or impede the timing of our deliveries and we may fail to meet the needs of our customers. The cost of complying with these regulatory measures, or any future measures, could have a materially adverse effect on our business or results of operations. Violations of regulations can subject the company to fines and penalties and significant and repeated violations could result in governmental action to curtail or suspend our operations.

Our proposed foreign operations are exposed to risks associated with trade restrictions, political, economic and social instability and currency exchange rate fluctuations.
      As we expand to international markets, we will be subject to the risks of doing business abroad, which may include:

•	unexpected changes in regulatory requirements;

•	export and import restrictions, tariffs and other trade barriers;

•	difficulties in staffing and managing foreign operations;

•	longer payment cycles and problems in collecting accounts receivable;

•	potential adverse tax consequences;

•	currency exchange rate fluctuations;

•	increased risks of piracy and limits on our ability to enforce our intellectual property rights;

•	limits on repatriation of funds; and

•	political risks that may limit or disrupt international sales.
      A foreign country in which we proposed to operate may impose trade or foreign exchange restrictions or increased tariffs, which could adversely affect our operations. Political, economic and social instability in foreign countries, including terrorism, may impact our ability to conduct business in those countries, may cause our financial condition and operations to suffer as a result of a decrease in revenues or exchange rate volatility. As we continue to focus on expanding our international operations, these and other risks associated with international operations may increase.
      Any limitations or interruptions in our proposed foreign operations could have a negative impact on our business. We plan to transact substantially all of our foreign business in US dollars, but we may not be successful in avoiding doing business in foreign currencies. We have no plans to engage in hedging of any foreign currency transactions and therefore would be subject to the risk of changes in currency exchange rates.

We recently completed a placement of debt that included a beneficial conversion feature. That feature will have the effect of reducing our reported operating results during the term of the debt.
      In January of 2006, we issued $1,932,500 in units of convertible subordinated debentures and warrants and in July 2006 we issued $5,000,000 in units of secured convertible debentures and warrants. The terms of these convertible debentures include conversion features allowing the holders to convert their debt into shares of our common stock. Certain of those conversion features that allow for the reduction in conversion price upon the occurrence of stated events constitute a “beneficial conversion feature” for accounting purposes. The accounting treatment related to the beneficial conversion feature will have an adverse impact on our results of operations for the term of the convertible subordinated debentures, which mature in December 2010. The application of Generally Accepted Accounting Principles required us to allocate $943,041 to the beneficial conversion feature of the January 2006 debt offering and $2,613,489 to the beneficial conversion feature for the July 2006 secured debt offering, which have been reflected in our financial statements as a debt discount and is being amortized as additional interest expense over the term of the debentures. In addition, our shareholders equity has been increased as of the date of issuance of the January 2006 convertible subordinated debentures by $445,960, the relative fair value attributed to warrants and shareholders equity has been increased as of the date of issuance of the July 2006 secured debt offering by $1,240,182, the relative fair value attributable to the July 2006 secured debt offering. This accounting will result in an increase in interest expense in all reporting periods during the term of the debt.

Changes in accounting rules governing the recognition of stock-based compensation expense could adversely affect our financial operations by reducing our income or increasing our losses.
      Our financial results will be affected by changes in the accounting rules governing the recognition of stock-based compensation expense. Prior to January 1, 2006, we measured compensation expense for our employee stock options under the intrinsic value method of accounting prescribed by Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees.” Because we have granted all options at the estimated fair value on the date of grant, no compensation expense has been recognized through December 31, 2005. On January 1, 2006 we adopted Financial Accounting Standards Board (FASB) Statement of Financial Accounting Standards No. 123(R), “Share-Based Payment”, which addresses the accounting for share-based payment transactions. SFAS No. 123(R) eliminates the ability to account for share-based compensation transactions using Accounting Principles Board Opinion No. 25, and requires instead that such transactions be accounted for and recognized in the statement of operations based on their fair value. Had we accounted for our compensation expense under the fair value method of accounting prescribed by SFAS No. 123(R), we would have recorded a charge of $86,000 for the period from inception August 11, 2004 to December 31, 2004, and a charge of $628,000 for the year ended December 31, 2005.

We plan to substantially increase expenses after this offering. As a result, our historical financial statements are not indicative of future results and we must substantially increase revenues in order to become profitable.
      Specifically, we intend to spend up to $2 million, or approximately 20% of the proceeds of this offering, for sales and marketing purposes, consisting of increased print and internet advertising and marketing materials as well as additional personnel and support staff. We plan to substantially increase our sales and marketing activities after this offering in an effort to increase sales. Accordingly, our historical financial statements are not indicative of future results. We will need to substantially increase revenues to become profitable after giving effect to our increased expense levels. If our sales do not increase substantially, we will be prevented from achieving profitable operations and our business will be negatively affected.

Changes in the corporate and securities laws and regulations are likely to increase our costs.
      The Sarbanes-Oxley Act of 2002 (SOX), which became law in July 2002, has required changes in the corporate governance, securities disclosure and compliance practices of public companies. In response to the requirements of SOX, the Securities and Exchange Commission and major stock exchanges have promulgated new rules and listing standards covering a variety of subjects. As a private company, we have not been required to comply with the SOX requirements, including the Section 404 requirements. However, we anticipate that upon our becoming a public company, our compliance with these new rules and listing standards is likely to increase our general and administrative costs, and we expect these expenses will continue to increase in the future. In particular, we will be required to include the management and auditor reports on internal controls as part of our annual report for the year ending December 31, 2007 pursuant to Section 404 of SOX. We are in the process of evaluating our internal control systems in order to (i) allow management to report on, and our independent auditors to attest to our internal controls, as required by these laws, rules and regulations, (ii) provide reasonable assurance that our public disclosure will be accurate and complete, and (iii) comply with the other provisions of Section 404 of SOX. We cannot be certain as to the timing of the completion of our evaluation, testing and remediation actions or the impact these may have on our operations. Furthermore, there is no precedent available by which to measure compliance adequacy. If we are not able to implement the requirements relating to internal controls and all other provisions of Section 404 in a timely fashion or achieve adequate compliance with these requirements or other requirements of SOX, we might become subject to sanctions or investigation by regulatory authorities such as the SEC or the securities exchange or which we may be trading at that time, which action may be injurious to our reputation and affect our financial condition and decrease the value and liquidity of our securities, including our common stock. We expect that SOX and these other laws, rules and regulations will increase legal and financial compliance costs and will make our corporate governance activities more difficult, time-consuming and costly. We presently estimate that these compliance costs will equal approximately $350,000 during the first fiscal year of our existence as a public company. This estimate is subject to future revisions and adjustments as circumstances may warrant. We also expect that these new requirements will make it more difficult and expensive for us to obtain director and officer liability insurance.

If we fail to maintain an effective system of internal controls, we may not be able to accurately report our financial results or prevent fraud. As a result, current and potential shareholders could lose confidence in our financial reporting, which would harm our business and the trading price of our stock.
      Effective internal controls are necessary for us to provide reliable financial reports and effectively prevent fraud. If we cannot provide financial reports or prevent fraud, our business reputation and operating results could be harmed. Inferior internal controls could also cause investors to lose confidence in our reported financial information, which could have a negative effect on the trading price of our stock.
Risks Related to this Offering

There is no prior public market for our securities and our stock price could be volatile and could decline following this offering, resulting in a substantial loss in your investment.
      Prior to this offering, there has not been a public market for any of our securities. An active trading market for our securities may never develop or if it develops it may not be sustained, which could affect your ability to sell your securities and could depress the market price of your securities. In addition, the initial public offering price of the units has been determined through negotiations between us and the representatives of the underwriters and may bear no relationship to the price at which the units will trade upon completion of this offering. The stock market can be highly volatile. As a result, the market price of our common stock can be similarly volatile, and investors in our common stock may experience a decrease in the value of their stock, including decreases unrelated to our operating performance or prospects. The market price of our units, common stock, and warrants after the offering will likely vary from the initial offering price and is likely to be highly volatile and subject to wide fluctuations in response to various factors, many of which are beyond our control. These factors include:

•	variations in our operating results;

•	changes in the general economy and in the local economies in which we operate;

•	the departure of any of our key executive officers and directors;

•	the level and quality of securities analysts’ coverage for our common stock;

•	announcements by us or our competitors of significant acquisitions, strategic partnerships, joint ventures or capital commitments;

•	changes in the federal, state, and local commerce and transportation regulations to which we are subject; and

•	future sales of our common stock.

Shares of common stock that are issuable, adjusted to reflect our merger whereby each outstanding share of LLC membership interest will convert into two shares of common stock of the Delaware corporation immediately prior to the commencement of this offering, pursuant to our stock option plan, our outstanding warrants and our convertible notes could result in dilution to existing shareholders and could cause the market price of our common stock to fall.
      We have reserved 1,400,000 shares of common stock that are issuable pursuant to our 2006 Equity Incentive Plan. As of the date of this prospectus, we have not issued any options under the plan. However, under certain executive employment agreements, we committed to issue an aggregate of 342,000, options to our management on the effective date of this offering. In addition, we have 3,439,644 shares that are issuable pursuant to our outstanding warrants and 1,848,667 shares that are issuable pursuant to outstanding January and July 2006 convertible notes at a 25% discount to an assumed offering price of $5 per share and 611,200 shares that are issuable pursuant to outstanding 2004 and 2005 convertible notes. The existence of these options, warrants and convertible notes may reduce earnings per share under Generally Accepted Accounting Principles and, to the extent they are exercised and shares of our common stock are issued, dilute percentage ownership of existing shareholders, which result in a decline in the market price of our common stock.

Future sale of a significant number of our securities could cause a substantial decline in the price of our securities, even if our business is doing well.
      Sales of a substantial number of shares of our common stock or the availability of a substantial number of such shares for sale could result in a decline of prevailing market price of our common stock. In addition, we could issue other series or classes of preferred stock having rights, preferences and powers senior to those of our common stock, including the right to receive dividends and preferences upon liquidation, dissolution or winding-up in excess of, or prior to, the rights of the holders of our common stock. This could reduce or eliminate the amounts that would otherwise have been available to pay dividends on the common stock. In addition, all of our directors, officers and shareholders who own in excess of 5% of our outstanding securities executed lock-up agreements with the underwriters agreeing not to sell, transfer or otherwise dispose of any of their securities of Smart Move for a period of 18 months from the date of this prospectus. The lock-up agreements are subject to customary exceptions and may be waived by the underwriters. Sales of a substantial number of these securities in the public market could depress the market price of our securities and impair our ability to raise capital through the sale of additional equity securities.

The results of our operations could cause our stock price to decline.
      Our operating results may fluctuate as a result of a number of factors, many of which are outside of our control. For these reasons, comparing our operating results on a period-to-period basis may not be meaningful, and you should not rely on our past results as an indication of our future performance. Our quarterly and annual expenses as a percentage of our revenues may be significantly different from our historical or projected rates. Our operating results in future quarters may fall below expectations. Any of these events could cause our stock price to fall. Each of the risk factors may affect our operating results including (but not limited to):

•	The seasonal nature of our business;

•	Our ability to attract new customers at a steady or increasing rate;

•	Our ability to maintain customer satisfaction;

•	Price competition or higher prices in the industry;

•	The costs we incur in operating our business, including fuel surcharges;

•	The amount and timing of operating costs and capital expenditures relating to the expansion of our business, operations and infrastructure;

•	Unanticipated technical, legal and regulatory difficulties with respect to our service; and

•	General economic conditions and economic conditions that are specific to our market.

Purchasers in this offering will experience immediate and substantial dilution in the book value of their investment.
      The initial public offering price of our common stock is substantially higher than the net tangible book value per share of our common stock immediately after this offering. If you purchase our units in this offering, you will incur an immediate dilution of $3.37 per share of common stock ($3.26 if the over-allotment option is exercised by the underwriters) in net tangible book value per share from the price you paid, based on an assumed initial offering price of $5.00 per unit, of which $5.00 is attributed to each share of common stock.

The redemption of the warrants issued in this offering may require potential investors to sell or exercise the warrants at a time that may be disadvantageous for them.
      Commencing 36 months from the date of this prospectus and until the expiration of the warrants, we may redeem all outstanding warrants, in whole but not in part, upon not less than 30 days’ notice, at a price of $.01 per warrant, provided that the closing sale price of our common stock equals or exceeds 225% of the initial public offering price per share for 30 consecutive trading days preceding our redemption announcement. The redemption notice must be provided not more than 5 business days after conclusion of the 30 consecutive trading days in which the closing sale price of the common stock equals or exceeds 225% of the initial public offering price per share. In the event we exercise our right to redeem the warrants, the warrants will be exercisable until the close of business on the date fixed for redemption in such notice. If any warrant called for redemption is not exercised by such time, it will cease to be exercisable and the holder thereof will be entitled only to the redemption price of $.01 per warrant.
      Notice of redemption of the warrants could force holders to exercise the warrants and pay the exercise price therefore at a time when it may be disadvantageous for them to do so or to sell the warrants at the current market price when they might otherwise wish to hold the warrants or accept the redemption price, which is likely to be substantially less than the market value of the warrants at the time of redemption. A warrant holder who fails to exercise his or her warrants after a notice of redemption will likely lose money because the redemption price of $.01 is more than likely to be less than the gain that would be realized if the holder exercised his or her warrants.

If a current prospectus, and possibly state blue sky registration, is not in place, then you will not be able to exercise your warrants.
      Holders of our warrants which are issued in this initial public offering will be able to exercise their warrants only if a current registration statement relating to the shares underlying the warrants is then in effect and, if a state exemption is not otherwise available, only if the shares are qualified for sale under the securities laws of the applicable state or states. Under the terms and provisions of the underwriting agreement by and between our company and the underwriters in this offering, we have undertaken and intend to file and keep current a registration statement covering the shares of common stock issuable upon exercise of the warrants, but we cannot assure you that we will be able to do so. If required, we intend to seek to qualify such shares for sale in those states where the units are to be offered, but we cannot assure you that such qualification will occur. The warrants may be of no value if the current registration statement covering the shares underlying the warrants is not effective and available or, if required, such underlying shares are not or cannot be registered in the applicable states.

We do not intend to pay dividends, which may limit the return on your investment.
      We have never declared or paid cash dividends or distributions to our equity owners. We currently intend to retain all available funds and any future earnings for use in the operation and expansion of our business and do not anticipate paying any cash dividends in the foreseeable future. You should not rely on an investment in us if you require dividend income from your investment. The success of your investment will likely depend entirely upon any future appreciation of the market price of our common stock, which is uncertain and unpredictable. There is no guarantee that our common stock will appreciate in value after this offering or even maintain the price at which you purchased your shares.

We have substantial discretion as to how to use the offering proceeds, and the use of these proceeds may not have favorable results.
      While we currently intend to use the net proceeds of this offering as set forth in “Use of Proceeds”, we may choose to use the net offering proceeds for different purposes. The effect of the offering will be to increase capital resources available to our management, and our management will allocate these capital resources as it determines is necessary in order to enhance shareholder value. You will be relying on the judgment of our management with regard to the use of the net proceeds of this offering, and the results of their investments may not be favorable.

Provisions in our charter documents or Delaware law might discourage, delay or prevent a change of control of our company, which could negatively affect your investment.
      Our Certificate of Incorporation and bylaws contain provisions that could discourage, delay, or prevent a change of control of our company or changes in our management that our shareholders may deem advantageous. These provisions include:

•	authorizing the issuance of preferred stock that can be created and issued by our board of directors without prior shareholder approval, commonly referred to as “blank check” preferred stock, with rights senior to those of our common stock;

•	limiting the persons who can call special shareholder meetings;

•	establishing advance notice requirements to nominate persons for election to our board of directors or to propose matters that can be acted on by shareholders at shareholder meetings;

•	the lack of cumulative voting in the election of directors;

•	requiring an advance notice of any shareholder business before the annual meeting of our shareholders;

•	filling vacancies on our board of directors by action of a majority of the directors and not by the shareholders, and

•	the division of our Board of Directors into three classes with each class of directors elected for a staggered three year term. In addition, our organizational documents contain supermajority voting requirement for any amendments of the staggered Board provisions.
      These and other provisions in our organizational documents could allow our board of directors to affect your rights as a shareholder in a number of ways, including making it more difficult for shareholders to replace members of our board of directors. Because our Board of Directors is responsible for appointing members of our management team, these provisions could in turn affect any attempt to replace the current management team. These provisions could also limit the price that investors would be willing to pay in the future for shares of our common stock. We are also subject to the provisions of Section 203 of the Delaware General Corporation Law, which may discourage, delay, or prevent a change of control of our company. See “Description of Capital Stock.”
CAUTIONARY NOTE REGARDING FORWARD LOOKING STATEMENTS
      Some of the information in this prospectus contains forward-looking statements within the meaning of the federal securities laws. These statements are only predictions and you should not place undue reliance on them. Forward-looking statements typically are identified by use of terms such as “anticipate,” “believe,” “plan,” “expect,” “future,” “intend,” “may,” “will,” “should,” “estimate,” “predict,” “potential,” “continue,” and similar words, although some forward-looking statements are expressed differently. All forward-looking statements address matters that involve risks and uncertainties. There are many important risks, uncertainties and other factors that could cause our actual results, as well as trends and conditions within the markets we serve, levels of activity, performance, achievements and prospects to differ materially from the forward-looking statements contained in this prospectus. You should also carefully consider all forward-looking statements in light of the risks and uncertainties set forth under “Risk Factors” and elsewhere in this prospectus. We undertake no obligation to publicly update or review any forward-looking statements, whether as a result of new information, future developments or otherwise.
      In light of the significant uncertainties inherent in the forward-looking statements made in this prospectus, particularly in view of our early stage of operations, the inclusion of this information should not be regarded as a representation by us or any other person that our objectives, future results, levels of activity, performance or plans will be achieved.

DETERMINATION OF OFFERING PRICE
      The offering price of our units and the exercise price of the warrants included in the units were arbitrarily determined by our management after consultation with our underwriters and was based upon consideration of various factors including our history and prospects, the background of our management and current conditions in the securities markets. The price of our units does not bear any relationship to our assets, book value, net worth or other economic or recognized criteria of value. In no event should the offering price of our units or exercise price of our warrants be regarded as an indicator of any future market price of our securities.
USE OF PROCEEDS
      Our net proceeds from the sale and issuance of 2,400,000 units are estimated to be approximately $10,250,000 (approximately $11,897,000 if the underwriters’ over-allotment option is exercised in full), based upon an estimated initial public offering price of $5.00 per unit and after deducting the estimated underwriting discount, the non-accountable expense allowance and the estimated offering expenses payable by us.
      We intend to use the proceeds of this offering as follows:

Use	Amount	Percent

Existing and New Market Expansion	$5,950,000	58%
Sales and Marketing	2,000,000	20%
Establish new international markets	1,000,000	10%
Working capital	1,300,000	12%

Total	$10,250,000	100%

      Existing and New Domestic Markets — we are currently operating in 61 markets domestically and expect to use the proceeds of this offering to purchase SmartVaultstm to increase sales in existing markets and potentially open 10 new centers. The initial capital outlay for each new center is approximately $100,000 which includes the purchases of a forklift, a trailer and approximately 30 new SmartVaultstm. Assuming we are able to successfully increase demand within existing markets, we will need additional SmartVaultstm to serve those areas, at an estimated cost of $2,000 per unit which includes the GPS unit and freight for delivery.
      Sales and Marketing — consists of increasing print, internet advertising (including fees paid for Internet leads acquired through web portals) and marketing materials. Also includes additional personnel and support staff.
      New International Markets — we have identified up to 12 international destinations in which a third party will handle all logistics of our SmartVaultstm from the U.S. port to the consumer’s final international destination. To expand into brokering international moves and to meet the sales demands, we will need additional SmartVaultstm. However, we will not need to incur any expense for forklift and trailer because the vault unloading and loading will be handled by third party service providers in each respective country. We estimate that each new international market will require an initial capital outlay of approximately $80,000.
      Working Capital — these uses consist of software enhancements, customer service personnel, increased administrative staff and working capital reserves.
      The amounts and timing of our actual expenditures will depend on numerous factors, including the results of our sales, marketing activities, competition and the amount of cash generated or used by our operations. The amount and timing of our actual expenditures may vary substantially from the foregoing estimates. We may find it necessary or advisable to use the net proceeds for other purposes, and we will have broad discretion in the application of the balance of the net proceeds. Pending the uses described above, we intend to invest the net proceeds in certificates of deposit, short-term obligations of the United States government, or other money-market instruments that are rated investment grade or its equivalent. We currently estimate that proceeds of the offering will be sufficient to meet our working capital requirements for approximately 18 months, depending on the rate of our expansion and our ability to achieve break-even operations.

DIVIDEND POLICY
      We have never paid cash dividends or distributions to our equity owners. We do not expect to pay cash dividends on our common stock, but, instead, intend to utilize available cash to support the development and expansion of our business. Any future determination relating to our dividend policy will be made at the discretion of our Board of Directors and will depend on a number of factors, including but not limited to, future operating results, capital requirements, financial condition and the terms of any credit facility or other financing arrangements we may obtain or enter into, future prospects and in other factors our Board of Directors may deem relevant at the time such payment is considered. There is no assurance that we will be able or will desire to pay dividends in the near future or, if dividends are paid, in what amount.

CAPITALIZATION
      The following table sets forth our capitalization as of July 31, 2006. You should read this table in conjunction with “Management’s Discussion and Analysis” and the financial statements and accompanying notes included elsewhere in this prospectus. Such information is set forth on the following basis:

•	“Actual” is based on our unaudited financial statements as of July 31, 2006.

•	“Pro Forma” reflects the reorganization of our company from a limited liability company to a corporation prior to the completion of this offering, based on a conversion ratio of two shares of common stock of Smart Move, Inc. for each equity share membership interest of A Smart Move, L.L.C. The Company raised net proceeds from September Private Placements of $2,241,973 from the sale of 539,138 shares (269,569 times 2), and the conversion of $2,202,000 of the 2004 debt with net equity to us of $1,969,039 after expenses of the offering of $33,030, deferred loan discount cost of $121,417 and deferred offering costs of $78,514 and reflects the fair value of the 60,000 (30,000 times 2) warrants and 7,334 (3667 times 2) member shares issued to the 2004 debt note holders as additional consideration totaling $161,140 recorded as additional interest expense. Also reflects the cancellation of July 2006 debt placement agents warrants to purchase 104,000 shares (52,000 times 2) for cash consideration of $52,000.

•	“Pro Forma as Adjusted” gives further effect to the sale of Units in this offering and the application of the net proceeds from this offering as described under “Use of Proceeds,” and assumes that the underwriters do not exercise their over-allotment option.

	As of July 31, 2006

		Pro Forma	Pro Forma as
	Actual	(a)(b)(c)	Adjusted (d)

Long-term debt and capital leases, including current maturities	$6,999,503	$5,238,794	$5,238,794

Shareholder’s equity:
A Smart Move, L.L.C. membership shares: 2,710,310 shares outstanding	13,876,352	—	—
Preferred stock, $.0001 par value: 10,000,000 shares authorized, no shares issued and outstanding	—	—	—
Common stock $.0001 par value: 100,000,000 shares authorized, 6,847,892 shares issued and outstanding (pro forma) and 9,247,892 shares issued and outstanding (pro forma as adjusted)	—	685	925
Paid-in capital		17,793,319	28,043,079
Accumulated deficit	(10,732,938)	(13,000,184)	(13,000,184)

Total equity	3,143,414	4,793,820	15,043,820

Total capitalization	$10,142,917	$10,032,614	$20,282,614

(a)	Gives effect to conversion from an limited liability company to a Delaware corporation. If the conversion took place at July 31, 2006 we would be required to recognize a deferred tax liability of approximately ($2,267,246) for the difference between the tax basis and book basis of our property and equipment $20,500, impairment of note receivable $79,572 and the allocation of proceeds to warrants and beneficial conversion in our debt issuances ($2,367,318).

(b)	Reflects the September Private Placements. We received gross proceeds of $2,198,709 (net proceeds of $2,043,973) and converted $198,000 in accrued interest, from the issuance of 539,138 (269,569 times 2) units consisting of one share and one warrant.

(c)	Reflects the September 2006 debt conversion. The face amount of the notes converting was $2,202,000 at a conversion price of $2.50 per share (880,800 shares (440,400 times 2)) including conversion costs of $33,030, and $121,417 of loan discount costs, $78,514 of deferred offering cost resulting in net equity of $1,969,039. In connection with the debt conversion long term debt of $1,808,354 plus, current maturities of $193,715 resulting in a net reduction in liabilities of $2,002,069. As additional inducement to convert the notes to equity, the notes holders were granted an additional 7,334 (3,667 shares times 2) member shares, and 60,000 (30,000 times 2) warrants which had a fair value of $161,140, and is reflected as additional interest expense. And gives effect to cancellation of the July 2006 debt placement agent warrants 104,000 (52,000 times 2) on September 19, 2006 for cash consideration of $52,000.

(d)	Gives effect to the sale of an aggregate of 2,400,000 Units in this offering resulting in net proceeds of $10,250,000 to us. Assumes no exercise of the underwriters’ over-allotment option.

(e)	The foregoing presentation does not give effect to the issuance of an additional (i) 3,439,644 (1,719,822 times 2) shares of common stock pursuant to the exercise of outstanding warrants, (ii) 2,459,687 (1,229,844 times 2) shares of common stock pursuant to the conversion of the remaining $28,000 in 2004 convertible debentures and the 2005, and 2006 convertible debentures, and (iv) 1,400,000 (700,000 times 2) shares of common stock reserved for issuance under our 2006 Equity Incentive Plan.

UNAUDITED CONDENSED PRO FORMA FINANCIAL DATA
      The following unaudited condensed pro forma financial statements and explanatory notes have been prepared to give effect to the transactions described below. In addition the pro forma as adjusted figures reflect our receipt of the proceeds of this offering.
      Immediately prior to this offering, A Smart Move, LLC, a Colorado Limited Liability Company will be merged into Smart Move, Inc, a Delaware corporation. The purpose of the merger is to reorganize as a Delaware corporation. Each membership interest in A Smart Move, LLC will be converted into two shares of common stock of Smart Move, Inc.
      The unaudited July 31, 2006 pro forma balance sheet reflects the conversion from a limited liability company to a corporation (including the new capital structure and deferred tax effects), the September 2006 issuance of 269,569 units consisting of one member share and one warrant, the conversion of the 2004 Notes to equity and the repurchase of 52,000 warrants.
      The unaudited condensed pro forma statement of operations for seven months ended July 31, 2006 reflects the interest expense and amortization of discounts on the January and July 2006 convertible debentures, the conversion of the 2004 Notes into equity and the September 2006 equity offering of 269,569 member shares as though they had occurred at January 1, 2006. The pro forma amounts as adjusted reflect the 2,400,000 shares of common stock to be issued in this offering. The pro forma statement of operations does not give effect to the tax impact of our reorganization from a limited liability company to a corporation as it will be included in our tax provision following our incorporation.
      The unaudited condensed pro forma statement of operations for the year ended December 31, 2005 reflects the incremental increase in compensation for the January 2006 employment agreement entered into with our CFO, the interest expense and amortization of discounts on the January and July 2006 convertible debentures, the conversion of the 2004 Notes into equity and the September 2006 offering as if each transaction occurred at January 1, 2005. The pro forma figures as adjusted reflect the 2,400,000 shares of common stock to be issued in this offering. The pro forma statement of operations does not give effect to the tax impact of our reorganization from a limited liability company to a corporation as it will be included in our tax provision following our incorporation.
      The unaudited condensed pro forma financial statements are prepared for illustrative purposes only, and do not purport to represent, and are not necessarily indicative of, the operating results or financial position that would have occurred if the transactions described above had been consummated at the beginning of the period or the date indicated, nor are they necessarily indicative of any future operating results or financial position.

SMART MOVE, INC.
UNAUDITED CONDENSED PRO FORMA BALANCE SHEET
At July 31, 2006

						Pro Forma		Pro Forma
	Historical	Adjustments			Pro Forma	Adjustments		as Adjusted

ASSETS
Current assets:
Cash and cash equivalents	$3,624,867		$2,043,973	(4)	$5,583,810	$10,250,000	(10)	$15,833,810
			(33,030	)(5)
			(52,000	)(6)
Accounts receivable trade	239,821		—		239,821	—		239,821
Contracts in process	608,635		—		608,635	—		608,635
Subscriptions receivable	220,500		—		220,500	—		220,500
Prepaid expense and other	34,423		—		34,423	—		34,423

Total current assets	4,728,246		1,958,943		6,687,189	10,250,000		16,937,189

Property and equipment, net	8,381,274		—		8,381,274	—		8,381,274
Other assets	96,137		—		96,137	—		96,137

Total assets	$13,205,657		$1,958,943		$15,164,600	$10,250,000		$25,414,600

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$2,668,128	$			$2,668,128	$—		$2,668,128
Accrued interest	322,160		(198,000	)(4)	124,160	—		124,160
Deferred revenue	72,452		—		72,452	—		72,452
Current portion of long-term debt and
note payable, net of discounts	580,449		(193,715	)(5)	386,734	—		386,734
Current portion of obligations under
capital leases	81,183		—		81,183	—		81,183

Total current liabilities	3,724,372		(391,715)		3,332,657	—		3,332,657

Long-term liabilities:
Long-term debt and note payable, less
current portion, net of discounts	6,053,819		(1,808,354	)(5)	4,486,825	—		4,486,825
			241,360	(6)
Deferred income taxes	—		(20,500	)(1)	2,267,246	—		2,267,246
			(79,572	)(2)
			2,367,318	(3)
Obligations under capital leases, less
current portion	284,052		—		284,052	—		284,052

Total long-term liabilities	6,337,871		700,252		7,038,123	—		7,038,123

Total liabilities	10,062,243		308,537		10,370,780	—		10,370,780

Equity:
A Smart Move, L.L.C. membership shares:
2,710,310 shares outstanding	13,876,352		(17,794,004	)(7)	—	—		—
			2,241,973	(4)
			(293,360	)(6)
			1,969,039	(5)
Preferred stock, $.0001 par value: 10,000,000 shares authorized, no shares issued and outstanding	—		—		—	—		—
Common stock $.0001 par value:
100,000,000 shares authorized, 6,847,892 shares issued and outstanding (pro forma) and 9,247,892 shares issued and outstanding (pro forma as adjusted)	—		685	(7)	685	240	(10)	925
Paid-in capital	—		17,793,319	(7)	17,793,319	10,249,760	(10)	28,043,079
Accumulated deficit	(10,732,938)		20,500	(1)	(13,000,184)	—		(13,000,184)
			79,572	(2)
			(2,367,318	)(3)

Total equity	3,143,414		1,650,406		4,793,820	10,250,000		15,043,820

Total liabilities and equity	$13,205,657		$1,958,943		$15,164,600	$10,250,000		$25,414,600

SMART MOVE, INC.
UNAUDITED CONDENSED PRO FORMA STATEMENT OF OPERATIONS
Seven Months Ending July 31, 2006

							Pro Forma
	Historical	Adjustments		Pro Forma	Adjustments		as Adjusted

Sales	$2,281,696	$—		$2,281,696	$—		$2,281,696
Cost of moving and storage	3,207,901	—		3,207,901	—		3,207,901

Gross loss	(926,205)	—		(926,205)	—		(926,205)
Selling, general and administrative expenses	5,052,799	—		5,052,799	—		5,052,799

Operating loss	(5,979,004)	—		(5,979,004)	—		(5,979,004)

Other income (expense):
Interest income	70,687	—		70,687	—		70,687
Interest expense	(736,422)	(139,990	)(8)	(1,103,474)	—		(1,103,474)
		(65,922	)(9)
		(161,140	)(5)

Total other expense	(665,735)	(367,052)		(1,032,787)	—		(1,032,787)

Net loss	$(6,644,739)	$(367,052)		$(7,011,791)	$—		$(7,011,791)

Net loss per member share:
Basic and diluted	$(2.90)			$(1.17)			$(0.83)

Member shares used to compute net loss per member share:
Basic and diluted	2,292,167	3,005,803	(7)	6,011,606	2,400,000	(10)	8,411,606

		269,569	(4)
		444,067	(5)

(1)	Reflects the tax effect on the difference between tax basis and book basis of our property and equipment.

(2)	Reflects the tax effect on the difference between tax basis and book basis of the note receivable with a full impairment allowance.

(3)	Reflects the tax effect on the difference between tax basis and book basis on the allocation of proceeds to warrants and to the beneficial conversion feature in our previous debt issues.

(4)	Reflects the September 2006 Private Placement sale of 269,569 units (consisting of one common share and one warrant). We received gross proceeds of $2,198,709 (net cash proceeds of $2,043,973) and converted $198,000 in accrued interest from the issuance of 539,138 (269,569 times 2) units consisting of one share and warrant.

(5)	Reflects the September 2006 conversion of 2004 Notes to member shares. The face amount of the notes converting was $2,202,000 at a conversion price of $2.50 per share (880,800 shares (440,400 times 2)) net of $33,030 of cash costs, $121,417 of loan discount costs and $78,514 of deferred offering costs resulting in net equity of $1,969,039. As additional inducement to convert the notes to equity, the notes holders were granted 7,334 (3,667 shares times 2), and 60,000 (30,000 times 2) warrants. The warrants were valued at $124,470 and the stock was valued at $36,670, which are reflected as interest expense and an increase in equity.

(6)	Reflects the cancellation of the 2006 July debt placement agent warrants 104,000 (52,000 times 2) on September 19, 2006, for cash consideration of $52,000 which reduced equity $293,360 and increased long-term debt by $241,360.

(7)	Reflects the conversion from a limited liability company to a Delaware corporation.

(8)	Reflects the incremental $7,942 and $286,188 increase in interest for the January 2006 debt offering and the July 2006 debt offering respectively, assuming the debt offerings took place January 1, 2006 rather than January 15, 2006 and July 26, 2006, and reflects $(154,140) of reduction in interest expense from debt conversion that occurred in September 2006, as though it occurred January 1, 2006.

(9)	Reflects the incremental $7,278 and $77,700 increase in amortization of debt discounts in connection with the January 2006 debt offering and July 2006 debt offering, respectively, assuming the debt offerings took place January 1, 2006 rather than January 15, 2006 and July 26, 2006, and reflects $(19,056) reduction of amortization of debt discounts in connection with the debt conversion that occurred in September 2006, as though it occurred January 1, 2006.

(10)	Gives effect to the sale of an aggregate of 2,400,000 units in this offering for net proceeds of $10,250,000. Assumes no exercise of the underwriters’ over-allotment option.

SMART MOVE, INC.
UNAUDITED CONDENSED PRO FORMA STATEMENT OF OPERATIONS
YEAR ENDED DECEMBER 31, 2005

							Pro Forma as
	Historical	Adjustments		Pro Forma	Adjustments		Adjusted

Sales	$1,238,218	$—		$1,238,218	$—		$1,238,218
Cost of moving and storage (exclusive of depreciation and amortization shown separately below)	1,557,533	—		1,557,533	—		1,557,533
Depreciation and amortization	410,246	—		410,246	—		410,246

Total cost of moving and storage	1,967,779	—		1,967,779	—		1,967,779

Gross loss	(729,561)	—		(729,561)	—		(729,561)
Selling, general and administrative expenses (exclusive of depreciation and amortization shown separately below)	1,799,150	125,000	(1)	1,924,150	—		1,924,150
Depreciation and amortization	57,054	—		57,054	—		57,054
Impairment off of note receivable	151,930	—		151,930	—		151,930

Total selling, general and administrative expenses	2,008,134	125,000		2,133,134	—		2,133,134

Operating loss	(2,737,695)	(125,000)		(2,862,695)	—		(2,862,695)

Other income (expense):
Interest income	40,039	—		40,039	—		40,039
Interest expense	(552,440)	(428,760	)(2)	(2,054,800)	—		(2,054,800)
		(912,460	)(3)
		(161,140	)(4)
Other expense	(204,000)	—		(204,000)	—		(204,000)

Total other expense	(716,401)	(1,502,360)		(2,218,761)	—		(2,218,761)

Net loss	$(3,454,096)	$(1,627,360)		$(5,081,456)	$—		$(5,081,456)

Net loss per member share:
Basic and diluted	$(2.10)			$(1.08)			$(0.71)

Member shares used to compute net loss per member share:
Basic and diluted	1,641,592	2,355,228	(6)	4,710,456	2,400,000	(7)	7,110,456

		713,636	(5)

(1)	Reflects the incremental $125,000 increase in compensation for the January 2006 employment agreement entered into with our CFO, assuming the employment agreement was entered into January 1, 2005.

(2)	Reflects the incremental $193,000 and $500,000 increase in interest for the January 2006 debt offering and the July 2006 debt offering, respectively, assuming the debt offerings took place January 1, 2005, and a reduction of $(264,240) for the September debt conversion as though it took place January 1, 2005.

(3)	Reflects the incremental $278,000 and $771,000 increase in amortization of debt discounts in connection with the January 2006 debt offering and the July 2006 debt offering, respectively, assuming the debt offerings took place January 1, 2005, and a reduction of $(136,540) in amortization of debt discounts in connection with the September 2006 debt conversion, assuming the debt conversion took place January 1, 2005.

(4)	Reflects the fair value of the 60,000 (30,000 times 2) warrants and 7,334 (3,667 times 2) member shares issued to the 2004 note holders as additional consideration totaling $161,400 as additional interest expense, in September 2006 as though it took place January 1, 2005.

(5)	Reflects the issuance of 269,569 shares from the September 2006 equity offering and the issuance of 440,400 shares upon the conversion of the 2004 notes into equity in September 2006 plus the additional 3,667 shares provided to the 2004 note holders as though these took place January 1, 2005.

(6)	Reflects the conversion from a limited liability company to a Delaware corporation.

(7)	Gives effect to the sale of an aggregate of 2,400,000 Units in this offering for net proceeds of $10,250,000. Assumes no exercise of the underwriters’ over-allotment option.

DILUTION
      If you invest in our units, the book value of your common stock will be diluted to the extent of the difference between the public offering price attributable to each share of common stock and the adjusted net tangible book value per share of our common stock immediately following the completion of this offering. For the purposes of the dilution computation and the following tables, we have allocated the full purchase price of a unit to the shares of common stock included in the unit and none to the warrant.
      The pro forma net tangible book value of our common stock as of July 31, 2006 was $4,793,820 (calculated as net tangible book value at July 31, 2006 of $3,143,414 and includes $2,241,973 of net proceeds received in September 2006 equity offerings and net debt conversion into equity of $1,969,039 and $293,360 reduction in July 2006 debt offering note discounts and a reduction of $2,267,246 to reflect a deferred tax liability upon our conversion to a Delaware corporation), or $.70 per share. Net tangible book value per share before this offering has been determined by dividing pro forma net tangible book value (book value of total assets less intangible assets, less total liabilities) by the number of pro forma shares of common stock outstanding as of July 31, 2006 (calculated as 5,420,620 shares outstanding as of July 31, 2006 and includes 1,427,272 shares issued subsequent to July 31, 2006 from equity offerings and debt conversion for total shares outstanding of 6,847,892). After (i) giving effect to the sale of our Units in this offering at an estimated initial public offering of $5.00 per Unit, (ii) deducting underwriting discounts and commissions, the non-accountable expense allowance to the representatives of the underwriters and estimated offering expenses payable by us, our pro forma adjusted net tangible book value as of July 31, 2006 would have been $15,043,820 or $1.63 per share. This represents an immediate increase in net adjusted tangible book value of $.93 per share to existing holders of common stock and an immediate dilution of net tangible book value of $3.37 per share to purchasers of common stock in this offering, as illustrated in the following table:

Assumed public offering price per share	$5.00

Adjusted net pro forma tangible book value per share at July 31, 2006	.70
Increase per share attributable to new purchasers	.93

Pro forma adjusted net tangible book value per share	1.63
Net tangible book value dilution per share to new purchasers	$3.37

Net tangible book value dilution per share to new purchasers as a percentage of public offering price per share	67.4%

      Assuming the underwriters exercise their over-allotment option in full, existing shareholders would have an immediate increase in adjusted pro forma adjusted tangible book value of $.11 per share and investors in this offering would incur an immediate dilution of $3.26 per share or 65.3%.
      Assuming the exercise of all outstanding stock options and warrants and conversion of all outstanding convertible notes as of July 31, 2006 with exercise prices equal to or below the estimated initial public offering price of $5.00 per share, the pro forma net tangible book value of our common stock as of July 31, 2006 would have been $21,742,635 or $1.85 per share. After (i) giving effect to the sale of our Units in this offering at an estimated initial public offering of $5.00 per Unit, (ii) deducting underwriting discounts and commissions, the non-accountable expense allowance to the representatives of the underwriters, and estimated offering expenses payable by us, our pro forma adjusted net tangible book value as of July 31, 2006 would have been $31,992,635 or $2.26 per share ($33,639,635 if the over-allotment option is exercised by the underwriter or $2.32 per share). This represents an immediate increase in net pro forma adjusted tangible book value of $.41 ($.47 if the over allotment option is exercised by the underwriter) per share to existing holders of common stock and an immediate dilution of net tangible book value of $2.74 ($2.68 if the over-allotment option is exercised by the underwriter) per share to purchasers of common stock in this offering.

      The following table summarizes, on a pro forma basis after the closing of this offering, the differences in total consideration paid by persons who are shareholders prior to completion of this offering and by persons investing in this offering:

				Consideration

	Shares	Purchased			Price/Share
	Number	Percent	Total Amount	Percent	Average

Officers, directors, promoters and affiliated persons	2,109,430	22.8%	$1,778,700	8.2%	$0.84
Other existing shareholders	4,738,462	51.2%	7,938,935	36.5%	$1.67
New Investors	2,400,000	26.0%	12,000,000	55.3%	$5.00

Total	9,247,892	100.0%	$21,717,635	100.0%	$2.35

      The foregoing presentation does not give effect to the issuance of an additional (i) 3,439,644 (1,719,822 times 2) shares of common stock pursuant to the exercise of outstanding warrants, (ii) 2,459,867 (1,229,933 times 2) shares of common stock pursuant to the conversion of the remaining $28,000 in 2004 convertible debentures and the 2005 and 2006 convertible debentures, and (iii) 1,400,000 (700,000 times 2) shares of common stock reserved for issuance under our 2006 Equity Incentive Plan.

SELECTED FINANCIAL DATA
      You should read the following selected financial data together with our financial statements and related notes appearing at the end of this prospectus and the “Management’s Discussion and Analysis”, “Results of Operations” and “Risk Factors” sections included elsewhere in this prospectus. The summary financial data for the period from inception to December 31, 2004 and for the year ended December 31, 2005 set forth below are derived from, and are qualified by reference to, our financial statements that have been audited by Anton Collins Mitchell LLP, our independent registered public accounting firm, and are included elsewhere in this prospectus. The summary financial data as of July 31, 2006 and for the seven months ended July 31, 2006 and 2005 set forth below are derived from our unaudited financial statements that are included elsewhere in this prospectus. The unaudited related financial data includes all adjustments (consisting only of normal recurring adjustments) that are necessary for a fair presentation of our financial position and results of operations for these periods. Historical results are not necessarily indicative of future results.

				August 11, 2004
				(Date of
	Seven Months	Seven Months	Year Ended	Inception) to
	Ended	Ended	December 31,	December 31,
	July 31, 2006	July 31, 2005	2005	2004

	(Unaudited)	(Unaudited)
Historical Statements of Operations Data:
Sales	$2,281,696	$278,616	$1,238,218	$—
Cost of moving and storage	3,207,901	473,821	1,967,779	—
Gross loss	(926,205)	(195,205)	(729,561)	—
Operating loss	(5,979,004)	(1,148,337)	(2,737,695)	(558,253)
Net loss	(6,644,739)	(1,389,435)	(3,454,096)	(634,103)
Basic and diluted loss per share	$(2.90)	$(0.95)	$(2.10)	$(0.83)
Weighted average shares	2,292,167	1,455,395	1,641,592	767,413

	Pro Forma	Pro Forma
	Seven Months Ended	as Adjusted
	July 31, 2006	Seven Months Ended
	(a)(b)(c)(d)	July 31, 2006

Unaudited Pro Forma Statements of Operations Data:
Sales	$2,281,696	$2,281,696
Cost of moving and storage	3,207,901	3,207,901
Gross loss	(926,205)	(926,205)
Operating loss	(5,979,004)	(5,979,004)
Net loss	(7,011,791)	(7,011,791)
Pro forma and as adjusted basic and diluted loss per share	$(1.17)	$(0.83)
Pro forma and as adjusted weighted average shares	6,011,606	8,411,606 (e)

(a)	Reflects the incremental $7,942 and $286,188 increase in interest expense for the January 2006 debt offering and July 2006 debt offering, respectively, assuming the debt offerings, took place January 1, 2006 rather than January 15, 2006, and July 26, 2006, and reflects a $(154,140) reduction in interest expense from debt conversion of $2,202,000 of the 2004 convertible debentures into 880,800 (440,400 times 2) member shares that occurred in September 2006, as though it occurred January 1, 2006, and reflects the fair value of the 60,000 (30,000 times 2) warrants and 7,334 (3,667 times 2) member shares issued to the note holders as additional consideration for the conversion totaling $161,140 as additional interest expense.

(b)	Reflects the incremental $7,278 and $77,700 increase in amortization of debt discounts in connection with the January 2006 debt offering and July 2006 debt offering, respectively, assuming the debt offerings took place January 1, 2006 rather than January 15, 2006, and July 26, 2006, and reflects $(19,056) reduction of amortization of debt discounts in connection with the conversion of $2,202,000 of the 2004 convertible debentures that occurred in September 2006, as though it occurred January 1, 2006.

(c)	Reflects 539,138 (269,569 times 2) member shares issued in the September 2006 private placements as though they had occurred January 1, 2006.

(d)	Reflects the conversion from a limited liability company to a Delaware corporation.

(e)	Gives effect to the sale of an aggregate of 2,400,000 Units (2,400,000 shares of common stock) in this offering. Assumes no exercise of the underwriters’ over-allotment option.

(f)	The foregoing presentation does not give effect to the issuance of an additional (i) 3,439,644 (1,719,822 times 2) shares of common stock pursuant to the exercise of outstanding warrants, (ii) 2,459,867 (1,229,934 times 2) shares of common stock pursuant to the conversion of the remaining $28,000 in 2004 convertible debentures and the 2005 and 2006 convertible debentures, (iii) 1,400,000 (700,000 times 2) shares of common stock reserved for issuance under our 2006 Equity Incentive Plan, and (iv) does not give effect to the tax impact of our reorganization from a limited liability company to a Delaware corporation as it will be included in our tax provision following our incorporation.

	Pro Forma	Pro Forma
	Year Ended	as Adjusted
	December 31, 2005	Year Ended
	(a)(b)(c)(d)(e)	December 31, 2005

Unaudited Pro Forma Statements of Operations Data:
Sales	$1,238,218	$1,238,218
Cost of moving and storage	1,967,779	1,967,779
Gross loss	(729,561)	(729,561)
Operating loss	(2,862,695)	(2,862,695)
Net loss	(5,081,456)	(5,081,456)
Pro forma and as adjusted basic and diluted loss per share	$(1.08)	$(0.71)
Pro forma and as adjusted weighted average shares	4,710,456	7,110,456 (f)

(a)	Reflects the incremental $125,000 increase in compensation for the January 2006 employment agreement entered into with our CFO, assuming the employment agreement was entered into January 1, 2005.

(b)	Reflects the incremental $193,000 and $500,000 increase in interest expense for the January 2006 debt offering and July 2006 debt offering, respectively, assuming the debt offerings took place January 1, 2005, and a reduction of $(264,240) in interest expense for the debt conversion in September 2006, as though it took place January 1, 2005, and reflects the fair value of the 60,000 (30,000 times 2) warrants and 7,334 (3,667 times 2) member shares issued to the note holders as additional consideration for the conversion totaling $161,140 as additional interest expense as though it took place January 1, 2005.

(c)	Reflects the incremental $278,000 and $771,000 increase in amortization of debt discounts in connection with the January 2006 debt offering and July 2006 debt offering, respectively, assuming the debt offering took place January 1, 2005, and a reduction of $(136,540) in amortization of debt discounts in connection with the conversion of $2,202,000 of the 2004 convertible debentures into 880,800 member shares (440,400 times 2) that occurred in September 2006, assuming the debt conversion took place January 1, 2005.

(d)	Reflects 539,138 (269,569 times 2) member shares issued in the September 2006 private placements as though they had occurred January 1, 2005.

(e)	Reflects the conversion from a limited liability company to a Delaware corporation.

(f)	Gives effect to the sale of an aggregate of 2,400,000 Units in this offering. Assumes no exercise of the underwriters’ over-allotment option.

(g)	The foregoing presentation does not give effect to the issuance of an additional (i) 3,439,644 (1,719,822 times 2) shares of common stock pursuant to the exercise of outstanding warrants, (ii) 2,459,867 (1,229,934 times 2) shares of common stock pursuant to the conversion of the remaining $28,000 in 2004 convertible debentures and the 2005 and 2006 convertible debentures, (iii) 1,400,000 (700,000 times 2) shares of common stock reserved for issuance under our 2006 Equity Incentive Plan, and (iv) does not give effect to the tax impact of our reorganization from a limited liability company to a Delaware corporation as it will be included in our tax provision following our incorporation.

	Unaudited

		At July 31,	At July 31,
	At July 31,	2006 Pro Forma	2006 Pro Forma	At December 31,
	2006	(a)	As Adjusted (b)	2005

Balance Sheets Data:
Cash	$3,624,867	$5,583,810	$15,833,810	$3,344,071
Working capital	1,003,874	3,354,532	13,604,532	2,058,217
Total assets	13,205,657	15,164,600	25,414,600	8,648,746
Long-term obligations, less current maturities	6,337,871	4,770,877	4,770,877	5,099,697
Total liabilities	10,062,243	10,370,780	10,370,780	6,664,029
Shareholders’ equity	3,143,414	4,793,820	15,043,820	1,984,717

(a)	Gives effect to the conversion from a limited liability company to a Delaware corporation. If the conversion took place at July 31, 2006 we would be required to recognize a net deferred tax liability of approximately ($2,267,246) for the difference between the tax basis and book basis of our property and equipment $20,500, impairment of note receivable $79,572 and the allocation of proceeds to warrants and beneficial conversion in our debt issuances ($2,367,318). Also gives effect to the completion of equity offerings in September 2006 where the Company issued 539,138 shares (269,569 times 2) for net proceeds (after offering expenses) of $2,241,973 and issuing 880,800 shares (440,400 times 2) through the conversion of $2,202,000 of face amount of the 2004 Notes into equity after current and deferred offering costs and deferred discounts of $232,961, or net equity of $1,969,039 and gives effect to cancellation of 2006 July debt placement agent’s warrants to purchase 104,000 (52,000 times 2) on September 19, 2006, for cash consideration of $52,000 which reduced equity $293,360 and increased long-term debt by $241,360. Also reflects the fair value of the 60,000 warrants (30,000 times 2) and 7,334 (3,667 times 2) member shares issued to the note holders as additional consideration totaling $161,140 as additional interest expense. See “Capitalization”.

(b)	Gives effect to the sale of an aggregate of 2,400,000 Units in this offering resulting in net proceeds of $10,250,000 to us. Assumes no exercise of the underwriters’ over-allotment option.

(c)	The foregoing presentation does not give effect to the issuance of an additional (i) 3,439,644 (1,719,822 times 2) shares of common stock pursuant to the exercise of outstanding warrants, (ii) 2,459,867 (1,229,934 times 2) shares of common stock pursuant to the conversion of the remaining $28,000 in 2004 convertible debentures and the 2005 and 2006 convertible debentures, and (iii) 1,400,000 (700,000 times 2) shares of common stock reserved for issuance under our 2006 Equity Incentive Plan.

MANAGEMENT’S DISCUSSION AND ANALYSIS
      The following discussion and analysis should be read in conjunction with the historical financial statements and other financial information appearing elsewhere in this prospectus, including “Summary Financial Data,” “Capitalization” and “Selected Historical Financial Data”.
Overview
      A Smart Move, L.L.C. was formed as a Colorado limited liability company on August 11, 2004. Smart Move was created to provide an alternative method of moving household goods through the use of proprietary SmartVaultstm shipping containers. In June 2005, we began providing services to our customers. We provide intrastate and interstate moving services from 61 of the largest U.S. metropolitan centers from the terminals of our primary transportation provider United Parcel Service (“UPS”). We utilize UPS for outsourcing our transportation in order to obtain market penetration faster with less infrastructure costs than traditional movers.
Principal Costs and Expenses:
      Our principal costs and expenses consist of:

•	Cost of Revenues: Cost of moving and storage represents the cost we incur to our transportation partner and to outside warehouse agents. These costs include fixed and variable costs which in the early stages of our operations burdened a relatively small amount of revenue. Such charges included depreciation, charges for storage and other related charges. We consider the amount of the fuel surcharges in effect at the time that we provide a bid for services to a potential customer. However, after a customer contracts with us we are subject to the risk that the fuel surcharge applicable to his move may increase. However, in times of fuel price instability, increases in fuel surcharges imposed on us after our commitment to a move and prior to delivery are borne by us and are not passed on to the customer, resulting in reductions in gross margins.

•	Depreciation and Amortization: Depreciation and amortization represent the costs attributable to our containers, forklifts, flatbed trailers and GPS units.

•	Selling, General and Administrative Expenses: Our selling, general and administrative expenses include sales and marketing expenses, payroll and related costs, insurance expense, professional fees, property and other taxes, licenses, administrative overhead, and depreciation associated with office property and equipment.

•	Interest Expense: Interest expense represents the interest on our outstanding debt instruments and includes amortization of our debt issuance costs and debt discounts.
Diversification of Revenues
      Our sales are to the general public. From June 2005 to July 31, 2006, we generated revenues from over 1,500 customers.
Future Revenues and Operating Expenses
      We have had a short operating history and are continuing to expand in our market place. Although our expectations may not be realized, we anticipate that our operating expenses will increase substantially following completion of the offering for the following reasons:

•	Accounting and Reporting: We expect to increase the number of our accounting personnel upon completion of this offering to comply with the obligations of being a public company.

•	Public Company: Our general and administrative expenses will increase due to being a public company, including the cost of periodic public reporting, investor relations, fees to independent directors, insurance, and legal and accounting fees.

•	Expenses: We expect that our expenses will decrease as a percentage of sales if we are successful in expanding our business.

Critical Accounting Policies; Use of Estimates
      The discussion and analysis of our financial condition and results of operations is based upon our financial statements, which have been prepared in accordance with accounting principals generally accepted in the United States. The preparation of these financial statements requires us to make estimates and judgments that affect the reported amount of assets, liabilities, revenues and expenses in our financial statements. On an on going basis, we evaluate our estimates, including tangible assets used in moves, bad debts, investments, financing operations, long-term service contracts, and contingencies. We base our estimates were possible on historical experience and on various other assumptions that we believe are reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.
      We believe the following critical accounting polices affect our more significant judgments and estimates used in the preparation of our financial statements.

Revenue and Cost Recognition
      We recognize service revenue and expenses at completion of the contract of service. This involves deferring direct and incremental moving expenses, including freight and handling costs and the related revenue until completion of the service contract. As of July 31, 2006, we deferred expenses of $608,635 on contracts in process and deferred revenue of $72,452 on advance payment on contracts in process. Some of our contracts for service span the end of the month as a large portion of moves occur at the end of the month. The deferral of these costs is necessary to properly match revenue with direct and incremental moving expenses. If we were to recognize these costs as period costs then our rapid growth in services would result in increased gross loss. For the period ending July 31, 2006, if the deferred costs were expensed, gross loss would be increased by $608,635.
      Our services are sold using current pricing for contracts to be performed in the future. Actual costs may vary from our estimates, resulting in short term variances. We must estimate our requirement for SmartVaultstm to meet growing demand for our planned expansion. If we either over or underestimate this requirement, our earnings and working capital can be adversely affected. We believe through day-to-day operational analysis that we can anticipate and adjust to this demand. However these estimates are subject to market conditions and results may vary.

Credit Risk, Service Provider and Supplier Risk
      Customers are generally required to pay for their move upon delivery. We mitigate credit risk with respect to trade accounts receivable as we grant credit to limited number of our customers that we deem creditworthy. As of July 31, 2006 and December 31, 2005, we did not anticipate any substantial credit losses.
      We purchase the majority of our transportation shipping services from UPS with whom we have a distribution agreement. The terms of the distribution agreement include storage and local pickup and delivery of the SmartVaultstm. We believe that, while there are alternative sources for the transportation services we purchase, termination of the agreement could have a material adverse effect on our business, financial condition or results of operation if we are unable to obtain an adequate or timely replacement for the services rendered by this transportation provider.
      We purchased our SmartVaultstm from a single manufacturer with whom we have a supplier agreement. The containers are made by the manufacturer exclusively for us. We believe that while there are alternative sources for the manufacture of the SmartVaultstm, termination of the agreement could have a material adverse effect on our business, financial condition or results of operation if we are unable to obtain an adequate or timely alternative manufacturer.

Impairment of Long-Lived Assets
      The financial statements adhere to the provision of Statement of Financial Accounting Standards No. 144, “Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of”, which requires that long-lived assets, including identifiable intangibles, be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. We evaluate the recoverability of our long-lived assets based on estimated undiscounted future cash flows and provide for impairment if such undiscounted cash flows are insufficient to recover the carrying amount of the long-lived asset. If impaired, the long-lived asset is written down to its estimated fair value.

Stock Based Compensation
      Through December 31, 2005 we accounted for our stock-based compensation using the intrinsic value method prescribed by Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees” (“APB 25”), and related interpretations. Under this method, compensation expense was recorded on the date of grant only if the estimated fair value of the underlying stock exceeded the exercise price. Effective January 1, 2006, we adopted Statement of Financial Accounting Standards No. 123 (Revised 2004), “Share-Based Payment,” (“SFAS 123R”) which requires the measurement and recognition of compensation expense for all share-based payment awards made to employees and directors, including employee stock options, based on estimated fair values. SFAS 123R supersedes our previous accounting under APB 25 for periods beginning on or after January 1, 2006.
      In accordance with the modified prospective transition method, our financial statements for prior periods have not been restated to reflect, and do not include, the impact of SFAS 123R. All of our employee options are fully vested as of December 31, 2005 and no stock options were granted in the seven months ended July 31, 2006; therefore, there is no stock based compensation to record for options for the seven months ended July 31, 2006.

Nonemployee Options, Warrant and Convertible Debenture Valuation and Accounting
      We apply SFAS No. 123 in valuing options granted to consultants and estimate the fair value of such options using the Black-Scholes option-pricing model. The estimated fair value is recorded as consulting expense as services are provided. Options granted to consultants for which vesting is contingent based on future performance are measured at their then current estimated fair value at each period end, until vested.
      We issued warrants as part of our convertible debentures and other financings. We value the warrants using the Black-Scholes pricing model based on estimated fair value at issuance and the estimated fair value is recorded as debt discount. The debt discount is amortized to interest expense over the life of the debenture, using the effective interest method, assuming the debenture will be held to maturity. If the debenture is converted to equity prior to its maturity date, any debt discount not previously amortized is charged to interest expense. We also apply EITF No. 00-27 “Application of Issue No. 98-5 to Certain Convertible Instruments,” which requires us to estimate the fair value of the as converted shares upon the conversion of the convertible debentures and record a beneficial conversion (debt discount) if the value of the converted shares is greater than the conversion price.
      The use of the Black-Scholes model requires that we estimate the fair value of the underlying equity instruments issuable upon the exercise of options and warrants and the conversion of convertible debt into equity. In determining the fair value of our options, warrants and convertible debentures we utilize recent sales of our member shares and valuations prepared by valuation consultants.
      In accordance with EITF No. 00-19 “Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in a Company’s Own Stock,” options, warrants and convertible debentures with registration rights deemed outside of our control are reflected as liabilities and marked to estimated fair value in our financial statements.

Contractual Obligations and Commitments
      The following table identifies our long-term debt and contractual obligations as of July 31, 2006.

	Payment Due by Period

		Less than			More than
	Total	1 Year	1-3 Years	4-5 Years	5 Years

Long-term debt obligations:(1)
Principal(2)	$13,461,273	$949,199	$3,413,310	$8,967,246	$131,518
Interest	5,700,387	1,405,595	3,492,986	799,858	1,948
Capital leases	422,395	115,205	307,190	—	—
Operating leases	527,960	91,505	217,565	218,890	—

	$20,112,015	$2,561,504	$7,431,051	$9,985,994	$ ,133,466

(1)	Long-term debt obligations reflect payments for the principal and interest expense that is based on rates that range from 8.23% to 12.00%.

(2)	Does not reflect the conversion of approximately $2.2 million of debt into equity which occurred in September 2006.

Qualitative and Quantitative Disclosures about Market Risk
      The primary objective of our investment activities is to preserve principal. Our funds are currently held in checking accounts and money market funds which do not subject us to risk of a loss of principal due to changes in prevailing interest rates. Following this offering, we intend to maintain our excess cash funds in a portfolio of cash and cash equivalents and which may include investments in a variety of investment-grade securities, including commercial paper, money market funds, government and non-government debt securities and certificates of deposit with maturities of less than thirteen months. Some of these securities may be subject to market risk due to changes in prevailing interest rates, which may cause fluctuations in market value.
      The fair value of our cash and short-term investment portfolio at March 31, 2006, approximated its carrying value due to the short-term maturities of these investments. The potential decrease in fair value resulting from a hypothetical 10% increase in interest rates at year-end for our investment portfolio is not material.
      The face value of our long-term debt at July 31, 2006, including current maturities, was approximately $13.5 million compared to a carrying value of $6.6 million reflecting discounts of approximately $6.8 million. Our long-term debt is at fixed interest rates ranging from 8.23% to 12.00%. The potential increase in interest expense resulting from a hypothetical 10% increase in the average interest rates applicable to our long-term debt at July 31, 2006 would be approximately $135,000 subsequent to July 31, 2006, since $2.2 million of the 2004 debt was converted to equity.
Results of Operations

For the period of Inception (August 11, 2004) to December 31, 2004
      Revenues. We began operations in 2004 and we had no sales during 2004.
      Interest income for the period from inception to December 31, 2004 consisted of $12,204 and was attributable to the investment of the net proceeds of our initial private equity offering and debt proceeds in interest bearing accounts.

      Expenses. Expenses from inception to December 31, 2004 consisted of the following:

August 11, 2004
(Date of Inception) to
December 31, 2004

Salaries (including non-cash compensation of $250,000)	$512,566
Advertising expense	5,000
Consulting fees	4,269
Travel	11,700
Depreciation and amortization	1,779
Other costs	22,939

$558,253

      Interest expense for the period from inception to December 31, 2004 was $76,654, which was comprised of accrued interest on our secured convertible notes issued in September, 2004 of $66,901 and amortization of debt discount of $9,753 (a non-cash charge).
      Other expense of $11,400 was due to the increase in the estimated fair value of the warrant liability. The warrant was granted for services rendered by a consultant initially valued at $26,400. The warrant agreement includes demand registration rights and accordingly is classified as a liability and marked to estimated fair market value in our financial statements. The total estimated fair value of the warrant is $37,800 at December 31, 2004.
      For the period from inception to December 31, 2004 we had a net loss of $634,103 and our basic and diluted loss per member share was $0.83.

Year ended December 31, 2005
      Revenues. For the first four and one half months of 2005, we had no revenues, as we were in the process of ordering equipment, delivering SmartVaultstm to centers in order to facilitate operations, and refining our software and business practices to begin the process of booking and completing moves. We booked our first move at the end of May 2005 and realized our first revenues in June 2005.
      For the year ended December 31, 2005 we recorded $1,238,218 of revenue, compared to no revenue for the period from inception to December 31, 2004.
      Expenses. Our cost of moving and storage for the year ended December 31, 2005 was $1,967,779, resulting in a gross loss of $729,561. Included in cost of moving and storage was $410,246 of depreciation on our SmartVaultstm, forklifts, GPS units and flat bed trailers. In addition our gross loss was negatively impacted by several items:

•	our short operational history;

•	our new relationship with our transportation provider;

•	difficulties in our coordination and logistics efforts;

•	delays and missed move delivery appointments, which caused us to incur additional expenses to accommodate our customers; and

•	increases in freight expense in the form of fuel surcharges.
      We believe that we have resolved the coordination and logistics issues through software enhancements and the hiring of a traffic manager to coordinate with shipping companies. In addition, we have improved and upgraded our pricing software to interface with that used by shippers to assure that future price increases and fuel surcharge are taken into account in our pricing quotes to the customer.
      Selling, general and administrative expenses were $2,008,134 for the year ended December 31, 2005 compared to $558,253 for the period of inception to December 31, 2004, or an increase of $1,449,881 or 260%.

The following table summarizes expenses for the year ended December 31, 2005 and the increase from December 31, 2004:

	Year Ended	Increase from
	December 31,	December 31,
	2005	2004

Salaries	$800,647	$288,080
Advertising expense	206,997	201,997
Consulting fees	74,899	70,630
Insurance expense	121,018	121,018
Travel	87,651	75,951
Market lead expenses	92,253	92,253
Depreciation and amortization	57,054	55,275
Other costs	567,615	544,677

	$2,008,134	$1,449,881

      We expect selling, general and administrative expenses to increase as we grow our business. However, we expect that these expenses will decrease as a percentage of sales, if we are successful in expanding our business.
      The increase in salaries is primarily attributable to hiring of additional staff including sales and customer service personnel. The period from inception to December 31, 2004 only included approximately 133 days of management payroll and facility expenses compared to a full year of these expenses for the year ended December 31, 2005.
      Advertising expense includes the costs of yellow pages listings, web listings, brochures, and promotional items. Advertising costs will increase in the future as we expand our national marketing efforts.
      We incurred consulting fees with the rollout of our business plan as necessary with commencement of operations. The consulting fees include a non-cash expense of $11,786 for the amortization of warrants issued in connection with a consulting agreement.
      Insurance costs include insurance benefits for employees of $107,776 and general liability insurance of $13,242.
      Travel costs have increased as we expand our services to new cities. The majority of our travel is to provide training to the UPS personnel in those new markets. We expect these costs to increase as we continue to expand into new markets.
      Market lead expenses will continue to increase as we expand markets and sales efforts. These expenses include web leads purchased from moving portals, pay per click programs, key word placements, internet yellow page directories, and other web advertising.
      Interest expense for the year ended December 31, 2005 was $552,440 ($97,035 of non-cash amortization of debt discount costs), compared to $76,654 interest expense for the period from inception to December 31, 2004. The increase is directly attributable to higher debt levels to fund our operating loss.
      Other expense of $204,000 represents the increase in value of the warrant liability for warrants subject to demand registration rights and accounted for as a liability. The total estimated fair value of the warrant was $241,800 on November 22, 2005, the date the warrant holders waived the demand registration rights and the warrant liability was reclassified to equity.
      During October to December 2005 we invested $151,930 in convertible notes of a Moving Labor Store, LLC, which provided us moving and handling services. We intended to supplement our moving services with those loading and unloading services provided by Moving Labor Store, LLC to address the needs of our customers who seek full service moves. We originally intended to provide this entity with working capital loans up to $210,000 to maintain the service company’s operations until March. However, the service company was not able to maintain budgeting necessary to reach a breakeven position and we discontinued the funding after providing and additional $47,000 in January 2006. In March 2006 Smart Move determined that the convertible note value had been impaired as the service company was not able to execute its business plan and the future collection of the notes receivable is doubtful. Accordingly we recorded an impairment for 100% of the notes receivable balance and we are not recognizing any interest income due under the terms of the notes receivable.

Seven months ended July 31, 2006
      Revenues. For the seven months ended July 31, 2006 we recorded $2,281,696 of revenue, compared to $278,616 for the seven months ended July 31, 2005. The increase in revenues can be attributed to being in full sales operations and booking moves for seven months in 2006 as compared to only two months of sales operations through July 31, 2005. In addition, for the first seven months of 2006 we were operating in a larger market of forty Metropolitan Service Areas (MSA’s) compared to thirty MSA’s in 2005.
      Expenses. Our cost of moving and storage for the seven months ended July 31, 2006 was $3,207,901, resulting in a gross loss of $926,205. Included in cost of moving and storage was $507,003 of depreciation on our SmartVaultstm, forklifts, GPS units and flat bed trailers. Our gross profit percentage has been negatively impacted by both our high depreciation costs associated with the operational fixed assets necessary to establish the national expansion of the business and the additional shipping costs incurred to cover shortages in fleet inventory to fulfill sales demands.
      We believe the operational costs caused by inefficiencies in the supply chain and expenses associated with the establishment of the brand and delivery of higher customer service, will decrease and stabilize at the completion of our national expansion and the improved execution by our logistics provider UPS Freight. Increasing sales revenues in existing locations will also help overcome fixed operational costs and contribute to higher operating margins. In addition, by increasing the size of our fleet inventory, we will lower other operating costs by lowering repositioning expenses. Prior experience suggests that administrative costs will increase at a slower rate than the anticipated sales revenue increases.
      Selling, general and administrative expenses were $5,052,799 for the seven months ended July 31, 2006 compared to $953,132 for the seven months ended July 31, 2005, or an increase of $4,099,667 or 430%. The following table summarizes expenses for the seven months ended July 31, 2006 compared to the seven months ended July 31, 2005:

		Increase or
	Seven Months	(Decrease)
	Ended	from
	July 31,	July 31,
	2006	2005

Salaries (including non-cash compensation of $2,500,000)	$3,301,252	$2,919,153
Accounting and legal	98,937	94,885
Advertising expense	63,749	(91,456)
Consulting fees	34,529	(36,417)
Insurance expense	155,494	83,993
Travel	16,859	(39,360)
Market lead expenses	143,462	120,351
Depreciation and amortization	55,375	31,967
Write off of deferred offering costs	602,262	602,262
Other costs	580,880	414,289

	$5,052,799	$4,099,667

      We expect selling, general and administrative expenses to increase as we grow our business. However, we expect that these expenses will decrease as a percentage of revenue, if we are successful in expanding our business. The increase in salaries is primarily attributable to hiring of additional eleven staff including sales and customer service personnel and the granting of 250,000 member shares valued at $2.5 million to certain of our executive officers.
      Accounting and legal fees increased $94,885 due to the audit of our financial statements in connection with the public offering and additional legal expenses to defend our Smart Vault name.
      Advertising expense includes the costs of yellow pages listings, web listings, brochures, and promotional items. Advertising costs went down as a result of changing our marketing from traditional yellow page listing to direct marketing lead expense, which is reflected in market lead expenses.
      We incurred a decrease in consulting fees of $36,417 as Smart Move increased direct web marketing.
      Insurance costs include insurance benefits for employees of $88,471 and general liability insurance and officers and directors insurance of $67,023.
      Travel costs have decreased for the first quarter due to limited training of UPS personnel in the first quarter. The majority of our travel is to provide training to the Overnite personnel in new markets. We expect these costs to increase as we continue to expand into new markets.
      Market lead expenses will continue to increase as we expand markets and sales efforts. These expenses include web leads purchased from moving portals, pay per click programs, key word placements, internet yellow page directories, and other web advertising.
      Deferred offering costs of $602,262 were written off during the seven months ended July 31, 2006, when we withdrew our prior registration statement with the United States Securities and Exchange Commission.
      Interest expense for the seven months ended July 31, 2006 was $736,422 ($180,119 of non-cash amortization of debt discount costs), compared to $232,620 interest expense for the seven months ended July 31, 2005. The increase is directly attributable to higher debt levels to fund our operating loss.
      During the period October 1, 2005 to December 31, 2005 we invested $151,930 in convertible notes of a service company, which provided us moving and handling services. We intended to supplement our moving services with those loading and unloading services provided by the company to address the needs of our customers who seek full service moves. We originally intended to provide this entity with working capital loans up to $210,000 to maintain the service company’s operations until March 2006. However, the service company was not able to maintain budgeting necessary to reach a breakeven position and we discontinued the funding after providing an additional $47,000 in January 2006, which is shown as note impairment of note receivable of $47,000 in the three months ending March 31, 2006. During the first quarter we determined that the convertible note value had been impaired as the service company was not able to execute its business plan and the future collection of the notes receivable is doubtful. Accordingly we recorded an impairment for 100% of the notes receivable balance and we are not recognizing any interest income due under the terms of the notes receivable.
      For the seven months ending July 31, 2006 we had a net loss of $6,644,739 compared to a net loss of $1,389,435 for the seven months ending July 31, 2005, an increase in net loss of $5,255,304 or 378%. Our basic and diluted loss per member share was $2.90 for the seven months ended July 31, 2006 compared to $0.95 for the seven months ended July 31, 2005.
Issuance of Stock Options
      We have adopted our 2006 Equity Incentive Plan (“Plan”). We are authorized to issue up to 1,400,000 shares of common stock shares under the Plan pursuant to options, rights and stock awards. The Plan is administered by the Board of Directors. The exercise price of options granted under the Plan is determined by the Board of Directors at an amount no less than the estimated fair value of our common stock at the date of grant. The exercise prices of our options granted to date were set by the Board of Directors based upon contemporaneous equity transactions at or near the time options were granted. Our Board of Directors determines the term of each option, the number of shares for which each option is granted and the rate at which each option is exercisable. Options are granted with terms not to exceed ten years.

Liquidity and Capital Resources
      Through July 31, 2006, we have financed our operations through the sale of 2,266,420 of our member shares for gross proceeds of $5,118,925, the issuance of convertible debentures for gross proceeds of $12,162,500 and bank and capital lease financing on equipment purchases totaling $2,703,046. We had a cumulative net loss of $10.7 million through July 31, 2006. At July 31, 2006 we had working capital of $1,003,874.
      We believe we have capital necessary with our current operating structure to operate for approximately 13 months. After the offering, we believe we will have the capital necessary to implement our expansion plan and continue our operations for a minimum of 13 months.
Operating Activities
      Net cash used in operations was $1,037,771 for the seven months ended July 31, 2006. Cash was consumed by the net loss of $6,644,739, less non-cash expenses of $562,379 for depreciation, $180,119 of amortization of debt discounts, $2,500,000 in non-cash compensation costs, impairment of notes receivable of $47,000 and write off of deferred offering costs of $602,262, amortization of warrants for services of $6,875, and a loss on asset disposal of $7,446. Cash was also consumed by increases in accounts receivable of $201,403, prepaid expense of $19,958 and contracts in process of $389,915 during the period and decrease in deferred revenue of $25,793. An increase in accounts payable of $2,185,200 and an increase in accrued interest of $152,702 provided cash.
      Net cash used in operations was $1,877,175 for the year ended December 31, 2005. Cash was consumed by the net loss of $3,454,096, less non-cash expenses of $467,300 for depreciation, $97,035 of amortization of debt discounts, $11,786 of amortization of warrants for services, impairment of notes receivable of $151,930 and $204,000 for the increase in the estimated fair value of the warrant liability. Cash was also consumed by increases in accounts receivable of $38,418 and contracts in process of $218,720 during the period. A decrease in prepaid expense of $21,786 and increases in accounts payable of $477,773, deferred revenue of $98,191 and accrued interest of $304,258 provided cash.
      For the period from inception to December 31, 2004 cash used in operations was $317,628. Cash was consumed by the net loss of $634,103, less non-cash expenses of $1,779 for depreciation and $250,000 for costs for membership units provided for services, $9,753 for amortization of debt discounts, $2,829 amortization of warrants for services and $11,400 for the increase in the estimated fair value of the warrant liability. Increases in prepaid and other expenses of $31,341 used cash during the period and reflected the start-up phase of our business. Increases in accounts payable and accrued interest of $72,055 provided cash.
Investing Activities
      For the seven months ended July 31, 2006 net cash outflows from investing activities of $4,150,466 was attributable to purchases of equipment totaling $4,059,466, our office equipment and technology, and note receivable totaling $47,000 and a deposit on office lease of $44,000.
      For the year ended December 31, 2005 net cash outflows from investing activities of $4,439,604 was attributable to purchases of equipment consisting of 1,200 SmartVaultstm, 40 forklifts, 10 trailers, GPS units, our office equipment and technology, for $4,587,674 and note receivable $151,930. This was partially offset by the refund of a deposit on equipment of $300,000.
      For the period from inception to December 31, 2004 we had net cash outflows of $363,758. This consisted of the purchase of office equipment of $60,570, a deposit on our building lease of $3,188 and a deposit on equipment of $300,000.
Financing Activities
      We have been expanding at a rate necessary to compete on a national level and have had several financing activities as follows:

•	Net cash inflows from financing activities for the seven month period ended July 31, 2006, was $5,469,033. This was comprised of proceeds of $25,000 from the sale of membership units; proceeds from $6,612,000 of secured convertible notes; and $500,000 from long term debt. These inflows were offset by principal payments on capital leases and long-term debt of $463,273, offering costs plus convertible debt and bank debt issuance costs of $484,613 and a reduction in checks drawn in excess of account balance $199,802 and deferred offering costs of $520,279.

•	Net cash inflows from financing activities for the year ended December 31, 2005, was $6,876,459. This was comprised of proceeds of $3,265,350 from the sale of membership units; proceeds from $3,000,000 of secured convertible notes; $1,490,578 from long term debt; $160,000 from member loans; $28,500 from subscriptions receivable; and $193,134 of checks drawn in excess of available bank balances. These inflows were offset by principal payments on capital leases and long-term debt of $575,765 and offering costs of membership units and debt of $610,338 and repayment of member loan of $60,000 and restricted cash of $15,000.

•	Net cash inflows from financing activities for the period from inception to December 31, 2004, were $3,465,777. We received $1,399,375 from the sale of membership units and $2,201,500 of proceeds from secured convertible notes, $122,500 from member loans and $6,668 of checks drawn in excess of available bank balances. These inflows were offset by offering costs of membership units and debt of $264,266.

Convertible Promissory Notes
      We have outstanding $10,820,000 in principal amount of secured promissory notes and $1,932,500 in unsecured promissory notes. The secured promissory notes bear interest at 10% to 12% per annum. The 2004 and 2005 notes in the amount of $5,230,000 pay interest only for the first two years after they were issued in October 2004 and October 2005. On the third anniversary of their issuance, we will begin amortizing the notes over a five-year period, paid monthly. The July 2006 note in the amount of $5,000,000 bears interest only for 5 years and the principal is due at maturity. Secured promissory notes of $5,830,000 may be prepaid in whole or part without any prepayment penalty. The remaining $5,000,000 of secured notes are subject to a 2% pre-payment penalty for the first two years, unless the stock, trades at a 25% premium to the initial public offering price of our stock price. The promissory notes are secured by a first lien on all our container assets. The principal amount of these promissory notes may be converted into shares of our common stock at the option of the holders. Approximately $2.23 million of these notes may be converted at a price of $2.50 per share and approximately $3.0 million of these notes may be converted at a price of $5.00 per share and $5.0 million may be converted at a price of 75% of our initial public offering price limited to a floor of $5.00 per share. The unsecured promissory notes bear interest at 10% per annum. The unsecured promissory notes pay interest only for the first five years after they were issued in January 2006. The balance is due in December 2010. The promissory notes may be prepaid in whole or part without any prepayment penalty. The principal amount of these promissory notes may be converted into shares of our common stock at the option of the holders. The notes may be converted at a price of 75% of our initial public offering price limited to a floor of $5.00 per share.
      The 2006 promissory notes will have substantial financial impact on our future financial statements in accordance with proper accounting procedures of EITF No. 00-27 “Application of Issue No. 98-5 to Certain Convertible Instruments,” and EITF No. 00-19 “Accounting for Derivative Financial instruments Indexed to, and Potentially Settled in a Company’s Own Stock”. We have allocated $5.7 million of the $6.9 million total debt to the detachable warrants and beneficial conversion feature. Our future financial statement will reflect interest expense calculated at an effective interest rate of 92.3% on the detachable warrants and beneficial conversion feature.
Off-Balance Sheet Arrangements
      We do not have any off balance sheet arrangements.

BUSINESS
Overview
      Smart Move, Inc. was incorporated in Delaware on December 5, 2005, as a wholly-owned subsidiary of A Smart Move, L.L.C., which was organized on August 11, 2004. The directors of Smart Move, Inc. and the managers and members of A Smart Move, L.L.C. have approved the merger of A Smart Move with and into Smart Move, Inc. The purpose of the merger is to reorganize A Smart Move as a Delaware corporation. The merger will occur immediately before the effectiveness of the registration statement, of which this prospectus is a part.
      As a result of the merger described above, all of the issued and outstanding shares of membership interest in A Smart Move, L.L.C. will convert automatically into an two shares of common stock of Smart Move, Inc. and all issued and outstanding options, warrants and notes exercisable to purchase or convertible into shares of membership interest of A Smart Move, L.L.C. will convert automatically into two number of options, warrants and notes of Smart Move, Inc. with identical expiration life and one-half the exercise price.
      In June 2005, we began revenue-producing activities. We currently conduct business in 34 states in 61 large metropolitan areas. In the six states where our corporate name is not available consisting of California, Texas, Illinois, New Jersey, Connecticut and Indiana, we have adopted an assumed trade name of “Go Smart Move” and conduct business in that name.
Market Opportunity
      Smart Move competes in the U.S. household moving and storage industry. This industry generates combined annual revenues of approximately $31 billion. The interstate and local U.S. household moving and storage industry alone represents revenues of approximately $13 billion annually. Annual revenues in this industry are estimated as follows:

•	Interstate Moving — $5 Billion

•	Local Moving & Storage — $8 Billion

•	Truck Rental — $3 Billion

•	Mini Storage — $15 Billion

•	Total Market Revenues — $31 Billion

(Source: The American Movers and Storage Association, September 2005)
      The US household moving and storage industry consists of approximately 10,000 companies with about $13 billion in combined annual revenue. The 20 largest companies only control 35 percent of the market. We believe that we can be successful even if we capture a relatively small portion of this market.
      “Revenue Lane” is a Smart Move term which refers to projected lanes connecting Smart Move’s Metropolitan Service Areas (MSA’s) throughout the United States. So, between two Smart Move MSA’s there are four Revenue Lanes, i.e. two local and two point to point. The number of Revenue Lanes increases significantly as new MSA’s are added. For example, just five MSA’s create 25 Revenue Lanes. The Revenue Lanes represent business opportunities for Smart Move to generate additional revenue by expanding the geographic reach of its moving services. However, there is no assurance that Smart Move will be able to realize any of these additional revenue opportunities.
The Smart Move Solution
      We provide solutions for both individual consumers and businesses in need of moving services or secured containers for the movement of commercial goods. We believe that the size of the market and the extent of the major competitors’ independently owned agency model, required capital investment in trucking equipment, and difficulty to change current infrastructure represent significant opportunities for us to compete in the moving industry. In addition, the Company has begun providing services to national van line companies that include the use of the SmartVaulttm and logistic administration to move their small consumer shipments interstate on a guaranteed time basis.
      Our Smart Move process allows us to operate on a cost-efficient basis with a very small labor force and without the substantial investment of capital that is typical of the average moving van provider. Currently, we have 22 persons who devote their full business time to our business. We do not own or operate any trucking equipment. Instead, we utilize the services of third party trucking companies. A UPS company, acts as our primary local cartage provider. UPS loads, unloads and transports our SmartVaultstm in connection with customer moves. We take advantage of the current capacity of the trucking logistics industry to ship the vaults for long distant moves. Trucking companies can ship our vaults far more efficiently than moving vans because of the trucking companies’ ability to utilize available excess capacity by adding our freight to their existing ordinary and continuous freight shipping operations. In addition to being designed to be readily transported by all standard trailers and sea containers, our SmartVaultstm are waterproof, sturdy, and are designed to be secured, all of which provides protection from damage and theft. The risk of loss is further mitigated by our monitoring of each SmartVaultstm location via both bar-code and global positioning equipment (GPS), which, in turn, enhances the insurability of the goods.
      Our strategy is designed to minimize the common problems present in the consumers’ interactions with conventional moving companies and to improve the consumers’ moving experience. The common problems include inflexible schedules for consumers, hidden costs, lack of control by consumers over important aspects of the move, property theft or loss and high overhead costs passed onto consumers. We provide solutions to these common problems since our model (i) does not require customers to rent or drive trucks to destination, (ii) provides ease of use of our moving containers and content loading and (iii) provides scheduling convenience and time savings that eliminate the stress and rush associated with moving experiences. We designed our business plan to meet the challenges of the conventional moving industry and save consumer’s time and money by implementing outsourced warehouse and transportation and by utilizing asset pooling of our proprietary, global positioning system GPS-enabled SmartVaultstm.
      Elements of the Smart Move solution include:

•	Efficient utilization of our proprietary SmartVaulttm assets which is achieved by ensuring that our containers are shipped back from the original destination to the nearest available terminal where they can be utilized in the most efficient manner and by shipping them through any available low cost long distance carrier;

•	Ability to control costs by outsourcing transportation, warehousing, and moving labor;

•	Ability to open new markets with limited capital;

•	Utilization of state of the art GPS tracking technology; and

•	Ability to expand markets and increase revenue opportunities.
The SmartVaultstm
      We utilize a specially designed container trademarked as the SmartVaulttm. These containers:

•	are technologically advanced and are made of ultra-strong high density polyethylene (HDPE) with an expected 8-year useful life

•	have 262 cubic feet of loadable storage capacity each with a payload of 2500 pounds

•	have inside dimensions of 7 feet long, 5 feet 10 inches wide and 6 feet 7 inches high

•	have superior functionality and feature GPS (global positioning system), weatherproofing and additional security features

•	can be loaded onto all standard truck trailers and sea containers utilized in the logistics industry.

      We believe that this loading flexibility and efficient use of cube space gives us a competitive advantage not only over traditional movers, but over other container storage companies like PODS®, Public Storage and Great Cratestm. Traditional movers use a simple wooden box which is not weatherproof and offers little security to the contents. We have been using a prototype SmartVaulttm and have deployed the first 1,400 SmartVaultstm. Through the feedback from actual moves, we have provided performance data to assist in the development and design of our new, second generation SmartVaulttm which we have begun taking delivery of in September 2006. Based on current capacity of the manufacturing, the Company can expect to add approximately 100 to 200 new Vaults per week into the Company fleet. The proprietary mold had a final cost of $1.5 million and we will hold exclusive rights to the mold and design specifications. We believe that the mold will enable us to mass produce the second generation container at a lower price and produce a savings to us of approximately $325 per container.
Utilization of SmartVaulttm Assets
      We believe that a compelling aspect of our business strategy is the ability to create a uniform, standard pool of SmartVaulttm assets that can be used to move household and commercial goods. By moving these containers from one region to another using the current trucking industry infrastructure, we believe that we will be able to establish a wide market base, a recurring revenue stream, minimize expenses and differentiate ourselves from other movers. We have the ability to add capacity to handle sales increases and seasonal demands by adding vault inventory. Expansion of our business will not require that we incur significant higher capital costs that traditional movers incur because, unlike these movers, we do not purchase expensive tractor-trailer assets for peak periods, nor do we incur expenses in attempting to reposition these empty trucks and trailers for future business.
Outsourced Warehouse and Transportation
      UPS meets all of our pick-up and delivery needs in local markets (consisting of markets within an approximately 100-mile radius of our terminals in various geographic locations) and provides a majority of our terminal to terminal transportation and warehousing. Based in Richmond, Virginia, UPS reported net income of $63.3 million in 2004 on revenue of $1.65 billion. The carrier serves more than 60,000 customers in the less-than-truckload (LTL) and truckload (TL) segments. As of December 31, 2004, UPS is one of the largest LTL carriers in the United States, with 208 service centers and a fleet of approximately 6,700 tractors and 22,000 trailers, allowing us to provide coverage to all 50 states. Rather than build a costly infrastructure and overhead like conventional movers, we have contracted with UPS in order to cost effectively provide the warehousing and movement of goods to handle most of our transportation needs. We do not need to establish offices, warehouses, and hire employees in each city we service. Through its national network and partnerships with other carriers, UPS is able to provide us with direct service to over 45,000 cities in the United States, Canada, Puerto Rico, Guam, the U.S. Virgin Islands and Mexico. We expect that this relationship will enable us to expand rapidly and to use capital for SmartVaulttm purchases and revenue growth.
      Our agreement with UPS requires UPS to perform, on a non-exclusive basis, a variety of functions with regard to our containers, including, but not limited to, vault delivery, vault pick-up, vault line haul transportation and container storage. The agreement has a 36-month term effective as of August 24, 2005. Either party may terminate the agreement at any time by giving the other party 90 days’ written notice of termination. While UPS performs the shipping, delivery and storage of the containers, we remain the primary contact for our customers to negotiate price and schedule of services, including delivery and pickup. We direct UPS to carry out the pick-up and delivery of the containers in a timely and operationally efficient manner directly to the consumer in his local service area only. We pay UPS a set fee per trip, so that our costs are fixed, except for the fuel surcharge. We provide the trailer and forklift for the local delivery. UPS will be required to provide on-going quality control inspections, training and safety. Once the vault is ready to move to another city, UPS will deliver the SmartVaultstm on their existing trucks that are traveling to that destination. National and regional freight carriers often do not fill their trucks to capacity. UPS and other national cartage companies offer competitive rates to move our vaults long distance in order to fill their unused trailer space.

Tracking Technology
      We have the ability to track our containers by proven, reliable barcode-based logistics tracking system maintained currently by UPS. We supplement this online tracking with our own GPS tracking technology. We purchased and continue to refine our own GPS tracking technology and web-based tracking software to manage our asset fleet.
      Our tracking technology and inventory software allow us to manage and monitor our assets on a continuous basis. Having the ability to track SmartVaultstm, spot trends, manage our own supply chain and predict future inventory needs allows us to increase vault utilization rates and increase revenues. Our customers benefit from our combined tracking technologies and processes. The UPS Pro Number tracking system and the GPS system enable our customers to track their goods on the internet, thereby providing the sense of security, control and peace of mind that the move is going as planned, with precision and accuracy.
Services and Markets
      We currently offer our services in 61 of the largest U.S. metropolitan centers from the terminals of our primary transportation provider, UPS. Our expansion plan calls for additional metropolitan and adding additional equipment to existing centers to increase productivity capacity. We estimate that the proceeds of this offering should enable us to implement this expansion program.
Our Strategy
      We believe that traditional movers have failed to address basic consumer issues and service problems that result in a negative moving experience for the consumer. The following existing challenges, in our view, prohibit conventional movers from providing a cost-effective, flexible, secure moving experience:

•	High overhead costs passed onto consumers

•	Capital-intensive infrastructure

•	Property theft and loss

•	Inflexible schedules for consumers and hidden costs

•	Hidden or unexpected costs charged to consumers

•	Lack of control by consumers over important aspects of the move

•	Inefficient use of the moving company’s assets
      Our strategy is designed to minimize these common problems and to improve our the consumer’s moving experience.

Value Added to the Customer
      Most claims in the moving industry are for lost or missing goods. The Smart Move solution minimizes the risk of loss of goods by allowing customers to place their lock on the vaults and an added security seal is attached by UPS to the vault for shipping as well. Customers are thereby assured that their goods have not been touched or handled multiple times, as it is often the case with the moves handled by traditional movers. We also believe that we can provide customers a cost savings of from 15% to 40% (a part of which savings comes from the customer packing its own goods), depending upon the type of move, service level, distance, origin and destination, as compared to the pricing offered by traditional movers. Also, we provide the consumers with convenience and flexibility. The consumers’ ability to load and unload the container over a longer period of time provides them with significant advantages. For example, in a traditional full service move, the consumer must, generally, be ready to move out and be loaded in one day. Then, upon arrival at his or her destination, the consumer must accept the household goods on the assigned day or pay additional fees. However, if the consumer uses our services, the consumer can load, take delivery and store their goods in a warehouse (for 28 days), all at their convenience, without incurring additional charges. If additional storage time is required we offer a very competitive price of $2.00 per day, per vault.

      In price comparisons, Smart Move appears to have the largest pricing advantage on moves ranging from one vault to five vaults. The moves of this size total approximately 2,000 pounds to 11,000 pounds. Our primary objective will be to penetrate this segment of the market. We believe that the price savings for even very small moves of 2000 pounds, the equivalent of one container, can be significant to the consumer.
      The benefits to the end-user of our solution include:

•	No Trucks to Rent and Drive. When renting our container, the need for a moving truck is eliminated for the customer. Typically, when moving and storing furnishings the customer must first locate and reserve a truck of the appropriate size. Often they are inexperienced at driving rental vehicles. They are also responsible for damage to the truck and have liability for accidents. In addition, many states require the driver of rental trucks to be at least 25 years of age. Since most moves occur during the weekends, the appropriate size truck is often unavailable, so the renter either ends up renting a truck that is too small for the job, thereby necessitating multiple trips or, they incur the increased cost of renting a larger truck than is really needed. Once a truck is rented, the customer drives it to their location and loads the truck by carrying their possessions up a ramp. The truck must be loaded and unloaded quickly in order for them to return the truck before the return deadline. Of course, when they are ready to retrieve their belongings, this whole process must be repeated.

Our system eliminates the entire need of a truck from the customer’s standpoint. The customer need only contact us and a clean Smart Vaulttm will be delivered directly to their location and left for packing. The customer can take as much time as he or she wishes to pack the SmartVaulttm. Once loaded, we return to pick up and transport the SmartVaulttm to the customer’s final destination. Upon the delivery of the SmartVaulttm, the customer can take their time, unloading it at the customer’s convenience. When the customer is finished, they simply call us to retrieve the empty unit.

•	Ease of Use and Content Loading. Our customers have the added benefit of renting a vault that is easy to use. Our customers only move their possessions directly into the SmartVaulttm, which is placed at ground level and does not require the use of a cumbersome ramp.

•	Convenience and Time Savings. The typical loading period for our self service customers usually takes place over a few days, which permits them to load and unload the contents at their convenience. This eliminates the stress and rush associated with trying to beat a deadline imposed by a rental truck company. In addition, our customers save a significant amount of time in both unnecessary packing and unpacking and in drive time. When choosing a traditional self-storage facility, the customer has to pick up a truck, drive it to their location, load the truck, drive it to a storage facility and then unpack their possessions. Next, the customer must return the rental truck. When ready to retrieve their possessions, the consumer must once again obtain and pick up a rental truck, pack the truck, drive their possessions to their new location, unpack them, and upon completion, return the truck to the rental company. With our solution, our customers need only notify us of delivery of our container, load the unit and phone for a pickup.
Execution of the Our Plan
      Our strategic plan is to focus on the interstate or city-to-city moves because, in our opinion, we will be most competitive in these moves. We believe that in the future these moves will consistently produce gross profit margins that exceed 20%. We will focus our marketing efforts on sales lead generation and continued introduction of our moving concepts to the consumer. Managing the sales efforts and administering and directing logistics of these moves is centrally located and carried out by us from our Denver offices.
Sales and Marketing
      We will not rely on one source of lead generation, but will pursue many avenues including the internet, yellow pages, print material, direct mailings, real estate companies, corporate human resources departments, military leads, universities and search engine results directing the public to the our web site.
      There are several relocation and moving resources web portals. These portals generally advertise or offer to their site visitors one stop shopping for all of their relocation needs from moving services to real estate listings. We can purchase leads generated from many of these different portals at any time for specific origination and destination combinations without any long term contract commitments. Based upon information provided by web statistics and leads, we would typically pay a fixed fee per lead from the various moving web portals in the market.
      Corporate relocation programs can use us to realize savings within their own recruitment/personnel moving budgets. We plan to seek direct contracted moves with Fortune 500 companies through their human resource departments. We have performed some relocations for large corporations at a significant savings to the corporations. We expect these types of moves will help us gain exposure, acceptance and additional corporate relocation business.
Market Opportunity in the Domestic Moving & Storage Industry
      The containerized moving business is an emerging business segment with attractive growth and market opportunities. In recent years, the moving industry has offered the containerized “do-it-yourself” moves locally while attempting to develop the interstate portion. The firms involved in local container moving have been mostly small “mom and pop” operations. Often, the containers for these moves have been low-quality plywood crates. The few companies that do offer updated containers have limited flexibility in their loading and shipping methods. Some companies have developed serviceable storage boxes but have not used the boxes successfully on a national basis. We believe we are an early entrant to offer the service nationwide and the first company primarily dedicated to the interstate market.
Consistent Migration of the U.S. Population
      According to First Research, a moving and storage industry intelligence company (September 2005), every year 42 million Americans move. This involves 17 million households utilizing moving services of some nature, whether it be a full service move to renting a truck for a self-move. 20% of those moves are outside of the county, but within the same state, and another 20% to another state or country. Our immediate target is the interstate market which is estimated at about 3.4 million moves per year.
      We have identified the top 100 cities with respect to their total moving activity. Significant synergies exist in serving these cities because over 80% of all moves are between these cities. Data we have received from the 10 largest national moving companies indicates that those companies provide over 500,000 interstate moves per year in and out of the top 30 cities. This data does not include any self moves, or second tier moving company activity. Therefore, we believe the market is actually much larger. We launched our services in those 30 top ranked cities in May of 2005 and have added an additional 31 cities. Through UPS, we have access to operational terminals in all of the 100 major metropolitan areas. To expand further, we need to purchase a sufficient number of SmartVaultstm for each city to begin operations and supply each city with our standard forklift and flat bed trailer for local pick up and delivery. This will provide adequate depth and coverage so that consumers can be moved to all major metropolitan destinations. The containers can remain within the network and the containers will be ready to be deployed for other moves. Not requiring the containers to be returned to their original disbursed city is another significant point of difference when comparing our model to the one prevailing in the moving industry.

Other Statistical Indicators of the Domestic Opportunity

•	40 million people (16% of the population) moved between March 2002 and March 2003

•	19% of movers relocated to another state; 20% moved to another county in the same state; the majority of which 56% stayed within the same county, 4% came from abroad

•	The average American moves 12 times in a lifetime

•	33% of renters in the US and 8.3% of homeowners moved to a different residence in 1998/1999

•	20 to 29 year olds have the highest moving rates. About 33% of the total in that age group moved in the last year. The next most active group is 30-34, with 22% moving in the last year.

(Source: US Census Bureau, March 2004)
      These statistics further support the demand for a flexible, secure and low cost moving solution.

International Moving Opportunity
      Moving within the main countries within the EU market suffers from the same inefficiencies as moving across the US destinations, i.e. long distances, high fuel costs, shipping an empty truck back to its origin country, etc. By establishing service and operational partners in each of the key EU countries, we will be able to handle moves between countries and offer the same cost savings by not having to return empty assets to origin.
      For international moves, we intend to use the same business model as we use for domestic moves. We have currently established a business relationship with a freight forwarding company specializing in expatriate moves to Europe. We will contract with a US-based customer for a move to one of the cities we plan to service. We will then arrange with an overseas shipper for us to deliver our containers to its terminal in the US. That shipper will then be responsible for shipping the containers to their ultimate destination.
      Smart Move is currently able to provide full service moves to United Kingdom, Ireland, Germany, Netherlands, Belgium and France without any significant additional capital outlays to service those markets since we use third-party independent couriers in those markets. To date, we have not completed any international moves.
Other Sales Opportunities
      Local Move Consumer Market. It is our belief that the convenience offered by us will be attractive to many local self-movers and will produce an additional steady revenue stream.
      Storage. Increasing demand for storage in today’s mobile society has created a $15 billion dollar business, according to First Research. The Smart Vaulttm can be very effectively utilized for temporary or long- term storage, with flexibility to the consumer not offered by standard storage sites.
      Homeland Security. The need to ship high value goods in a secured container, within a larger shipping container, is growing. New homeland security laws, regulations and custom clearance requirements will encourage corporations to seek additional ways to compartmentalize the shipment of high value goods. By insuring their integrity, these goods will pass through customs more quickly with less risk of tampering and loss.
      National Van Lines. We have begun providing service to national van lines that include the use of SmartVaulttm containers to fill orders for small customers whose shipments require an expedited or time guaranteed service. We began this service in June of 2006.
      Commercial Uses. There is an increased demand from corporate clients who need specialized transportation services for high value products that require specialized handling and tracking capabilities. The Smart Move offering can deliver the components necessary to meet this demand.
      Military Uses. Medical supplies and electronic equipment need to be shipped in smaller quantities, within a portable container, by truck or helicopter at a moments notice. The container must be locked and tracked for security and content management. Personnel relocation could also be a significant future source of revenue as well.
Competition
      Our main competitors include the self-storage facilities and portable storage and moving providers described below. The presentation below is the Company’s own assessment of the competitive landscape it is facing and it was derived from a variety of publicly available sources of information regarding these companies, including (but not limited to) SEC filings made by public companies and respective corporate websites.
      Public Storage, Inc. is the largest self-storage company in the US, with interests in about 1,100 storage facilities in 38 states. Over 80% of its sales come from self-storage properties located mostly in larger cities and rented for personal or business use. This firm also rents commercial and industrial storage space, rents and transports portable self-storage units, and owns retail stores that rent trucks and sell related moving items.
      PODS Enterprises, Inc. is a Florida company providing Portable On Demand storage and moving services in certain parts of Florida and Illinois. The company is also a franchiser of PODS protected franchise areas in 27 metropolitan areas in 13 states.

      Major Van Lines — these are long distance movers such as United, Atlas, North American, Allied, Mayflower, Bekins and Wheaton, each with annual revenues of $500 million to $1 billion. These companies offer full service moves to consumers through their network of agents and have operations in a majority of the top 100 cities in the United States. These van lines all operate truck and trailer moving assets to complete the moves of their customer base.
      Local Movers include thousands of small, local companies exist that perform moves in just their immediate local markets. The typical local mover has 15 employees, 2 to 3 trucks and annual revenues less than $1 million.
      The following table summarizes the principal areas in which commercial and residential movers compete and the extent to which we believe we offer a competitive advantage:

				Low Overhead,	Deployment of
				Outsource	Solution can be
		Can Handle		Model, Low	Accomplished	Business Model
		Interstate Moves	State of the Art	Capital	with Standard	does not Depend
	Proprietary	to Top 61 Cities	GPS Tracking	Investment	Delivery	on Franchise
Company	Container	in the USA	Capability	Requirements	Equipment	Agreements

SMART MOVE	YES	YES	YES	YES	YES	YES
PODS	YES	Based upon Franchisees	NO	NO	NO	NO
Major Van Lines	NO	YES	YES	NO	YES	NO
Local Movers	NO	NO	NO	NO	YES	YES
Public Storage	NO	NO	NO	NO	YES	YES
      Future Competition. Although we believe that we offer superior flexibility, cost structure, asset pooling and technology-enabled containers, we recognize that there are relatively low entry barriers to this industry. In addition, as more businesses become aware of our business model and services, we believe others may attempt to copy our concept. However, a competitor desiring to gain entry into this industry and to compete directly with us by offering a similar service would have to overcome the following barriers:

•	designing and engineering a comparable storage container;

•	locating a supplier of storage containers built to specifications at competitive prices;

•	establishing brand awareness.
Intellectual Property
      We currently do not have any patents. We have filed trademark applications to federally register certain names and phrases consisting of “SmartVault”, “GoSmartMove”, “Changing The Way The World Moves”, “SmartMove Changing The Way The World Moves”, and “SmartMove and Design”. We have also filed a federal copyright application covering the content on our website. We also have a registered domain name for www.gosmartmove.com, which is the address of our principal website. We have registered additional domain names for needmovingboxes.com, a secondary active website. In addition, we own the following domain names: gosmartmove.net, gosmartmoveeu.com, gosmartmoveuk.com, gosmarttrac.com, movingtocity.com, movingtocity.net, smartmove.net, smartmoveuk.com, smartmoveusa.com, and smartboxsupply.com. We do not currently use these registered domain names.
      Under our agreement with the manufacturer of our containers, we have the exclusive ownership rights to the tooling mold and design of our container, the costs of replicating the Smart Move container design and mold would be prohibitively high for our competition. Accordingly, the supplier may not produce containers for other companies using our mold and or design. However, we have limited ability to prevent other companies from copying our container design and our business model.
Regulatory Matters
      We are regulated by the Federal Motor Carrier Safety Administration (FMCSA). Under the FMCSA’s regulatory framework, Smart Move is considered a “freight forwarder.” As a freight forwarder, we must:

•	Register with the FMCSA;

•	Obtain an authorization certificate from the FMCSA for each state in which we conduct business;

•	Obtain a certificate of insurance or surety bond in each state in which we are authorized by the FMCSA to conduct business; and

•	Offer arbitration as a means of settling loss and damage disputes on collect-on-delivery shipments.
      We believe that we are in compliance with all FMCSA requirements.
      In addition, we must comply with regulatory requirements imposed by the local and state authorities in each jurisdiction where we are deemed to conduct business. In most cases, we are required to:

•	Obtain a certificate of authority to conduct business as a foreign entity;

•	Obtain sales tax licenses and permits; and

•	Where our company name may not be available, apply for the right to conduct business under an assumed tradename.
      We believe we are in compliance with all of these requirements.
      Various federal and state labor laws govern our relationship with our employees, including minimum wage requirements, overtime, working conditions and immigration requirements. Significant additional government imposed increases in minimum wages, paid leaves of absence and mandated health benefits, or increased tax reporting and tax payment requirements for employees could have an adverse effect on our results of operations.
Facilities and Employees
      Corporate Offices. Our headquarters office is a 6,360 square foot facility and is occupied under a lease that terminates on April 30, 2011 and calls for monthly payments of $8,799. We believe that our existing facilities are adequate to support our existing operations.
      Facilities. We do not own any of the moving or storage facilities that we use. In all but six of our markets, we use warehousing facilities provided by UPS under an arrangement in which we, not our client, is the customer. Risk of loss is borne by UPS, whose insurance provides coverage in the event of damage or destruction of the vaults. We pay a daily storage charge for empty vaults under our master agreement with UPS.
      In ten markets, we have separate warehouse arrangements with third parties to store empty vaults. The arrangements are each long term but can be cancelled by either party upon 30 days’ notice. Monthly storage charges are approximately $16 per vault. Warehouse space is plentiful in all of these markets and should any warehouse arrangement be terminated, we believe that alternative arrangements could be secured on a timely and cost-effective basis.
      Long-term storage of full vaults is undertaken on occasion for clients. When we enter into a long-term warehouse agreement for the client, we are the party to the warehouse agreement, and the containers and their contents are subject to the warehouse owner’s insurance coverage. We then have a separate agreement with our client to cover the warehouse cost.
      Employees. As of the date hereof, we have 22 persons who devote their full business time to our activities, consisting of 8 persons in management, administration and finance and 14 in sales and marketing. We do not have a collective bargaining agreement with our employees, nor are any of our employees members of any labor union.

Legal Proceedings
      On March 3, 2006, a Notice of Opposition to our “SmartVault” trademark was filed with the U.S. Patent and Trademark Office on behalf of Smartbox Moving & Storage LLC, a Richmond, Virginia company. We filed our answer denying the allegations of any likelihood of confusion or fraud and counterclaiming to cancel SmartBox’s design registration. SmartBox was required to file its answer by June 30, 2006. We intend to vigorously defend our rights in this action. We cannot predict the outcome of these proceedings. Although this Notice of Opposition doesn’t impact our current business or restrict our ability to conduct business, using this trademark, an adverse outcome in these proceedings would negatively impact our ability to conduct business using this trademark in our existing and future markets. It may also require that we incur the expense and likely business disruption associated with a re-branding of our services. The parties are currently discussing a possible settlement of this matter. However, as of the date hereof, no such settlement has been reached. Except as described above, we currently are not a party to or engaged in any material legal proceedings.

MANAGEMENT
      The following table sets forth information regarding our directors and executive officers:

Name	Age	Position

Chris Sapyta	45	Chief Executive Officer, Director
Edward Johnson	53	Chief Financial Officer, Director
Kent Lund(1)(2)(3)(4)	50	Director
John Jenkins(2)(3)(4)	55	Director
Doug Kelsall(1)(2)(3)(4)	52	Director
Jack Burkholder(1)(3)(4)	61	Director
Mike Ellis	33	Senior Vice President of Sales

(1)	Member of the Audit Committee.

(2)	Member of the Compensation Committee.

(3)	Member of the Nominating and Governance Committee.

(4)	Independent director.
Board of Directors
      The Board of Directors (“Board”) oversees the business affairs of Smart Move and monitors the performance of our management. Our Board of Directors currently consists of six members who are divided into three classes. Each year shareholders elect the members of one of the three classes to three year staggered terms. The terms of our Class I Directors (Messrs. Lund and Jenkins), Class II Directors (Messrs. Burkholder and Kelsall) and Class III Directors (Messrs. Johnson and Sapyta) expire in 2007, 2008 and 2009, respectively. Each director and executive officer will hold office until his successor is duly elected and qualified, until his resignation or until he shall be removed in the manner provided by our Bylaws. All officers serve at the discretion of the Board and are elected annually at the annual meeting of our Board held after each annual meeting of shareholders. Our Board of directors has determined that all directors (other than Messrs. Sapyta and Johnson) are independent within the meaning of the American Stock Exchange.
      Below are descriptions of the backgrounds of our executive officers and directors and their principal occupation for the last five years:
      Chris Sapyta has served as our Chief Executive Officer and as a director since our inception. Mr. Sapyta founded A Smart Move in August 2004 and served as its Managing Member. In 1996, he founded MicroStar Keg Management L.L.C., a keg asset company with over 5 million keg assets under its management. From 1996 to 2004, he served as President of MicroStar. From 2001 to 2004, Mr. Sapyta served as Senior Vice President of New Markets at TrenStar, Inc., MicroStar’s successor company. Mr. Sapyta received his B.A. degree in accounting from St. Mary’s University (1982).
      L. Edward Johnson served as a manager of A Smart Move, L.L.C. since August 2004 and has served as our Senior Vice President of Corporate Finance and as our director since November 2005. Mr. Johnson has been providing financial guidance and tax planning for various private companies since 1977. From 1989 to 2000, Mr. Johnson served as Tax Manager with Leede Company, a private company located in Denver, Colorado, as its Vice President of Finance and Tax Manager. The Leede Company is engaged primarily in oil and gas, real estate and franchise operations. From 1974 until 1989 and again from 2000 to 2005, he maintained his own accounting and finance practice for select private companies and high net worth individuals. As part of this practice, he provided accounting and financial consulting services to both MicroStar Keg Management, L.L.C. and A Smart Move, L.L.C. Mr. Johnson received his B.B.A. degree from Texas Tech University (1974).
      Kent Lund has served as our director since February 2006. At present, he serves as an independent business, legal and securities compliance consultant. From 2002 to 2005, Mr. Lund served as a Board member and/or Corporate Secretary of four affiliated financial services companies (Kirkpatrick, Pettis, Smith, Polian Inc., two registered investment advisers and a state chartered trust company). From 1998 to 2001, he served as Senior Vice President and General Counsel of Fiserv Correspondent Services, Inc., a NYSE member securities broker dealer. From 2002 to 2005, he served as Executive Vice President and General Counsel of Kirkpatrick, Pettis, Smith, Polian Inc., another securities broker dealer. From 1985 to 1998, he was an attorney with Amoco Corporation, a major multinational oil, natural gas and petrochemical company. From 1982 to 1985, Mr. Lund was an associate attorney with the Denver, Colorado law firm of Sherman & Howard. From 1980 to 1982, Mr. Lund was a staff law clerk for two United States Court of Appeals Judges. Mr. Lund earned a B.A. degree, magna cum laude, from Midland Lutheran College (1977), a J.D. degree, with honors, from Drake University Law School (1980) and a M.B.A. degree from the University of Colorado (2005).
      John Jenkins has served as our director since February 2006. Mr. Jenkins is Chairman and Chief Executive Officer of SAN Holdings from 2001 to present. From January 1995 through June 2000, Mr. Jenkins was Chief Executive Officer, President and a director of TAVA Technologies, Inc., where he led the build-out of a national systems integration business. From 1990 until he joined TAVA in 1995, he served as president of Morgan Technical Ceramics, Inc., a wholly-owned subsidiary of Morgan Crucible plc, a diversified industrial products company based in England and publicly-traded on the London Stock Exchange. Mr. Jenkins holds a B.S.M.E. (Bachelor of Science in Mechanical Engineering) from the University of Washington (1973) and a J.D. from the University of Denver Law School (1977).
      Doug Kelsall has served as our director since February 2006. Mr. Kelsall has served as President and Chief Operating Officer of eCollege.com, an online technology and services company providing support to distance learning and other educational programs, since 2003. From 1999 to 2003, he was Executive Vice President and Chief Financial Officer of eCollege.com, and has been a director of that organization since 2001. He leads both the eLearning and Enrollment Services operating divisions of eCollege as well as the product engineering and technology aspects of the business. From 1997 to 1999, he was Chief Financial Officer of TAVA Technologies, Inc. and from 1995 to 1997, he was Chief Financial Officer of Evolving Systems, Inc., a telecommunication software company. Mr. Kelsall holds a B.A. degree from the University of Colorado (1976) and an M.B.A. degree from the University of Denver (1978).
      Jack Burkholder has served as our director since February 2006. Mr. Burkholder is the principal of several companies engaged in real estate and hotel and resort development. Since 1997, he has served as Managing Director of Golf Lodging, LLC, a hotel and resort development firm; since 2005 as Manager of SeNa Properties, LLC, a luxury, single-family home developer; and since 2003 as Manager of BBLM, LLC, a hospitality and real estate consulting and development company. Since 1984 to present, Mr. Burkholder has provided corporate, financial and real estate advisory services through his consulting firm, Burkholder & Associates. He received a B.A. degree from Cornell University (1968) and an M.B.A. degree from Fordham University (1972).
      Mike Ellis has served as our Senior Vice President of Sales since August 2004. Mr. Ellis has been with Smart Move since its inception. From 1993 to 2004, Mr. Ellis was the President of Goff Moving and Storage, Inc., a moving company servicing the greater Denver, Colorado area (which is no longer in operation), where he handled both national and local moves for various agencies. Mr. Ellis was responsible for the day-to-day operations, business planning, sales/forecasting and military consulting for the coordination of enlisted personnel moves.
      All officers of the Company devote their full-time attention to our business. No director or executive officer is related to any other of our directors or executive officers, and there are no arrangements or understandings between a director and any other person that such person will be elected as a director. There are no material proceedings to which any director, director nominee, executive officer or affiliate of the company, any owner of record or beneficially of more than five percent of any class of voting securities of the subsidiaries or the company, or any associate of any such director, officer, affiliate or security holder is a party adverse to us.
D & O Insurance
      We currently maintain a directors’ and officers’ liability insurance policy with limits of $3 million, with the right to increase the limits to $5 million.

Board Committees
      Our Board has designated three standing committees, including the Audit Committee, the Compensation Committee and the Nominating and Governance Committee.
      Audit Committee. The Audit Committee assists the Board in the oversight of the audit of our consolidated financial statements and the quality and integrity of its accounting, auditing and financial reporting processes. The Audit Committee is be responsible for making recommendations to the Board concerning the selection and engagement of independent registered public accountants and for reviewing the scope of the annual audit, audit fees, results of the audit and auditor independence. The Audit Committee also reviews and discusses with management and the Board such matters as accounting policies, internal accounting controls and procedures for preparation of financial statements. Our Audit Committee is comprised of Doug Kelsall (Chair), Kent Lund and Jack Burkholder. We plan to add another independent director to our Board and Audit Committee within 12 months of the closing of this offering. Our Board has determined that each of the members of the Audit Committee meets the criteria for independence under the standards provided by the American Stock Exchange.
      Audit Committee Financial Expert. Our Board has also determined that Mr. Kelsall qualifies as an “audit committee financial expert” as defined under Item 401(e) of Regulation S-B. Mr. Kelsall is “independent” under Rule 10A-3 under the Securities Act.
      Compensation Committee. The Compensation Committee evaluates the performance of our senior executives, considers the design and competitiveness of our compensation plans, reviews and approves senior executive compensation and administers our equity compensation plans. In addition, the Committee also conducts reviews of executive compensation to ensure compliance with Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”). Our Compensation Committee is comprised of John Jenkins (Chair), Kent Lund and Doug Kelsall.
      Nominating and Governance Committee. The Nominating and Governance Committee identifies candidates for future Board membership and proposes criteria for Board candidates and candidates to fill Board vacancies, as well as a slate of directors for election by the shareholders at each annual meeting. The Nominating and Governance Committee also annually assesses and reports to the Board on Board and Board Committee performance and effectiveness and reviews and makes recommendations to the Board concerning the composition, size and structure of the Board and its committees. Jack Burkholder (Chair), Kent Lund and John Jenkins, all independent directors, are the members of the Nominating and Governance Committee.
Code of Ethics
      Our Board has adopted a Code of Ethics within the meaning of Item 406(b) of Regulation S-B of the Securities Act that applies to all of our officers and employees, including our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions. Our Code of Ethics codifies the business and ethical principles that govern of our business.
      The Code is designed to deter wrongdoing and to promote:

•	Honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

•	Full, fair, accurate, timely, and understandable disclosure in reports and documents that we file with, or submit to, the SEC and in other public communications made by us;

•	Compliance with applicable governmental laws, rules and regulations;

•	The prompt internal reporting of violations of the ethics code to an appropriate person or persons identified in the code; and

•	Accountability for adherence to the Code.

Compensation Committee Interlocks and Insider Participation
      None of our executive officers served:

•	as a member of the compensation committee of another entity which has had an executive officer who has served on our compensation committee;

•	as a director of another entity which has had an executive officer who has served on our compensation committee; or

•	as a member of the compensation committee of another entity which has had an executive officer who has served as one of our directors.
Underwriters’ Board Rights
      Pursuant to the underwriting agreement relating to this offering, we have agreed, for a period of no less than 2 years, to engage a designee of the representative of the underwriters, mutually agreed upon by us and the underwriters, as an advisor to the Board. This advisor may attend Board meetings, receive all notices and other correspondence and communications sent by us to members of our Board and receive compensation equal to the highest compensation of our non-employee directors, excluding the chairs of our standing committees. In addition, the advisor is entitled to receive reimbursement for all costs incurred in attending Board or committee meetings including food, lodging and transportation. The advisor will have none of the duties, rights or powers of a director. To date, no such designee has been identified.
Director Compensation
      In the last fiscal year, none of our existing directors were compensated for their Board service. Our Board recently adopted the following compensation policy for our non-management directors:
      Stock Grants. Outside directors will each receive annual grants of restricted shares of our common stock determined by dividing $10,000 by the then current fair market value of the shares on the date of grant. The shares will be granted in January of each year. One-half of the shares shall vest six months following the date of grant and one-half of the shares shall vest twelve months following the date of the grant. For purposes of determining the number of shares to be granted, the fair market value on the date of grant shall mean the average closing price of our common stock during the month of December immediately preceding the grant date.
      Cash Compensation. All outside directors will be compensated $15,000 per year. The fee will be paid in a lump sum as an annual retainer, payable at the beginning of each year.
      Committee Service. Directors who serve on our standing committees will not receive an additional compensation for their committee services.
      Committee Chair Bonus. The Chair of each of our standing committees will receive an additional annual fee of $5,000. This fee shall be payable in a lump sum in advance.
      Travel Expenses. All directors shall be reimbursed for their reasonable out of pocket expenses associated with attending meetings. For domestic travel, only coach airfare will be reimbursed; for international travel we will reimburse for business class.
Indemnification and Limitation of Director and Officer Liability
      Our organizational documents contain provisions indemnifying our directors and officers to the fullest extent permitted by law. Prior to the completion of this offering, we intend to enter into indemnification agreements with each of our directors that may, in some cases, be broader than the specific indemnification provisions under Delaware law.
      In addition, as required by Delaware law, our Certificate of Incorporation provides that no director will be liable to us or our shareholders for monetary damages for breach of certain fiduciary duties as a director. The effect of this provision is to restrict our rights and the rights of our shareholders in derivative suits to recover monetary damages against a director for breach of certain fiduciary duties as a director, except that a director will be personally liable for:

•	any breach of the director’s duty of loyalty to us or our shareholders;

•	acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•	the payment of dividends or the redemption or purchase of stock in violation of Delaware law; or

•	any transaction from which the director derived an improper personal benefit.
      At present, there is no pending litigation or proceeding involving any of our directors, officers, employees or agents where indemnification will be required under Delaware law. We are not aware of any threatened litigation or proceeding that might result in a claim for such indemnification.
Commission Position on Indemnification for Securities Act Liabilities
      Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.
EXECUTIVE COMPENSATION
      The following table and discussions summarize all plan and non-plan compensation earned by or paid to our Chief Executive Officer, Chris Sapyta, and Chief Financial Officer, Edward Johnson, for our last two completed fiscal years. No other executive officer received total annual salary and bonus of at least $100,000 during those periods.
SUMMARY COMPENSATION TABLE

						Long Term Compensation

						Awards
	Annual Compensation							Payouts
						Restricted	Securities
				Other Annual		Stock	Underlying	LTIP	All Other
		Salary	Bonus	Compensation		Award(s)	Options/SARs	Payouts	Compensation
Name and Principal Position	Year	($)	($)	($)		($)	(#)	($)	($)

Chris Sapyta, CEO	2005	188,000	—	—		—	88,500	—	—
	2004	50,000	—	3,000	(1)	—	40,000	—	—
Edward Johnson, CFO	2005	49,995	—	—		—	33,500	—	—
	2004	—	—	—		—	—	—	—

(1)	Represents health insurance premiums for three months.
No executive officer will receive perquisites and other personal benefits which, in the aggregate, exceed the lesser of either $50,000 or 10% of the total of annual salary and bonus paid during the fiscal year.

      The following table summarizes information related to grants of stock options (whether or not in tandem with SARs) and freestanding SARs made during the fiscal year ended December 31, 2005 to each of the named executive officers, adjusted to reflect our merger whereby each outstanding share of membership interest will convert into two shares of common stock immediately prior to the commencement of this offering, specified below:
OPTIONS/ SAR GRANTS IN THE LAST FISCAL YEAR
(INDIVIDUAL GRANTS)

	Number of	% of Total
	Securities	Options/SARs
	Underlying	Granted to
	Options/SARs	Employees in	Exercise or Base
Name	Granted	Fiscal Year	Price ($/Sh)	Expiration Date

Chris Sapyta, CEO	177,000	30%	$1.75	August 2015
Edward Johnson, CFO(1)	67,000	11%	$1.75	August 2015

(1)	Represents options received during his tenure as our non-employee director.
      The following table sets forth certain information concerning the number and value of unexercised options held by each of the Named Executive Officers at December 31, 2005, adjusted to reflect our merger whereby each outstanding share of membership interest will convert into two shares of common stock immediately prior to the commencement of this offering.
AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND OPTION VALUES

				Value of Unexercised
	Number of Securities Underlying			in the Money
	Unexercised Options at			Options at
	December 31, 2005			December 31, 2005(1)

	Exercisable		Unexercisable	Exercisable	Unexercisable

Chris Sapyta, CEO	257,000	(3)	—	$1,017,500	—
Edward Johnson, CFO	107,000	(2)(3)(4)	—	$402,500	—

(1)	Options are in the money if the market value of the shares covered thereby is greater than the option exercise price. Based on the estimated fair market value of the common stock at December 31, 2005, of $10.00 per share, less the exercise price.

(2)	Represents options received during his tenure as our non-employee director.

(3)	The option exercise price was equal to the fair market value of our common stock as determined by our Board of Directors at the time of grant, which was determined based upon the price at which securities were issued in private sales within no more than 15 days of such grants.

(4)	In 2006 Mr. Johnson exercised 40,000 options for $25,000.

(5)	In July 2006 all options were exercised as a cashless exercise.

(6)	In 2006 options were granted and unvested for 96,000 and 75,000 to the CEO and CFO, respectively,

Employment Agreements, Termination Of Employment and Change-In-Control Arrangements
      We have negotiated the terms of written employment agreements with Chris Sapyta, our President and Chief Executive Officer, and Edward Johnson, our Chief Financial Officer. The employment agreements become effective immediately prior to the commencement of this offering, adjusted to reflect our merger whereby each outstanding share of membership interest will convert into two shares of common stock immediately prior to the commencement of this offering.
      Chris Sapyta Employment Agreement. The five-year agreement initially is set to expire in 2011 and will automatically extend for additional periods of one year unless either party elects to terminate upon 90 days’ prior written notice. The base salary is set at $188,000 per year subject to certain annual increases to be approved by our Compensation Committee. The employment agreement as amended provides for certain additional compensation for Mr. Sapyta, including (but not limited to):

•	an annual bonus of up to the greater of $125,000 or 50% of his base salary;

•	up to 200,000 shares of our common stock subject to lock-up agreements with the underwriters;

•	non-qualified options to purchase 192,000 shares of common stock at an exercise price and vesting under the following performance-based schedule:

(i) 64,000 options will vest on September 30, 2007 if for the 12 months ended on September 30, 2007 we book 9,000 moves the exercise price shall be the greater of $5.00 or the IPO unit price;

(ii) 64,000 options will vest on September 30, 2008 if for the 12 months ended on September 30, 2008 we book 12,000 moves the exercise price is $6.00; and

(iii) 64,000 options will vest on September 30, 2009 if for the 12 months ended on September 30, 2009 we book 15,000 moves the exercise price is $7.00.

If Smart Move achieves at least 85% of the moves in any of the periods set forth above, then 32,000 options will vest at the end of the respective period. The options will be granted under our 2006 Equity Incentive Plan and will qualify as non-qualified stock options under Section 422 of the Code. The non-qualified stock options will be exercisable for a period of 5 years, expiring in 2011; and

•	certain additional payments in the event of a change in control of our company or in the event the agreement is terminated by us without cause, by Mr. Sapyta for good reason or for certain additional enumerated reasons.
      The employment agreement also contains non-competition, indemnification and other terms and provisions customary for agreements of this nature. The foregoing is a summary of the material terms and provisions of Mr. Sapyta’s employment agreement, a copy of which is filed as an exhibit to the registration statement of which this prospectus is a part.
      Edward Johnson Employment Agreement. The five-year agreement initially is set to expire in 2011 and will automatically extend for additional periods of one year unless either party elects to terminate upon 90 days’ prior written notice. The base salary is set at $175,000 per year subject to certain annual increases to be approved by our Compensation Committee. The employment agreement as amended provides for certain additional compensation for Mr. Johnson, including (but not limited to):

•	an annual bonus of up to the greater of $110,000 or 50% of his base salary;

•	150,000 shares of our common stock subject to lock-up agreements with the underwriters;

•	non-qualified options to purchase 150,000 common stock shares at an exercise price equal to the price of our stock in this offering. These options vest under the following performance-based schedule:

(i) 50,000 options will vest on September 30, 2007 if for the 12 months ended on September 30, 2007 we book 9,000 moves the exercise price shall be the greater of $5.00 or the IPO unit price;

(ii) 50,000 options will vest on September 30, 2008 if for the 12 months ended on September 30, 2008 we book 12,000 moves the exercise price shall be $6.00; and

(iii) 50,000 options will vest on September 30, 2009 if for the 12 months ended on September 30, 2009 we book 15,000 moves the exercise price shall be $7.00.

If Smart Move achieves at least 85% of the moves in any of the periods set forth above, then 25,000 options will vest at the end of the respective period. The options will be granted under our 2006 Equity Incentive Plan and will qualify as non-qualified stock options under Section 422 of the Code. The non-qualified stock options will be exercisable for a period of 5 years, expiring in 2011; and

•	certain additional payments in the event of a change in control or in the event the agreement is terminated by us without cause, by Mr. Johnson for good reason or for certain additional enumerated reasons.

      The employment agreement also contains non-competition, indemnification and other terms and provisions customary for agreements of this nature. The foregoing is a summary of the material terms and provisions of Mr. Johnson’s employment agreement, a copy of which is filed as an exhibit to the registration statement of which this prospectus is a part.
2006 Equity Incentive Plan
      In February 2006, we adopted our 2006 Equity Incentive Plan for our officers, directors, employees and outside consultants and advisors. This Plan will become effective after the date of the merger. We have developed this Plan to align the interests of (i) employees, (ii) non-employee Board members, and (iii) consultants and key advisors with the interests of our shareholders and to provide incentives for these persons to exert maximum efforts for our success and to encourage them to contribute materially to our growth.
      The Plan is not subject to the provisions of the Employment Retirement Income Security Act and is not a “qualified plan” within the meaning of Section 401 of the Internal Revenue Code, as amended (the “Code”). The Plan is administered by our Compensation Committee which has exclusive discretion to select the participants who will receive awards under the Plan and to determine the type, size and terms of each award.
      Shares Subject to the Plan. We may issue up to 1,400,000 shares under the Plan, subject to adjustment to prevent dilution from stock dividends, stock splits, recapitalization or similar transactions. Certain grants may be made in cash, in our stock, or in a combination of the two, as determined by the Compensation Committee.
      Awards under the Plan. Under the Plan, the Compensation Committee may grant awards in the form of incentive stock options, as defined in Section 422 of the Code, as well as options which do not so qualify, stock units, stock awards, stock appreciation rights and other stock-based awards.
      Options. The duration of any option shall be within the sole discretion of the Compensation Committee; provided, however, that any incentive stock option granted to a 10% or less stockholder or any nonqualified stock option shall, by its terms, be exercised within 10 years after the date the option is granted and any incentive stock option granted to a greater than 10% stockholder shall, by its terms, be exercised within five years after the date the option is granted. The exercise price of all options will be determined by the Compensation Committee; provided, however, that the exercise price of an option (including incentive stock options or nonqualified stock options) will be equal to, or greater than, the fair market value of a share of our stock on the date the option is granted and further provided that incentive stock options may not be granted to an employee who, at the time of grant, owns stock possessing more than 10% of the total combined voting power of all classes of our stock or any parent or subsidiary, as defined in section 424 of the Code, unless the price per share is not less than 110% of the fair market value of our stock on the date of grant.
      Stock Units. The Compensation Committee may grant stock to an employee, consultant or non-employee director, on such terms and conditions as the Compensation Committee deems appropriate under the Plan. Each stock shall represent the right of the participant to receive a share of our stock or an amount based on the value of a share of our stock.
      Stock Awards. The Compensation Committee may issue shares of our stock to an employee, consultant or non-employee director under a stock award, upon such terms and conditions as the Committee deems appropriate under the Plan. Shares of our stock issued pursuant to stock awards may be issued for cash consideration or for no cash consideration, and subject to restrictions or no restrictions, as determined by the Compensation Committee. The Compensation Committee may establish conditions under which restrictions on stock awards shall lapse over a period of time or according to such other criteria as the Compensation Committee deems appropriate, including restrictions based upon the achievement of specific performance goals.
      SARs and Other Stock-Based Awards. SARs may be granted to an employee, non-employee director or consultant separately or in tandem with an option. SARs may be granted in tandem either at the time the option is granted or at any time thereafter while the option remains outstanding. Upon the exercise of SARs, the related option will terminate to the extent of an equal number of shares of our stock. The stock appreciation for a SAR is the amount by which the fair market value of the underlying stock on the date of exercise of the SAR exceeds the base amount of the SAR. The Compensation Committee will determine whether the stock appreciation for an SAR is to be paid in the form of shares of stock, cash or a combination of the two.
      Other Awards. Other awards may be granted that are based on or measured by our stock to employees, consultants and non-employee directors, on such terms and conditions as the Compensation Committee deems appropriate. Other stock-based awards may be granted subject to achievement of performance goals or other conditions and may be payable in our stock or cash, or in a combination of the two.
      Qualified Performance-Based Compensation. The Compensation Committee may determine that stock units, stock awards, SARs or other stock-based awards granted to an employee will be considered “qualified performance-based compensation” under section 162(m) of the Code.
      Termination of Employment. If the employment or service of a participant is terminated for cause, the options of such participant, both accrued and future, will terminate immediately. If the employment or service is terminated by either the participant or us for any reason other than for cause, death, or for disability, as defined in Section 22(e)(3) of the Code, the options of the participant then outstanding shall be exercisable by the participant at any time prior to the expiration of the options or within three months after the date of such termination, whichever is shorter, but only to the extent of the vested right to exercise the options at the date of the termination. In the case of a participant who becomes disabled, the rights of the participant under any then outstanding options are exercisable by the participant at any time prior to the expiration of the options or within one year after the date of termination of employment or service due to disability, whichever is shorter, but only to the extent of the vested right to exercise the options at the date of such termination. In the event of the death of a participant, the rights of the participant under any then outstanding options are exercisable by the person or persons to whom these rights pass by will or by the laws of descent and distribution, at any time prior to the expiration of the options or within one year after the date of death, whichever is shorter, but only to the extent of the vested right to exercise the options, if any, at the date of death. The terms and conditions regarding any other awards under the Plan will be determined by the Compensation Committee.
      Termination or Amendment of the Plan. Our Board of Directors may at any time terminate the Plan or make such amendments thereto as it deems advisable, without action on the part of our shareholders unless their approval is required under the law. However, no termination or amendment will, without the consent of the individual to whom any option has been granted, affect or impair the rights of such individual. Under Section 422(b)(2) of the Code, no incentive stock option may be granted under the Plan more than ten years from the date the Plan is adopted or the date the Plan is approved by our shareholders, whichever is earlier.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
      All ongoing and future transactions with our affiliates will be made or entered into on terms that are no less favorable to us than those that can be obtained from unaffiliated third parties and such transaction must be approved by a majority of the independent, disinterested members of our Board of Directors.
      Chris Sapyta, our President and Chief Executive Officer, Mike Ellis, our Senior Vice President of Sales, and Charles Hinkely and Greg Henrikson, who are not presently affiliated with the Company, acted as promoters of the Company. In connection with their efforts as promoters of the Company, Messrs. Sapyta, and Henrikson each received 60,000 units and Mr. Ellis received 20,000 units of the limited liability company. Apart from the above-referenced equity compensation, the promoters did not receive any other compensation for their services.
      One of our former directors and a principal shareholder, Steven Bathgate, is a principal of Bathgate Capital Partners, LLC (“Bathgate”) which has performed certain financial advisory services for us. Bathgate has also served as our placement agent in all of our private offerings of securities except for the September 2006 equity offerings where they participated as a broker or an advisor, which can be summarized as follows:

Private Placement	Gross Proceeds	Securities

2004 Equity Offering	$1,521,875	Equity Shares at $0.625
2004 Debt Offering	$2,230,000	12% Convertible Notes at $2.50 and warrants exercisable at $.625 per share
2005 Equity Offering	$3,365,350	Equity Shares at $2.50 and warrants exercisable at $5.00 per share
2005 Debt Offering	$3,000,000	12% Convertible Notes at $5.00 and warrants exercisable at $2.50 per share
2006 Debt Offering	$1,932,500	10% Convertible Notes exercisable at 25% discount to the initial public offering price and warrants exercisable at 150% of the initial public offering price
July 2006 Secured Debt Offering	$5,000,000	10% Secured Convertible Notes issued at a 2% discount to face, which are exercisable at a 25% discount to the Public Offering Price and Warrants exercisable at 140% of initial per share public offering price.
September 2006 Equity Offering	$500,004	Units consisting of one share and one warrant priced at $4.25 per Unit. Warrants exercisable at 150% of initial per share public offering price.
September 2006 Private placement	$1,896,703	Units consisting of one share and one warrant priced at $4.50 per Unit. Warrants exercisable at 150% of initial per share public offering price.
September 2006 Debt Conversion	$2,202,000	The Notes were converted into equity at $2.50 per face amount of the notes (880,800 shares), in addition granted Note Holders 7,334 shares, and 60,000 warrants exercisable at 150% of initial per share public offering price.
      Based on its services as placement agent in the foregoing financings, Bathgate received the cash and equity compensation described below. Compensation paid to participating broker-dealers and employees of Bathgate in connection with these transactions is not reflected below, adjusted to reflect our merger whereby each outstanding share of membership interest will convert into two shares of common stock immediately prior to the commencement of this offering.

Private Placement	Cash Fee	Number of Warrants	Exercise Price

2004 Equity Offering	$152,766	178,876	$0.625
2004 Consulting Agreement	$—	120,000	$0.625
2004 Debt Offering	$111,500	180,000	$0.625
2005 Equity Offering	$338,423	134,614	$2.50
		67,308	$5.00
2005 Debt Offering	$150,000	120,000	$2.50
		60,000	$5.00
2006 Debt Offering	$154,600	41,226	$3.75
		10,308	$5.00
July 2006 Secured Debt Offering	$377,000	None
September 2006 Equity Offerings	$63,736	None
September 2004 Debt Conversion	$33,030	None
      In addition, Bathgate and its affiliates have purchased a total of 740,000 shares at an average price of $0.88 per share and 44,000 warrants exercisable at $5.00.
      In March of 2005, when the 2004 debt offering investors converted $131,700 of accrued interest into 131,700 shares, Bathgate received from us a cash fee of $5,000 and options to purchase 10,000 shares exercisable at $1.20 per share for a period of five years.
      In April and May of 2005, we borrowed $1,490,400 from Silicon Valley Bank. Bathgate was paid a fee of $30,000 for arranging this financing.
      Edward Johnson, our Chief Financial Officer, purchased 11,170 of the units offered in the 2005 Equity Offering in consideration for $55,850. A unit consisted of two common stock shares and a warrant with an exercise price of $5.00. The terms of this transaction were identical to the terms on which all other investors participated.
      In June 2005, we borrowed $60,000 from Chris Sapyta, our Chief Executive Officer, and $100,000 from Steven Bathgate, the principal of Bathgate, both of which were non-interest bearing loans. Mr. Bathgate converted this loan into 40,000 shares of our common stock in the 2005 Equity Offering. Mr. Sapyta’s loan was repaid in full in October of 2005.
      Mr. Johnson was appointed our Chief Financial Officer in November of 2005. Prior to his appointment as Chief Financial Officer, from August 11, 2004 to October 31, 2005, he served as a director and provided consulting services to us, for which he received $30,000 in compensation.
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
      The following table sets forth as of July 31, 2006 the beneficial ownership of our common stock, as adjusted for this offering, by (i) each person or group of persons known to us to beneficially own more than 5% of the outstanding shares of our voting stock, (ii) each of our directors and executive officers, (iii) all of our executive officers and directors as a group and (iv) adjusted to reflect our merger whereby each outstanding share of membership interest will convert into two shares of common stock immediately prior to the commencement of this offering.
      Except as indicated in the footnotes to the table below, each shareholder named in the table has sole voting and investment power with respect to the shares shown as beneficially owned by such shareholder.
      Beneficial ownership is determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended. In computing the number of shares beneficially owned by a person or a group and the percentage ownership of that person or group, shares of our common stock subject to options or warrants currently exercisable or exercisable within 60 days after the date of this prospectus are deemed outstanding, but are not deemed outstanding for the purpose of computing the percentage ownership of any other person. The following table assumes (i) 6,847,891 shares of common stock are outstanding after closing of this offering based on shares of our common stock outstanding as of the date of this prospectus as calculated above, and (ii) no exercise of the over-allotment option. Unless otherwise indicated, the address of each individual named below is our address, 5990 Greenwood Plaza Blvd, #2 Suite 390, Greenwood Village, Colorado 80111.

			Percentage of
	Number of Shares		Outstanding Shares Owned
	of Common Stock
Name and Address of Beneficial Owner	Beneficially Owned		Before Offering	After Offering

Chris Sapyta	816,554	(1)	11.7%		%
Edward Johnson	479,622	(2)	6.9%		%
Kent J. Lund	30,000	(3)	*		%
John Jenkins	9,000	(4)	*		%
Doug Kelsall	55,000	(5)	1.0%		%
Jack Burkholder	6,000	(6)	*	*
Steven Bathgate	798,664	(7)	11.5%		%
Lee Schlessman	2,578,510	(8)	32.6		%
All officers and directors as a group (6 persons)	4,773,350		58.4%		%

*	Less than 1 percent.

(1)	Includes an option to purchase 192,000 shares issuable to Mr. Sapyta under the terms of his employment agreement with us, with exercise prices from $5.00 to $7.00.

(2)	Includes an option to purchase 150,000 option issuable to Mr. Johnson under the terms of his employment agreement with us, with exercise prices ranging from $5.00 to $7.00.

(3)	Includes a warrant to purchase 2,000 shares exercisable at $5.00 per share.

(4)	Includes a warrant to purchase 3,000 shares exercisable at $5.00 per share.

(5)	Includes a warrant to purchase 5,000 shares exercisable at $5.00 per share.

(6)	Includes a warrant to purchase 2,000 shares exercisable at $5.00 per share.

(7)	Includes a warrant to purchase 69,150 shares exercisable at $.625 per share, a warrant to purchase 800 shares exercisable at $1.20 per share, a warrant to purchase 25,768 shares exercisable at $2.50 per share, a warrant to purchase 5,308 units exercisable at $3.75 per share and a warrant to purchase 14,216 shares exercisable at $5.00 per share. Also includes 40,000 shares and a warrant to purchase 11,032 shares exercisable at $.625 per share owned by Bathgate Capital Partners of which Mr. Bathgate is an owner.

(8)	Includes a warrant to purchase 27,967 shares exercisable at $.625, a warrant to purchase 2,762 shares exercisable at $2.50, a warrant to purchase 34,714 shares exercisable at $5.00, a warrant to 9,136 shares at an exercise price of 150% of the IPO Unit price, a convertible note that converts into shares at discount of 25% of the IPO unit price using an IPO offering price of $5.00 this would be 133,336 shares. Also includes 333,383 shares and warrants to purchase 68,182 shares at an exercise price of $.625, warrants to purchase 184,200 shares at an exercise price of $2.50, warrants to purchase 33,334 shares at an exercise price of $5.00, warrants to purchase 266,000 shares at an exercise price of 140% of the IPO unit price, warrants to purchase 45,845 shares at an exercise price of 150% of the IPO unit price, 307,000 shares to be issued upon the conversion of debt at a conversion price of $5.00 and 1,020,000 shares from convertible notes that convert into shares at a discount of 25% of the IPO unit price using an IPO offering price of $5.00, of shares and warrants owned by family members, trusts or entities that Mr. Schlessman controls by power of attorneys or ownership of the entity.

DESCRIPTION OF CAPITAL STOCK
      The following is a description of our capital stock as set forth in our amended Certificate of Incorporation and bylaws, which have been filed with the SEC as exhibits to the registration statement of which this prospectus is a part, adjusted to reflect our merger whereby each outstanding share of membership interest will convert into two shares of common stock immediately prior to the commencement of this offering.
General
      Our authorized capital stock consists of 100,000,000 shares of common stock, par value $0.0001 per share, and 10,000,000 shares of preferred stock, par value $0.0001 per share. Upon completion of this offering, 9,247,892 shares of common stock will be issued and outstanding (including the 2,400,000 shares of common stock forming a part of the units issued in this offering, assuming no exercise of the underwriters’ over-allotment option). There are no shares of preferred stock outstanding.
Units
      We will issue 2,400,000 units in this offering, with each unit consisting of one share of our common stock and one warrant. The holder of one warrant will be entitled to purchase one share of our common stock. The units will have no rights (i.e., voting, redemption, etc.) independent of the rights existing in the common stock and the warrants which form the unit. We have applied for listing of our Units on the American Stock Exchange (“AMEX”). Until the units are divided into their separate components of one share of common stock and one warrant, only the units will be listed on AMEX. Each unit will be divided into its separate component of one share of common stock and one warrant on the date which is the earlier of: (i) 90 days immediately following the date of this prospectus or (ii) 30 days immediately following the date on which the over-allotment option is exercised in full. We will notify the unit holders of the separation of the units 30 days prior thereto through the issuance of a widely-disseminated press release. Following the separation of the units, the shares of common stock will be listed on AMEX, and the warrants will be quoted separately from the common stock on AMEX. The units will cease to exist at that time.
Common Stock
      Voting Rights. The holders of common stock are entitled to one vote per share on all matters. The common stock does not have cumulative voting rights, which means that holders of the shares of common stock with a majority of the votes to be cast for the election of directors can elect all directors then being elected.
      Dividends. Each share of common stock has an equal and ratable right to receive dividends to be paid from our assets legally available therefore when, as and if declared by our board of directors. We do not anticipate paying cash dividends on the common stock in the foreseeable future. See “Dividend Policy.”
      Liquidation. In the event we dissolve, liquidate or wind up, the holders of common stock are entitled to share equally and ratably in the assets available for distribution after payments are made to our creditors and to the holders of any outstanding preferred stock we may designate and issue in the future with liquidation preferences greater than those of the common stock.
      Other. The holders of shares of common stock have no preemptive, subscription or redemption rights and are not liable for further call or assessment. All of the outstanding shares of common stock are, and the shares of common stock offered hereby will be, fully paid and nonassessable. Prior to the date of this prospectus, there has been no established public trading market for the common stock.
Warrants
      One warrant will entitle the holder to purchase one share of common stock at an exercise price equal to 150% of the unit offering price beginning on the date the units separate through the date which is five years after the date of this prospectus, subject to the redemption rights described below. The warrants will be issued pursuant to the terms of a warrant agreement between the warrant agent, Corporate Stock Transfer, and us. We have authorized and reserved for issuance the shares of common stock issuable upon exercise of the warrants. The warrants are exercisable to purchase a total of 2,400,000 shares of our common stock, unless the underwriters’ over-allotment option relating to the warrants is exercised, in which case the warrants are exercisable to purchase a total of 2,760,000 shares of common stock.
      The warrant exercise price and the number of shares of common stock purchased upon exercise of the warrants are subject to adjustment in the event of, among other events, a stock dividend on, or a subdivision, recapitalization or reorganization of, the common stock, or the merger or consolidation of us with or into another corporation or business entity.
      We intend to file a registration statement with the SEC pertaining to the common stock underlying the warrants in order for a holder to exercise the warrants or in order for the warrants to be redeemed by us. The shares of common stock underlying the warrants must also be registered or qualified for sale under the securities laws of the states in which the warrant holders reside. We intend to use our best efforts to keep the registration statement current, but we cannot assure you that such registration statement (or any other registration statement filed by us covering shares of common stock underlying the warrants) can be kept current. In the event the registration statement covering the underlying common stock is not kept current, or if the common stock underlying the warrants is not registered or qualified for sale in the state in which a warrant holder resides, the warrants may be of no value.
      We are not required to issue any fractional shares of common stock upon the exercise of warrants or upon the occurrence of adjustments pursuant to anti-dilution provisions. We will pay to holders of fractional shares an amount equal to the cash value of such fractional shares based upon the then-current market price of a share of common stock.
      The warrants may be exercised upon surrender of the certificate representing such warrants on or prior to the expiration date (or earlier redemption date) of such warrants at the offices of the warrant agent with the form of “Election to Purchase” on the reverse side of the warrant certificate completed and executed as indicated, accompanied by payment of the full exercise price in cash or by official bank or certified check payable to the order of us for the number of warrants being exercised. Shares of common stock issued upon exercise of warrants for which payment has been received in accordance with the terms of the warrants will be fully paid and nonassessable. The warrants do not confer on the warrant holder any voting or other rights of our shareholders.
      We have agreed not to solicit exercise of the warrants other than through the underwriters. Upon any exercise of the warrants after the first anniversary of the date of this prospectus, we will pay the underwriters a fee of 1% of the aggregate warrant exercise price if: (i) the market price of our common stock on the date the warrants are exercised is greater than the then exercise price of the warrants; (ii) the exercise of the warrants was solicited by a member of the NASD and such solicitation has been designated in writing by the warrant holder; (iii) the warrants are not held in a discretionary account; (iv) disclosure of the compensation arrangements was made both at the time of the offering and at the time of exercise of the warrants; and (v) the solicitation of exercise of the warrant was not in violation of Regulation M promulgated under the Exchange Act.
      We may redeem the warrants at $.01 per warrant on 30 days prior written notice if (a) we have our common stock registered under the Exchange Act; (b) all of the shares of the common stock that may be received upon exercise of the warrants may either be sold under Rule 144 of the Securities Act, or there is a current registration statement under the Securities Act registering the resale of such common stock; and (c) the closing sales price of the common stock on AMEX or an exchange equals or exceeds 225% of the initial offering price per share for a period of 20 of the 30 trading days immediately preceding the call for redemption. From and after the date of redemption specified in the notice (unless we default in providing money for the payment of the redemption price), all rights of the holder or holders as a warrant holder shall cease, except for the right to receive the redemption price hereof, without interest, and the warrants shall no longer be deemed outstanding.
      We currently have outstanding warrants to purchase an aggregate of 2,440,506 shares of our common stock at a weighted average exercise price of $2.86 per share and 999,138 warrants with an exercise price of 140% to 150% of the initial public offering price. The warrants have five- to seven-year terms, and contain customary anti-dilution rights (for stock splits, stock dividends and sales of substantially all of our assets). We agreed to use our best efforts to prepare and file the registration statement to register the shares underlying the 2006 Notes and

Warrants within 45 days after the completion of an initial public offering. There is no penalty provision relating to these registration rights.
Convertible Promissory Notes
      We have outstanding $8,028,000 in principal amount of secured promissory notes and $1,932,500 in unsecured promissory notes. The promissory notes bear interest at 10% to 12% per annum. $3,028,000 of the secured promissory notes pay interest only for the first two years after they were issued in October 2005. On the third anniversary of their issuance, we will begin amortizing the notes over a five-year period, paid monthly. $4,960,500 of the promissory notes may be prepaid in whole or part without any prepayment penalty (the July 2006 debt offering of $5,000,000 has a prepayment penalty of 2% for the first two years unless the stock is trading at a premium of 25% over the initial public offering price). The promissory notes are secured by a first lien position on all our container assets and certain other specific assets. The principal amount of our promissory notes may be converted into shares of our common stock at the option of the holders. Approximately $28,000 of the notes may be converted at a price of $2.50 per share and approximately $3.0 million of the notes may be converted at a price of $5.00 per share and $5 million of secured and $1,932,500 of the unsecured promissory notes may be converted at a 25% discount to this offering price.
Preferred Stock
      Our Board of Directors is authorized, without further shareholder action, to divide any or all shares of our authorized preferred stock into series and to fix and determine the designations, preferences and relative participating, optional or other dividend rights, liquidation preferences, redemption rights and conversion or exchange privileges. Our Board of Directors has no plans, agreements or understandings for the issuance of any shares of preferred stock.
Registration Rights
      After the closing of this offering, the holders of warrants that are exercisable to purchase approximately 3,439,644 shares of our common stock will be entitled to certain piggyback registration rights with respect to the registration of the securities being offered under the Securities Act. If we register any securities for public sale other than for this offering, these holders will have the right to include their shares in the registration statement. The conversion feature of the convertible debt does not have any registration rights.
Lock-up Restrictions
      All of our more than 5% shareholders and our directors and officers who own any of our securities, including warrants, options, convertible securities, agreed in writing not to sell, transfer or otherwise dispose of our common stock or any securities exercisable for or convertible into our common stock owned by them for a period of 18 months after the effective date of the registration statement of which this prospectus is a part without prior written consent or waiver from the underwriters.
Anti-Takeover Provisions
      Provisions of Delaware law and our Certificate of Incorporation and bylaws could make our acquisition by means of a tender offer, a proxy contest or otherwise, and the removal of incumbent officers and directors, more difficult. These provisions are expected to discourage types of coercive takeover practices and takeover bids and to encourage persons seeking to acquire control to first negotiate with us. We believe that the benefits of increased protection of our potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure us outweighs the disadvantages of discouraging proposals, including proposals that are priced above the then current market value of our common stock, because, among other things, negotiation of these proposals could result in an improvement of their terms.

Delaware Law
      We are subject to Section 203 of the Delaware General Corporation Law. Under this provision, we may not engage in any business combination with any interested shareholder for a period of three years following the date the shareholder became an interested shareholder, unless:

•	prior to that date our Board of Directors approved either the business combination or the transaction that resulted in the shareholder becoming an interested shareholder;

•	upon completion of the transaction that resulted in the shareholder becoming an interested shareholder, the interested shareholder owned at least 85% of the voting stock outstanding at the time the transaction began; or

•	on or following that date the business combination is approved by our Board of Directors and authorized at an annual or special meeting of shareholders, by the affirmative vote of at least two-thirds of the outstanding voting stock that is not owned by the interested shareholder.
      Section 203 defines “business combination” to include:

•	any merger or consolidation involving the corporation and the interested shareholder;

•	any sale, lease, exchange, mortgage, transfer, pledge, or other disposition of 10% or more of the assets of the corporation involving the interested shareholder;

•	subject to some exceptions, any transaction that results in the issuance or transfer by the corporation or any of its direct or indirect subsidiaries of any stock of the corporation or of any such subsidiary to the interested shareholder;

•	any transaction involving the corporation or any of its direct or indirect subsidiaries that has the effect of increasing the proportionate share of the stock of any class or series of the corporation or of any such subsidiary beneficially owned by the interested shareholder; or

•	the receipt by the interested shareholder of the benefit of any loans, advances, guarantees, pledges, or other financial benefits provided by or through the corporation or any direct or indirect majority-owned subsidiary.
      In general, Section 203 defines an “interested shareholder” as any entity or person who beneficially owns, or an affiliate or associate of the corporation that at any time within three years prior to the date of determination of interested shareholder status did beneficially own, 15% or more of the outstanding voting stock of the corporation, and affiliates and associates of such person.
Certificate of Incorporation and Bylaws
      Our amended Certificate of Incorporation and bylaws contain provisions that could have the effect of discouraging potential acquisition proposals or tender offers or delaying or preventing a change of control of our company. In particular, our amended Certificate of Incorporation and bylaws, as applicable, among other things:

•	provide that special meetings of the shareholders may be called only by our Chairman of the Board, President, or the Board of Directors pursuant to a resolution adopted by a majority of the total number of authorized directors of our Board of Directors;

•	establish procedures with respect to shareholder proposals and shareholder nominations, including requiring that advance written notice or director nomination generally must be received at our principal executive offices not less than 90 prior to the meeting of shareholders at which such directors are to be elected;

•	do not include a provision for cumulative voting in the election of directors. Under cumulative voting, a minority shareholder holding a sufficient number of shares may be able to ensure the election of one or more directors. The absence of cumulative voting may have the effect of limiting the ability of minority shareholders to effect changes in the Board of Directors and, as a result, may have the effect of deterring a hostile takeover or delaying or preventing changes in control or management of our company;

•	provide that vacancies on our Board of Directors may be filled by a majority of directors in office, although less than a quorum, and not by the shareholders;

•	provide for staggered terms for the members of our Board of Directors. The Board of Directors is divided into three staggered classes, and each director serves a term of three years. At each annual shareholders’ meeting only those directors comprising one of the three classes will have completed their term and stand for re-election or replacement. In addition, our organizational documents contain supermajority voting requirement for any amendments of the staggered Board provisions;

•	require an advance notice of any shareholder business before the annual meeting of our shareholders;

•	allow us to issue without shareholder approval up to 10,000,000 shares of preferred stock that could adversely affect the rights and powers, including voting rights, of the holders of common stock. In some circumstances, this issuance could have the effect of decreasing the market price of the common stock as well as having the anti-takeover effect discussed above.
      These provisions are intended to enhance the likelihood of continuity and stability in the composition of our board and in the policies formulated by them and to discourage certain types of transactions that may involve an actual or threatened change of control of our company. These provisions are designed to reduce our vulnerability to an unsolicited acquisition proposal and to discourage certain tactics that may be used in proxy fights. However, these provisions could have the effect of discouraging others from making tender offers for our shares that could result from actual or rumored takeover attempts. These provisions also may have the effect of preventing changes in our management.
Transfer Agent
      Corporate Stock Transfer, Inc. has been appointed as the transfer agent for our units, common stock and warrants.
SHARES ELIGIBLE FOR FUTURE SALE
      Upon completion of this offering, we will have outstanding 9,247,892 shares of common stock (including the 2,400,000 shares of common stock forming a part of the units issued in this offering, and assuming no exercise of the underwriters’ over-allotment) without taking into account any options or warrants that may be granted or exercised and convertible notes that may be converted. Upon completion of this offering, we will have warrants outstanding to purchase 3,439,644 shares of common stock and convertible notes that are convertible into 2,459,867 shares of common stock.
      All of our more than 5% shareholders and our directors and officers who own any of our securities, including warrants, options, convertible securities, agreed in writing not to sell, transfer or otherwise dispose of our common stock or any securities exercisable for or convertible into our common stock owned by them for a period of 18 months after the effective date of the registration statement of which this prospectus is a part without prior written consent or waiver from the underwriters. As a result of these contractual restrictions, notwithstanding possible earlier eligibility for sale under the provisions of Rules 144, 144(k) and 701, shares subject to lock-up agreements may not be sold until such agreements expire or are waived by the underwriters.
Rule 144
      In general, Rule 144 allows a shareholder (or shareholders) whose shares are aggregated who has beneficially owned our shares of common stock for at least one year and who files a Form 144 with the SEC to sell within any three-month period commencing 90 days after the date of this prospectus a number of shares of our common stock that does not exceed the greater of: (i) 1% of the number of shares then outstanding or (ii) the average weekly trading volume of the shares of our common stock during the four calendar weeks preceding the filing of the Form 144 with respect to such sale.
      Sales under Rule 144, however, are subject to specific manner of sale provisions, notice requirements, and the availability of current public information about our company. We cannot estimate the number of shares our existing shareholders will sell under Rule 144, as this will depend on the market price for our shares, the personal circumstances of the shareholders, and other factors.
Rule 144(k)
      Under Rule 144(k), in general, a shareholder who has beneficially owned shares of our common stock for at least two years and who is not deemed to have been an affiliate of ours at any time during the immediately preceding 90 days may sell such shares without complying with the manner of sale provisions, notice requirements, public information requirements, or volume limitations of Rule 144. Affiliates of our company, however, must always sell pursuant to Rule 144, even after the otherwise applicable Rule 144(k) holding periods have been satisfied.
Rule 701
      Rule 701 generally allows a shareholder who purchased our securities pursuant to a written compensatory plan or contract and who is not deemed to have been an affiliate of our company during the immediately preceding 90 days to sell securities in reliance upon Rule 144, but without being required to comply with the public information, holding period, volume limitation, or notice provisions of Rule 144. Rule 701 also permits our affiliates to sell their Rule 701 securities under Rule 144 without complying with the holding period requirements of Rule 144.
      Upon completion of this offering, we intend to file a registration statement on Form S-8 under the Securities Act to register shares of common stock reserved for issuance under our 2006 Equity Incentive Plan. Persons who are not affiliates, and who receive shares that are registered under the Form S-8 registration statement, will be able to resell those shares in the public market without restriction under the Securities Act. Such registration statement will become effective immediately upon filing.
      Prior to this offering, there has been no public market for our securities. Trading of the units is expected to commence following the completion of this offering. There can be no assurance that an active trading market will develop or continue after the completion of this offering or that the market price of the units will not decline below the initial public offering price. No prediction can be made as to the effect, if any, that future sales of shares of common stock, or the availability of shares for future sale, will have on the market price prevailing from time to time. Sales of substantial amounts of common stock in the public market, or the perception that such sales could occur, could adversely affect the prevailing market price of the common stock or our ability to raise capital through a public offering of our equity securities.

UNDERWRITING
      Under the terms and subject to the conditions contained in an underwriting agreement dated as of                     , 2006 (the “Underwriting Agreement”), the underwriters named below, for whom Newbridge Securities Corporation is acting as representative, have severally agreed to purchase, and we have agreed to sell to them, the number of units set forth in the following table:

Name	Number of Units

Newbridge Securities Corporation	[	]
I-Banker Securities, Inc.	[	]
Neidiger, Tucker, Bruner, Inc.
Bathgate Capital Partners, LLC
Total	2,400,000

      The underwriters are offering the units subject to their acceptance of units from us and subject to prior sale. The Underwriting Agreement provides that the obligations of the several underwriters to pay for and accept delivery of the units offered by this prospectus are subject to the approval of certain legal matters by their counsel and to certain other conditions. The underwriters are obligated to take and pay for all of the units offered by this prospectus, if any such units are taken. However, the underwriters are not required to take or pay for the units covered by the underwriters’ over-allotment option described below.
      The underwriters propose to offer the securities offered hereby to the public at the public offering price set forth on the cover of this prospectus. That price should not be considered an indication of the actual value of the securities and is subject to change as a result of market conditions and other factors. The underwriters may offer the securities to securities dealers at the price to the public less a concession not in excess of $           per unit. Securities dealers may re-allow a concession not in excess of $           per unit to other dealers. After the securities are released for sale to the public, the underwriters may vary this offering price and other selling terms from time to time. No variation in those terms will change the amount of proceeds to be received by us as set forth on the cover page of this prospectus. The public offering price of the securities offered hereby negotiated between us and the representatives.
      We have granted to the underwriters an option, exercisable for 45 days from the date of this prospectus, to purchase up to an aggregate of 360,000 additional units at the initial public offering price listed on the cover page of this prospectus, less underwriting discounts and commissions. The underwriters may exercise this option solely for the purpose of covering over-allotments, if any, made in connection with the offering of the units offered by this prospectus. To the extent this option is exercised, each underwriter will become obligated, subject to limited conditions, to purchase approximately the same percentage of additional units as the number listed next to the underwriter’s name in the preceding table bears to the total number of units listed next to the names of all underwriters in the preceding table. If the underwriters’ option is exercised in full, the total price to the public would be $          , the total underwriters’ discounts and commissions would be $          , and total proceeds to us would be $          . The underwriters have informed us that they do not intend sales to discretionary accounts to exceed five percent of the total number of units offered by them.
Underwriting Compensation
      The underwriters will purchase the units offered hereby at a discount of 8.5% of the initial public offering price (or $.425 per unit). We have agreed to pay the representative of the underwriters a non-accountable expense allowance equal to 2% of the gross proceeds from the sale of the units offered hereby. Our agreement with the underwriters also provides that we will pay all expenses in connection with qualifying the units for sale under the laws of those states as the underwriter may designate and the costs of review by the NASD of the underwriting arrangements between the underwriters and us.
      We have granted the representative of the underwriters the right to have a designee present at all meetings of our Board of Directors for a period of two years from the date of this prospectus. The designee will be entitled to the same notice and communications sent by us to our directors and to attend directors’ meetings but will not have voting rights. The representative has not named a designee as of the date of this prospectus.
      We will sell to the representative of the underwriters upon the completion of this offering, for a total purchase price of $100, an option to purchase 240,000 units. The option will be exercisable beginning as of the

date of this prospectus at an exercise price of        % of the unit price in this offering. The option (and the securities that may be acquired upon exercise of the option) may not be sold, pledged, transferred, hypothecated or assigned for a period of one year after the date of this prospectus except in accordance with Rule 2710(g)(2) of the NASD Conduct Rules. The option will contain anti-dilution provisions providing for appropriate adjustments on the occurrence of certain events and contain customary participatory registration rights and a cashless exercise provision (which allows the holder to exercise the option by surrendering a portion of the securities underlying the option instead of paying cash). We have agreed to register for sale the common stock and warrants issuable upon exercise of the option and the common stock issuable upon exercise of the warrants underlying the option.
Qualified Independent Underwriter
      One of our affiliates, Bathgate Capital Partners, LLC (“Bathgate”), intends to participate as an underwriter in our public offering. As a result, the underwriters may be deemed to have a “conflict of interest” under Rule 2720 of the Conduct Rules of the NASD. This offering will therefore be made in accordance with the applicable provisions of Rule 2720 of the Conduct Rules. Rule 2720 requires that the initial public offering price be no higher than that recommended by a “qualified independent underwriter,” as defined by the NASD. Newbridge Securities Corporation will serve in that capacity and will perform due diligence investigations and review and participate in the preparation of the registration statement of which this prospectus is a part.
Consulting Agreement
      As of the closing of this offering, we will enter into a two-year consulting agreement with Newbridge whereby Newbridge will be retained as the Company’s non-exclusive financial advisor and investment banker to provide general financial advisory and investment banking services. Specifically, Newbridge will assist us in evaluating potential equity or debt financings, making recommendations concerning the relationships among our various lines of business and potential areas for business growth, and providing such other financial advisory and investment banking services upon which we may mutually agree. As consideration for Newbridge’s consulting services, we agreed to pay a fee of $30,000 per year for the term of this Agreement, with the aggregate fees under the agreement in the amount of $60,000 due and payable upon the execution of the agreement.
Warrant Solicitation Fee
      We have agreed not to solicit exercise of the warrants other than through the underwriters. Upon any exercise of the warrants after the first anniversary of the date of this prospectus, to the extent not inconsistent with the NASD Rules and the SEC rules and regulations, we will pay the underwriters a fee of 1% of the aggregate warrant exercise price if: (i) the market price of our common stock on the date the warrants are exercised is greater than the then-exercise price of the warrants; (ii) the exercise of the warrants was solicited by a member of the NASD and such solicitation has been designated in writing by the warrant holder; (iii) the warrants are not held in a discretionary account; (iv) disclosure of the compensation arrangements was made both at the time of the offering and at the time of exercise of the warrants; and (v) the solicitation of exercise of the warrant was not in violation of Regulation M promulgated under the Exchange Act.
Stabilization
      The rules of the SEC generally prohibit the underwriters from trading in our securities on the open market during this offering. However, the underwriters are allowed to engage in certain open market transactions and other activities during this offering that may cause the market price of our securities to be above or below that which would otherwise prevail in the open market. These activities may include stabilization, short sales and over-allotments, syndicate covering transactions and penalty bids.

•	stabilizing transactions consist of bids or purchases made by the representative for the purpose of preventing or slowing a decline in the market price of our securities while this offering is in progress;

•	short sales and over-allotments occur when the representative, on behalf of the underwriters, sells more of our units than it purchases from us in this offering. In order to cover the resulting short position, the representative may exercise the over-allotment option described above or may engage in syndicate covering transactions. There is no contractual limit on the size of any syndicate covering transaction. The underwriters will deliver a prospectus in connection with any such short sales. Purchasers of units sold short by the underwriters are entitled to the same remedies under the federal securities laws as any other purchaser of units covered by the registration statement;

•	syndicate covering transactions are bids for or purchases of our securities on the open market by the representative on behalf of the underwriters in order to reduce a short position incurred by the representative on behalf of the underwriters; and

•	a penalty bid is an arrangement permitting the representative to reclaim the selling concession that would otherwise accrue to an underwriter if the common stock originally sold by the underwriter was later repurchased by the representative and therefore was not effectively sold to the public by such underwriter.
      If the underwriters commence these activities, they may discontinue them at any time without notice. The underwriters may carry out these transactions on Nasdaq or otherwise.
Indemnification
      We have agreed to indemnify the underwriters against certain civil liabilities, including liabilities under the Securities Act, and to contribute to payments the underwriters may be required to make in respect of any such liabilities.
LEGAL MATTERS
      Cozen O’Connor, Washington, D.C., has acted as our counsel in connection with this offering, including with respect to the validity of the issuance of the securities offered in this prospectus. Certain legal matters will be passed upon for the underwriters by Moye White LLP, Denver, Colorado.
EXPERTS
      The financial statements of A Smart Move, L.L.C. as of and for the year ended December 31, 2005, and for the period from inception to December 31, 2004, included herein and elsewhere in this Registration Statement have been audited by Anton Collins Mitchell LLP, an independent registered public accounting firm, for the periods and the extent set forth in their report appearing herein and elsewhere in the registration statement. Such financial statements have been so included in reliance upon the report of such firm given upon their authority as experts in auditing and accounting.
ADDITIONAL INFORMATION
      We have filed with the SEC a registration statement on Form SB-2 under the Securities Act for the units offered hereby. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits and schedules which are part of the registration statement. For additional information about us and our securities, we refer you to the registration statement and the accompanying exhibits and schedules. Statements contained in this prospectus regarding the contents of any contract or any other documents to which we refer are not necessarily complete. In each instance, reference is made to the copy of the contract or document filed as an exhibit to the registration statement, and each statement is qualified in all respects by that reference. Copies of the registration statement and the accompanying exhibits and schedules may be inspected without charge (and copies may be obtained at prescribed rates) at the public reference facility of the SEC at Room 1024, 100 F Street, NE, Washington, D.C. 20549.
      You can request copies of these documents upon payment of a duplicating fee by writing to the SEC. You may call the SEC at 1-800-SEC-0330 for further information on the operation of its public reference rooms. Our filings, including the registration statement, will also be available to you on the Internet web site maintained by the SEC at http://www.sec.gov. We intend to furnish our shareholders with annual reports containing financial statements audited by our independent auditors, and make available to our shareholders quarterly reports for the first three quarters of each year containing unaudited interim financial statements.
      Upon completion of this offering, we will become subject to the information and reporting requirements of the Exchange Act. As a result, we will file periodic reports, proxy statements and other information with the SEC. The periodic reports, proxy statements and other information we will file will be available for inspection and copying at the SEC public reference facilities and the web site of the SEC referenced to above.

A SMART MOVE, L.L.C.

Report of Independent Registered Public Accounting Firm
Board of Directors
A Smart Move, L.L.C.
Denver, Colorado
      We have audited the accompanying balance sheet of A Smart Move, L.L.C. as of December 31, 2005 and the related statements of operations, members’ equity, and cash flows for the year ended December 31, 2005 and for the period from inception August 11, 2004 to December 31, 2004. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.
      We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
      In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of A Smart Move, L.L.C. at December 31, 2005, and the results of its operations and its cash flows for the year ended December 31, 2005 and for the period from inception August 11, 2004 to December 31, 2004, in conformity with accounting principles generally accepted in the United States of America.
Denver, Colorado
March 1, 2006

A Smart Move, L.L.C.
Balance Sheets

	July 31,	December 31,
	2006	2005

	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$3,624,867	$3,344,071
Account receivable trade, net	239,821	38,418
Contracts in process	608,635	218,720
Subscription receivable	220,500	—
Prepaid and other	34,423	21,340

Total current assets	4,728,246	3,622,549

Property and equipment, net	8,381,274	4,891,633
Other assets	96,137	52,581
Deferred offering costs	—	81,983

	8,477,411	5,026,197

Total assets	$13,205,657	$8,648,746

LIABILITIES AND MEMBERS’ EQUITY
Current liabilities:
Accounts payable	$2,668,128	$482,928
Checks drawn in excess of available bank balances	—	199,802
Accrued interest	322,160	169,458
Deferred revenue	72,452	98,191
Current portion of long-term debt and notes payable, net of discounts of $338,887 and $56,364	580,449	536,724
Current portion of obligations under capital leases	81,183	77,229

Total current liabilities	3,724,372	1,564,332

Long-term liabilities:
Long-term debt and notes payable, less current portion, net of discounts of $6,488,118 and $1,087,267	6,053,819	4,762,991
Obligations under capital leases, less current portion	284,052	336,706

	6,337,871	5,099,697

Total liabilities	10,062,243	6,664,029

Commitments and contingent liabilities

Members’ equity; 50,000,000 authorized shares 2,710,310 and 2,171,420 issued and outstanding	3,143,414	1,984,717

Total liabilities and members’ equity	$13,205,657	$8,648,746

The accompanying notes are an integral part of these financial statements.

A Smart Move, L.L.C.
Statements of Operations

				August 11, 2004
	Seven Months Ended July 31,		Year Ended	(Date of Inception)
			December 31,	to December 31,
	2006	2005	2005	2004

	(Unaudited)
Sales	$2,281,696	$278,616	$1,238,218	$—
Cost of moving and storage (exclusive of depreciation and amortization shown separately below)	2,700,898	368,327	1,557,533	—
Depreciation and amortization	507,003	105,494	410,246	—

Total cost of moving and storage	3,207,901	473,821	1,967,779	—

Gross loss	(926,205)	(195,205)	(729,561)	—
Selling, general and administrative expenses (exclusive of depreciation and amortization shown separately below and including noncash compensation of $2,500,000 for the seven months ended July 31, 2006 and $250,000 for the period August 11, 2004 to December 31, 2004, respectively)	4,348,161	929,724	1,799,150	556,474
Depreciation and amortization	55,376	23,408	57,054	1,779
Impairment of note receivable	47,000	—	151,930	—
Offering costs	602,262	—	—	—

Total selling, general and administrative expenses	5,052,799	953,132	2,008,134	558,253

Operating loss	(5,979,004)	(1,148,337)	(2,737,695)	(558,253)

Other income (expense):
Interest income	70,687	11,922	40,039	12,204
Interest expense	(736,422)	(232,620)	(552,440)	(76,654)
Other expense	—	(20,400)	(204,000)	(11,400)

Total other expense	(665,735)	(241,098)	(716,401)	(75,850)

Net loss	$(6,644,739)	$(1,389,435)	$(3,454,096)	$(634,103)

Net loss per member share:
Basic and diluted	$(2.90)	$(0.95)	$(2.10)	$(0.83)

Member shares used to compute net loss per member share:
Basic and diluted	2,292,167	1,455,395	1,641,592	767,413

The accompanying notes are an integral part of these financial statements.

A Smart Move, L.L.C.
Statement of Changes in Members’ Equity

	Members’	Members’	Accumulated
	Shares	Equity	Deficit	Total

Members’ Equity August 11, 2004	—	$—	$—	$—
Issuance of member shares to founders for services rendered	200,000	250,000	—	250,000
Issuance of member shares in connection with private placement, net of offering costs of $152,767	1,217,500	1,369,109	—	1,369,109
Proceeds allocated to warrants issued in debt offerings	—	115,727	—	115,727
Warrants issued to placement agent in debt offerings		56,700		56,700
Net loss	—	—	(634,103)	(634,103)

Members’ Equity December 31, 2004	1,417,500	1,791,536	(634,103)	1,157,433
Conversion of accrued interest to members’ shares	80,850	201,700	—	201,700
Issuance of member shares in connection with private placement, net of offering costs $338,423	673,070	3,026,927	—	3,026,927
Proceeds allocated to warrants issued in debt offerings	—	605,453	—	605,453
Warrants issued to placement agent in debt offerings		205,500		205,500
Termination of warranty liability		241,800		241,800
Net loss	—	—	(3,454,096)	(3,454,096)

Members’ Equity December 31, 2005	2,171,420	6,072,916	(4,088,199)	1,984,717
Issuance of member shares to officers for services rendered (unaudited)	250,000	2,500,000	—	2,500,000
Exercised options (unaudited)	20,000	25,000		25,000
Cashless exercise of options (unaudited)	268,890	—	—	—
Proceeds allocated to warrants and beneficial conversion feature (unaudited)	—	5,278,436	—	5,278,436
Net loss (unaudited)	—	—	(6,644,739)	(6,644,739)

Members’ Equity July 31, 2006 (unaudited)	2,710,310	$13,876,352	$(10,732,938)	$3,143,414

The accompanying notes are an integral part of these financial statements.

A Smart Move, L.L.C.
Statements Of Cash Flows

				August 11, 2004
	Seven Months Ended July 31,		Year Ended	(Date of Inception) to
			December 31,	December 31,
	2006	2005	2005	2004

	(Unaudited)
Cash flows from operating activities:
Net loss	$(6,644,739)	$(1,389,435)	$(3,454,096)	$(634,103)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	562,379	128,902	467,300	1,779
Non-cash compensation	2,500,000	—	—	250,000
Write off of deferred offering costs	602,262	—	—	—
Amortization of debt discount	180,119	33,511	97,035	9,753
Amortization of warrants for services	6,875	6,875	11,786	2,829
Warrant liability	—	20,400	204,000	11,400
Loss on asset disposal	7,446	—	—	—
Impairment of notes receivable	47,000	—	151,930	—
Change in operating assets and liabilities:
Accounts receivable	(201,403)	(92,267)	(38,418)	—
Prepaid and other	(19,958)	11,902	21,786	(31,341)
Contracts in process	(389,915)	(69,565)	(218,720)	—
Accounts payable	2,185,200	366,571	477,773	5,155
Accrued interest	152,702	154,600	304,258	66,900
Deferred revenue	(25,739)	—	98,191	—

Net cash used in operating activities	(1,037,771)	(828,506)	(1,877,175)	(317,628)

Cash flows from investing activities:
Additions of property and equipment (excluding items under capital lease)	(4,059,466)	(3,099,131)	(4,587,674)	(60,570)
Deposits on equipment	—	300,000	300,000	(300,000)
Notes receivable	(47,000)	—	(151,930)	—
Deposits on office lease	(44,000)	—	—	(3,188)

Net cash used in investing activities	(4,150,466)	(2,799,131)	(4,439,604)	(363,758)

Cash flows from financing activities:
Proceeds from sale of member shares	25,000	—	3,265,350	1,399,375
Member shares subscribed	—	775,000	—	—
Offering costs on sale of member shares	—	(83,346)	(338,423)	(152,766)
Proceeds from notes payable	6,612,000	—	3,000,000	2,201,500
Proceeds from subscription receivable	—	28,500	28,500	—
Notes payable issuance costs	(480,113)	—	(150,000)	(111,500)
Proceeds from bank debt	500,000	1,490,578	1,490,578	—
Payments on bank debt	(414,573)	(228,191)	(277,232)	—
Bank debt issuance costs	(4,500)	(39,933)	(39,932)	—
Payments on obligations under capital leases	(48,700)	(265,074)	(298,533)	—
Restricted cash	—	(15,000)	(15,000)	—
Proceeds from member loan	—	160,000	160,000	122,500
Payments on member loan	—	—	(60,000)	—
Checks drawn in excess of available bank balances	(199,802)	46,907	193,134	6,668
Deferred offering costs	(520,279)	—	(81,983)	—

Net cash provided by financing activities	5,469,033	1,869,441	6,876,459	3,465,777

Net increase (decrease) in cash and cash equivalents	280,796	(1,758,196)	559,680	2,784,391
Cash and cash equivalents at beginning of period	3,344,071	2,784,391	2,784,391	—

Cash and cash equivalents at end of period	$3,624,867	$1,026,195	$3,344,071	$2,784,391

The accompanying notes are an integral part of these financial statements.

A Smart Move, L.L.C.
Notes to Financial Statements
(Information as of July 31, 2006 and for the seven-month periods ended July 31, 2006 and 2005 are unaudited)

1.	Nature of Business and Organization

Business Description
      A Smart Move, L.L.C. dba Smart Move (“Smart Move”) was formed and registered as a Colorado limited liability company on August 11, 2004. In June 2005 Smart Move commenced revenue producing activities and emerged from the development stage. As a result and in accordance with Statements of Financial Accounting Standards (“SFAS”) No. 7 “Accounting and Reporting by Development Stage Enterprises” the financial statements for prior periods do not reflect cumulative amounts in the statements of operations and cash flows.
      Smart Move provides intrastate, interstate and international moving services. Smart Move’s services involve arranging for packing and unpacking, shipping, insurance and storage of customers’ household goods by utilizing specialized containers owned by Smart Move called a SmartVaulttm.

2.	Summary of Significant Accounting Policies

Revenue Recognition
      Revenue on a self move (when a customer does the packing and unpacking) includes the use and shipment of the SmartVaulttm. Revenue on a self move and the direct and incremental costs of the move are recognized when the container is delivered to its final destination, the price is fixed, and Smart Move has no further service obligations.
      Revenue on a full service move includes the use of the SmartVaulttm, and the packing, shipping and unpacking of the container. Revenue on a full service move and the direct and incremental costs of the move are recognized after the container is unpacked at its final destination, the price is fixed, and Smart Move has no further service obligations.
      When a container is delivered to a storage facility, revenue related to the move to the storage facility is recognized upon delivery to the storage facility and revenue related to the move from the storage facility to the final destination is recognized when the container is delivered to its final destination or unpacked for a full service move.
      Smart Move receives commissions for the placement of moving contents damage insurance purchased by its customers. These commissions are recognized when the customer has entered into a legally binding contract for the insurance and the collection of the commission is probable. The insurance transactions are recorded on a net basis in accordance with EITF No. 99-19, “Reporting Revenue Gross Versus Net”.

Contracts in Process
      Contracts in progress include the direct and incremental costs of a move including freight and handling costs for contracts in process at the end of a reporting period. These costs are deferred and recognized in cost of moving and storage upon recognition of revenue for the related contract.

Cash and Cash Equivalents
      Cash equivalents include demand deposits and money market funds for purposes of the statement of cash flows. Smart Move considers all highly liquid monetary instruments with original maturities of three months or less to be cash equivalents.

Restricted Cash
      Smart Move was required to open a certificate of deposit to secure for possible charge backs from customers’ credit card payments. Restricted cash is shown in other assets.

A Smart Move, L.L.C.
Notes to Financial Statements — (Continued)
(Information as of July 31, 2006 and for the seven-month periods ended July 31, 2006 and 2005 are unaudited)

Property and Equipment
      Property and equipment are stated at cost. Depreciation and Amortization is computed using the straight-line method over the estimated useful lives of the respective assets. The estimated useful lives used in computing depreciation are summarized as follows:

Class of Asset	Useful Life in Years

Office equipment	3 to 5 years
SmartVaults™	8 years
Electronic equipment	5 years
Rolling stock and trailers	5 years
Vault Mold	15 years
Leasehold improvements	Term of lease
      Ordinary repair and maintenance costs are charged to operations as incurred.

Subscriptions Receivable
      Share and debt subscriptions receivable are reported as a current asset where proceeds are received before the issuance of the financial statements. Share subscriptions receivable are reported as a deduction from members’ equity if payment is not received prior to the issuance of the financial statements. Upon payment of the subscription and issuance of the share certificates, the members’ share subscribed account is debited and the members’ share account is credited.

Income Taxes
      Smart Move at inception elected to be treated as a partnership for tax reporting purposes. Accordingly, all taxable income and losses of Smart Move are allocated to the members for inclusion in their respective income tax returns. No provision for federal income taxes has been recorded in the accompanying financial statements. These financial statements do not give effect to any assets that the members may have outside their interests in Smart Move, nor to any obligations, including income taxes, of the members.

Deferred offering costs
      Deferred offering costs consist of legal, accounting, filing and miscellaneous fees incurred that are directly related to the Smart Move’s proposed initial public offering. These deferred costs were written off upon Smart Move’s withdrawal of its offering in July of 2006.

Advertising Expenses
      Advertising costs are charged to expense as incurred. For the seven months ended July 31, 2006 and 2005, advertising expenses totaled approximately $63,749, and $155,205, respectively. For the year ended December 31, 2005 and for the period from inception August 11, 2004 to December 31, 2004, advertising expenses totaled approximately $207,000, and $5,000, respectively.

Start-Up Activities
      Smart Move expenses the costs of start-up activities as incurred in accordance with Statements of Position 98-5, “Reporting on the Costs of Start-Up Activities”. During the period from inception August 11, 2004 to December 31, 2004 Smart move incurred $122,530 in connection with start-up activities. These amounts are included in selling, general and administrative expenses in the accompanying statements of operations. There were no costs of start-up activities incurred in 2005.

A Smart Move, L.L.C.
Notes to Financial Statements — (Continued)
(Information as of July 31, 2006 and for the seven-month periods ended July 31, 2006 and 2005 are unaudited)

Fair Value of Financial Instruments
      Smart Move’s financial instruments consist of cash and cash equivalents, accounts receivable, accounts payable, accrued expenses and long-term liabilities. The carrying value of cash and cash equivalents, accounts receivable, accounts payable, and accrued expenses approximate their fair values due to their short maturities. The fair value of Smart Move’s note payable to a bank approximates its carrying value as the current interest rate on the note approximates the interest rate currently available to Smart Move on similar borrowings. The fair value of Smart Move’s long-term debt approximates their carrying value as these financial instruments are reflected net of discounts which management of Smart Move believes to be reflective of discounts that a willing party would require in order to invest in a similar type of debt instrument.

Concentrations of Credit, Service Provider and Supplier Risk
      Financial instruments that potentially subject Smart Move to concentrations of credit risk primarily consist of cash and cash equivalents and trade accounts receivable. Cash and cash equivalents consist primarily of money market accounts which, although in excess of Federal Deposit Insurance Corporation (“FDIC”) insurance limits, are maintained with high credit quality financial institutions. Generally customers are required to pay for their move upon delivery. Credit risk with respect to trade accounts receivable is mitigated by the large number of geographically diverse customers and Smart Move’s credit evaluation procedures. Although generally no collateral is required, when feasible, mechanics’ liens are filed and personal guarantees are signed to protect Smart Move’s interests. As of July 31, 2006 and December 31, 2005, Smart Move did not anticipate any substantial credit losses.
      Smart Move purchases substantially all of its transportation shipping services from the same transportation provider with whom it has a distribution agreement. The terms of the distribution agreement includes storage and local delivery of the SmartVaultstm. Smart Move believes that while there are alternative sources for the transportation services it purchases, termination of the agreement could have a material adverse effect on Smart Move’s business, financial condition or results of operation if Smart Move were to be unable to obtain an adequate or timely replacement for the services rendered by this transportation provider.
      Smart Move purchases its SmartVaultstm from a single manufacturer. Smart Move believes that while there are alternative sources for the manufacture of the SmartVaultstm, termination of the agreement could have a material adverse effect on Smart Move’s business, financial condition or results of operation if Smart Move were to be unable to obtain an adequate or timely replacement manufacturer.

Impairment of Long-Lived Assets
      The financial statements adhere to the provisions of Statement of Financial Accounting Standards No. 144, “Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of”, which requires that long-lived assets, including identifiable intangibles, be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Smart Move evaluates the recoverability of its long-lived assets based on estimated undiscounted future cash flows and provides for impairment if such undiscounted cash flows are insufficient to recover the carrying amount of the long-lived asset. If impaired, the long-lived asset is written down to its estimated fair value.

Stock Based Compensation
      Effective January 1, 2006, Smart Move adopted Statement of Financial Accounting Standards No. 123 (revised 2004), “Share-Based Payment”, (“SFAS 123R”) which requires the measurement and recognition of compensation expense for all share-based payment awards made to employees and directors, including employee stock options, based on estimated fair values. SFAS 123R supersedes the Company’s previous accounting under Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees” (“APB 25”). In

A Smart Move, L.L.C.
Notes to Financial Statements — (Continued)
(Information as of July 31, 2006 and for the seven-month periods ended July 31, 2006 and 2005 are unaudited)
March 2005, the Securities and Exchange Commission issued Staff Accounting Bulletin No. 107 (“SAB 107”) relating to SFAS 123R. The Company has applied the provisions of SAB 107 in its adoption of SFAS 123R.
      In accordance with the modified prospective transition method, the Company’s financial statements for prior periods have not been restated to reflect, and do not include, the impact of SFAS 123R. Smart Move’s employee options are fully vested as of December 31, 2005 and no stock options were granted in the seven months ended July 31, 2006 and no adjustment is necessary under SFAS 123R. As allowed by SFAS No. 123, “Accounting for Stock-Based Compensation” (SFAS No. 123), Smart Move elected in prior periods to apply the intrinsic-value, based method of accounting described above, and has adopted only the disclosure requirements of SFAS No. 148 “Accounting for Stock-Based Compensation — Transition and Disclosure, an Amendment of FASB Statement No. 123” (SFAS No. 148). Accordingly, no compensation cost has been recognized for its stock options granted at or above the estimated fair value of the underlying shares on the measure date. The following table illustrates the effect on net loss if the fair value based method had been applied to all awards in each period.

				Period from
				Inception
	Seven Months	Seven Months	Year Ended	August 11, 2004
	Ended July 31,	Ended July 31,	December 31,	to December 31,
	2006	2005	2005	2004

	(Unaudited)	(Unaudited)
Net loss, as reported	$(6,644,739)	$(1,389,435)	$(3,454,096)	$(634,103)
Stock based compensation expense included in reported net loss	2,500,000	—	—	250,000
Pro forma stock based employee compensation expense under fair value based method	(2,500,000)	(280,000)	(628,000)	(336,000)

Pro forma net loss	$(6,644,739)	$(1,669,435)	$(4,082,096)	$(720,103)

Net loss per share
Basic and diluted — as reported	$(2.90)	$(0.95)	$(2.10)	$(0.83)
Basic and diluted — as pro forma (unaudited)	$(2.90)	$(1.15)	$(2.49)	$(0.94)
      The fair value of the options granted were estimated on the dates of grant using the Black-Scholes option pricing model with the following assumptions used: expected dividend yield 0%; expected stock price volatility 55%; risk free interest rates ranging from 4.34% to 4.50% for 2005 and 4.16% for 2004, and expected life of 10 years.

Nonemployee stock based compensation
      Stock based grants, including warrants, issued to non-employees are measured at estimated fair value and recorded in the financial statements. (see notes 7 and 11)

Loss Per Share
      SFAS No. 128, “Earnings Per Share”, requires dual presentation of basic and diluted earnings per share (EPS) with a reconciliation of the numerator and denominator of the basic EPS computation to the numerator and denominator of the diluted EPS computation. Basic EPS excludes dilution; diluted EPS reflects the potential dilution that could occur if securities or other contracts to issue member shares were exercised or converted into member shares or resulted in the issuance of member shares that then shared in the earnings of Smart Move.
      Loss per share is computed based on the weighted average number of member shares outstanding each period. Convertible notes, stock options and warrants are not considered in the calculation, as the impact of the

A Smart Move, L.L.C.
Notes to Financial Statements — (Continued)
(Information as of July 31, 2006 and for the seven-month periods ended July 31, 2006 and 2005 are unaudited)
potential dilution (3,604,753 member shares at July 31, 2006; and 1,162,074 member shares of July 31, 2005; 2,269,570 member shares at December 31, 2005 and 907,074 member shares at December 31, 2004) would be to decrease basic loss per share. Therefore, diluted loss per share is equivalent to basic loss per share for all periods shown.

Use of Estimates
      The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions. The use of estimates and assumptions may affect the reported amounts in the financial statements and accompanying notes. Actual results could differ from those estimates and such differences could be material.

Interim Financial Statements
      The accompanying financial statements as of July 31, 2006 and for the seven months ended July 31, 2006 and 2005, are unaudited and, in the opinion of management, such financial statements reflect all adjustments, consisting only of normal recurring adjustments, necessary to present fairly the results of the interim periods presented. Results of operations for the seven month period ended July 31, 2006 are not necessarily indicative of the results that may be expected for the year ending December 31, 2006.

Recently Issued Accounting Pronouncements
      In June 2006, the FASB issued FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes — an interpretation of FASB Statement No. 109 (“FIN No. 48”), which clarifies the accounting for uncertainty in tax positions. FIN No. 48 requires that the Company recognize the impact of a tax position in the financial statements, if that position is more likely than not to be sustained on audit, based on the technical merits of the position. The provisions of FIN No. 48 are effective as of the beginning of the Company’s 2007 fiscal year, with the cumulative effect, if any, of the change in accounting principle recorded as an adjustment to opening retained earnings. Smart Move at inception elected to be treated as a partnership for tax reporting purposes but will merge into a corporation and is currently evaluating the impact of adopting this new standard.
      In September 2006, the SEC staff issued Staff Accounting Bulletin No. 108, Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements. SAB 108 was issued in order to eliminate the diversity of practice surrounding how public companies quantify financial statement misstatements. Traditionally, there have been two widely-recognized methods for quantifying the effects of financial statement misstatements: the “roll-over” method and the “iron curtain” method. The roll-over method focuses primarily on the impact of a misstatement on the income statement — including the reversing effect of prior year misstatements — but its use can lead to the accumulation of misstatements in the balance sheet. The iron-curtain method, on the other hand, focuses primarily on the effect of correcting the period-end balance sheet with less emphasis on the reversing effects of prior year errors on the income statement. In SAB 108, the SEC staff established an approach that requires quantification of financial statement misstatements based on the effects of the misstatements on each of the company’s financial statements and the related financial statement disclosures. This model is commonly referred to as a “dual approach” because it requires quantification of errors under both the iron curtain and the roll-over methods. Management of Smart Move has evaluated SAB 108 and has determined its adoption will not materially impact its financial statements.

A Smart Move, L.L.C.
Notes to Financial Statements — (Continued)
(Information as of July 31, 2006 and for the seven-month periods ended July 31, 2006 and 2005 are unaudited)

3.	Prepaid and Other Assets
      Prepaid and other assets consisted of the following:

	July 31,	December 31,
	2006	2005

	(Unaudited)
Prepaid insurance	$29,512	$9,554
Prepaid consulting	4,911	11,786

	$34,423	$21,340

4.	Property and Equipment
      Property and equipment consisted of the following:

	July 31,	December 31,
	2006	2005

	(Unaudited)
Office equipment	$327,000	$276,913
Containers	2,753,400	2,272,271
Global Positioning System equipment	992,216	497,576
Rolling stock and trailers	3,703,131	2,310,762
Vault mold	1,627,651	—
Leasehold improvements	6,520	3,190

	9,409,918	5,360,712
Less accumulated depreciation	(1,028,644)	(469,079)

Property and equipment, net	$8,381,274	$4,891,633

      Depreciation expense was $562,379 and $128,902 for the seven months ended July 31, 2006 and 2005, respectively. Depreciation expense was $467,300 and $1,779 for the year ended December 31, 2005 and for period from inception August 11, 2004 to December 31, 2004, respectively. Included in property and equipment are assets under capital lease arrangements with a cost of $712,468 and accumulated depreciation of $225,615 and $83,121 at July 31, 2006 and December 31, 2005, respectively. During 2005, equipment totaling $712,468 was acquired through capital lease. No purchases under capital leases were made during the seven months ended July 31, 2006. The vault mold was not placed into service as of July 31, 2006 and accordingly depreciation on the vault mold will begin in August 2006 when placed into service.

5.	Other Assets
      Other assets consisted of the following:

	July 31,	December 31,
	2006	2005

	(Unaudited)
Debt issuance costs, net	$33,949	$34,393
Restricted cash	15,000	15,000
Deposits	44,000	3,188
Deposit receivable	3,188	—

	$96,137	$52,581

A Smart Move, L.L.C.
Notes to Financial Statements — (Continued)
(Information as of July 31, 2006 and for the seven-month periods ended July 31, 2006 and 2005 are unaudited)

6.	Notes Receivable
      In January 2006 and during the period from October to December 2005 Smart Move invested $47,000 and $151,930 respectively in convertible notes maturing on July 31, 2007 with a stated interest rate of 3% and are convertible into 70% of the equity of a service company, which provides moving and handling services to Smart Move. In 2006 Smart Move determined that the notes value had been impaired as the service company was not able to execute its business plan and the future collection of the notes receivable is doubtful. Accordingly, for the seven month period ended July 31, 2006 and for the year ended December 31, 2005 Smart Move has recorded impairment for 100% of the notes receivable balance and is not recognizing interest income due under the terms of the notes receivable.

7.	Long-Term Debt
      In October 2004, Smart Move sold in a private placement 223 Notes Units (the 2004 Notes) for $2,230,000. The convertible secured subordinated notes bear interest at 12% and are due November 1, 2011. In connection with the offering, the 2004 note holders were granted warrants (collectively the 2004 PPM warrants) to purchase 121,636 Smart Move shares at an exercise price of $1.25 per share with a five year term. The 2004 Notes are convertible into 446,000 shares at a conversion price of $5.00 per share. The estimated fair market value of the as converted shares on the commitment date was less than the $5.00 conversion price and therefore there was no beneficial conversion feature to record. In accordance with EITF No. 00-27, “Application of Issue No. 98-5 to Certain Convertible Instruments”,the values assigned to the 2004 Notes and the 2004 PPM Warrants were allocated based on their relative fair values. The fair value of the 2004 PPM Warrants was determined using the Black-Scholes option-pricing model. Total funds received of $2,230,000 (before cash offering costs of $111,500) were allocated $115,727 to the 2004 PPM Warrants and $2,114,273 to the 2004 Notes based on their relative fair values. In connection with the offering, placement agent warrants to purchase 90,000 Smart Move shares at an exercise price of $1.25 per share with a five year term were granted. The fair value of the placement agent warrants of $56,700 at the time of issuance, which was determined using the Black-Scholes option-pricing model, was recorded as additional members’ equity and reduced the carrying value of the 2004 Notes as a debt discount. The discounts on the 2004 Notes, including the 2004 PPM Warrants and the offering costs are being amortized to interest expense, using the effective interest method, over the term of the 2004 Notes. Total interest expense recognized relating to these discounts and offering costs was $15,123 and $19,441 and $7,040 and $6,180 during the seven month period ended July 31, 2006 and 2005, respectively. Total interest expense recognized relating to these discounts and offering costs was $28,787 and $7,100 and $10,891 and $2,654 during the year ended December 31, 2005 and the period from inception August 11, 2004 to December 31, 2004, respectively. At July 31, 2006 and December 31, 2005 the unamortized discounts and unamortized offering costs on the 2004 Notes are $121,417 and $136,540, $78,514 and $97,955, respectively. (see note 15)
      Interest on the 2004 Notes is payable semiannually on April 1 and October 1 through October 1, 2006 and thereafter with principal and interest based on a sixty month amortization beginning November 1, 2006. The 2004 Notes are collateralized by the SmartVaultstm with a net book value of $2,455,997 and $2,145,551 at July 31, 2006 and December 31, 2005, respectively and are subordinated to Smart Move’s bank debt.
      In April 2005 certain debt holders of the 2004 Notes elected to convert $131,700 of accrued interest into Smart Move shares at $2.00 per share and a total of 65,850 shares were issued. In connection with the conversion, placement agent warrants to purchase 5,000 Smart Move shares at an exercise price of $2.40 with a five year term were granted. In October 2005 certain debt holders of the 2004 Notes elected to convert $75,000 of accrued interest into Smart Move shares at $5.00 per share and a total of 15,000 shares were issued. In September 2006 $2,202,000 of the 2004 Notes converted into 440,400 member shares of the Company. See Note 15.
      In September 2005 Smart Move sold in a private placement 300 Note Units (the 2005 Notes) for $3,000,000. The convertible secured subordinated notes bear interest at 12% and are due November 1, 2012. In connection

A Smart Move, L.L.C.
Notes to Financial Statements — (Continued)
(Information as of July 31, 2006 and for the seven-month periods ended July 31, 2006 and 2005 are unaudited)
with the offering, the 2005 Note holders were granted warrants (collectively the 2005 PPM Warrants) to purchase 180,000 Smart Move shares at an exercise price of $5.00 per share with a five year term. The 2005 Notes are convertible into 300,000 shares at a conversion price of $10.00 per share. The estimated fair market value of the as converted shares on the commitment date was less than the $10.00 conversion price and therefore there was no beneficial conversion feature to record. In accordance with EITF No. 00-27, “Application of Issue No. 98-5 to Certain Convertible Instruments”, the values assigned to both the 2005 Notes and the 2005 PPM Warrants were allocated based on their relative fair values. The fair value of the 2005 PPM Warrants was determined using the Black-Scholes option-pricing model. Total funds received of $3,000,000 (before cash offering costs of $150,000) were allocated $545,008 to the 2005 PPM Warrants and $2,454,992 to the 2005 Notes based on their relative fair values. In connection with the offering, placement agent warrants to purchase 60,000 Smart Move shares at an exercise price of $5.00 per share and warrants to purchase 30,000 Smart Move shares at an exercise price of $10.00 per share both with a five year term were granted. The relative fair value of the placement agent warrants of $205,500 at the time of issuance, which was determined using the Black-Scholes option-pricing model, was recorded as additional members equity and reduced the carrying value of the 2005 Notes as a debt discount. The discount on the 2005 Notes including, the 2005 PPM warrants and the offering costs are being amortized to interest expense, using the effective interest method, over the term of the 2005 Notes. Total interest expense recognized relating to these discounts and offering costs was $62,199 and $11,701 during the seven months ended July 31, 2006. Total interest expense recognized relating to these discounts and offering costs was $25,491 and $5,825 during the year ended December 31, 2005. At July 31, 2006 and December 31, 2005 the unamortized discount and unamortized offering costs on the 2005 Notes are $662,818 and $725,017, $132,474 and $144,175, respectively.
      Interest on the 2005 Notes is payable semiannually on April 1 and October 1, through October 1, 2007 and thereafter with principal and interest based on a sixty month amortization beginning November 1, 2007. The 2005 Notes are collateralized by the SmartVaultstm with a net book value of $2,455,997 and $2,145,551 at July 31, 2006 and December 31, 2005, respectively and are subordinated to Smart Move’s bank debt.
      In April 2005 Smart Move borrowed $1,490,578 from a financial institution (“2005 Bank Note”) with interest payable at prime plus 2.5% until final draw on April 26, 2005 and fixed at 8.23% thereafter. The loan is secured by all business assets excluding the SmartVaultstm, and is payable in monthly installments of $41,400 plus interest, and matures in September 2008. Smart Move’s credit agreement with the bank contains certain financial covenants that require, among other things, maintenance of Profitability/ Maximum EBITDA Loss covenant measured on a rolling six month basis, as of July 31, 2005, August 31, 2005, September 30, 2005 and October 31, 2005 and a minimum quick ratio of at least 1.25 to 1.00. Certain financial covenants had not been met, and the bank had waived such noncompliance through October 31, 2005. Effective November 1, 2005 the covenants were amended by the bank and Smart Move was in compliance with the amended covenants for November and December of 2005. Following the amendment to the covenants certain financial covenants were not met and the bank has waived such noncompliance through August 31, 2006. Effective September 1, 2006 the covenants were amended by the bank and Smart Move was in compliance with the amended covenants for September of 2006. Management believes that Smart Move will be able to maintain compliance with the amended covenants. In connection with the loan agreement the bank was issued warrants to purchase 50,000 Smart Move shares at an exercise price of $1.75 per share with a seven year term. The fair value of the warrants was $60,445 at the time of issuance, which was determined using the Black-Scholes option-pricing model, was recorded as additional members equity and reduced the carrying value of the note payable as a debt discount. This discount is being amortized to interest expense, using the effective interest method, over the term of the loan. Total interest expense recognized relating to this discount was $13,685 and $3,184 during the seven months ended July 31, 2006 and 2005 and $20,501 for the year ended December 31, 2005. At July 31, 2006 and December 31, 2005 the unamortized discount is $26,259 and $39,944, respectively.

A Smart Move, L.L.C.
Notes to Financial Statements — (Continued)
(Information as of July 31, 2006 and for the seven-month periods ended July 31, 2006 and 2005 are unaudited)
      In January 2006 Smart Move borrowed $500,000 from a financial institution (“2006 Bank Note”) with interest payable at 8.25%. The loan is secured by all business assets excluding the SmartVaultstm, and is payable in monthly installments of $13,889 plus interest, and matures in January 2009. The 2006 Bank Note has the same covenant requirements as the 2005 Bank Note described above. In connection with the loan agreement the bank was issued warrants to purchase 6,500 Smart Move shares at an exercise price of $7.50 per share with a seven year term. The fair value of the warrants was $35,764 at the time of issuance, which was determined using the Black-Scholes option-pricing model, was recorded as additional members equity and reduced the carrying value of the note payable as issuance costs. This discount is being amortized to interest expense, using the effective interest method, over the term of the loan. Total interest expense recognized relating to this discount was $13,448 during the period ended July 31, 2006. At July 31, 2006 the unamortized discount is $22,316.
      In January 2006 Smart Move sold in a private placement 258 Note Units (the “2006 January Notes”) for $1,932,500. The 2006 Notes bear interest at 10% and are due December 31, 2010. In connection with the offering, the 2006 January Note holders were granted warrants (collectively the “2006 PPM Warrants”) to purchase 64,417 Smart Move shares at an exercise price of $10.00 will be adjusted to the price of the warrants of the IPO warrants if completed before July 1, 2006. If no warrants are issued with IPO the price will be $10.00. The Company has a redemption right to redeem the 2006 PPM Warrants at $0.01 if the current trading price is greater than 150% of the 2006 PPM Warrants exercise price for 20 of the 30 days immediately preceding the notice of redemption. The 2006 Notes are convertible into Smart Move shares at a conversion price equal to the lower of $7.50 or 75% of the unit offering price of Smart Move’s initial public offering, but not lower than $5.00 per share or 386,500 shares. Because the conversion right is constant at a 25% discount to the initial public offering per share price the conversion right is clearly and closely related to the debt host and therefore is not bifurcated in accordance with EITF No. 05-2 “The Meaning of “Conventional Convertible Debt Instrument” in Issue No. 00-19.” In accordance with EITF No. 00-27, “Application of Issue No. 98-5 to Certain Convertible Instruments”, the values assigned to the non-cash beneficial conversion feature, the 2006 January Notes and the 2006 PPM Warrants were allocated based on their relative fair values. The beneficial conversion feature of the Notes amounted to $943,041 and as such, the amount was recorded as a debt discount and a corresponding increase to paid-in capital. The fair value of the 2006 PPM Warrants was determined using the Black-Scholes option-pricing model. Total funds received of $1,932,500 (before cash offering costs of $155,111) were allocated $297,130 to the 2006 PPM Warrants and $1,635,370 to the 2006 Notes based on their relative fair values. In connection with the offering, the placement agent was issued warrants to purchase 20,613 Smart Move shares at an exercise price of $7.50 per share and warrants to purchase 5,153 Smart Move shares at an exercise of $10.00 per share both with a five year term were issued. The relative fair value of the placement agent warrants of $148,830 at the time of issuance, which was determined using the Black-Scholes option-pricing model, was recorded as additional members equity and reduced the carrying value of the 2006 January Notes as a debt discount. The discount on the 2006 January Notes including, the 2006 PPM warrants, the beneficial conversion feature and the offering costs are being amortized to interest expense, using the effective interest method, over the term of the 2006 January Notes. Total interest expense recognized relating to these discounts and offering costs was $35,771 and $3,805 during the seven months ended July 31, 2006. At July 31, 2006 the unamortized discount and unamortized offering costs on the 2006 January Notes are $1,353,230 and $151,306, respectively.
      Interest on the 2006 January Notes is payable annually on December 31, beginning December 31, 2006. The principal is due and payable December 31, 2010. These notes are unsecured.
      On July 26, 2006 Smart Move sold in a private placement 20 Note Units (the “2006 July Notes”) for $5,000,000 issued at a discount of 2%. A subscription receivable of $220,500 was outstanding as of July 31, 2006 and was received in August 2006. The 2006 Notes bear interest at 10% and are due June 30, 2011. In connection with the offering, the 2006 July Note holders were granted warrants (collectively the “2006 PPM Warrants”) to purchase 200,000 Smart Move shares at an exercise price of $10.00 per share which will be adjusted to the price

A Smart Move, L.L.C.
Notes to Financial Statements — (Continued)
(Information as of July 31, 2006 and for the seven-month periods ended July 31, 2006 and 2005 are unaudited)
of 140% of the IPO per share price if the IPO is completed before December 31, 2006. If no warrants are issued with the IPO the price will be $10.00 per share. The 2006 Notes are convertible into Smart Move shares at a conversion price equal to the lower of $7.50 or 75% of the unit offering price of Smart Move’s initial public offering, but not lower than $5.00 per share or 1,000,000 shares. Because the conversion right is constant at a 25% discount to the initial public offering per share price the conversion right is clearly and closely related to the debt host and therefore is not bifurcated in accordance with EITF No. 05-2 “The Meaning of “Conventional Convertible Debt Instrument” in Issue No. 00-19.” In accordance with EITF No. 00-27, “Application of Issue No. 98-5 to Certain Convertible Instruments”, the values assigned to the non-cash beneficial conversion feature, the 2006 July Notes and the 2006 PPM Warrants were allocated based on their relative fair values. The beneficial conversion feature of the Notes amounted to $2,613,489 and as such, the amount was recorded as a debt discount and a corresponding increase to paid-in capital. The fair value of the 2006 PPM Warrants was determined using the Black-Scholes option-pricing model. The face value of $5,000,000 (before cash offering costs of $425,000) were allocated $946,822 to the 2006 PPM Warrants and $4,053,178 to the 2006 July Notes based on their relative fair values. In connection with the offering, the placement agent was issued warrants to purchase 40,000 Smart Move shares at an exercise price of $7.50 per share and warrants to purchase 12,000 Smart Move shares at an exercise of $10.00 per share both with a five year term were issued. The relative fair value of the placement agent warrants of $293,360 at the time of issuance, which was determined using the Black-Scholes option-pricing model, was recorded as additional members equity and reduced the carrying value of the 2006 July Notes as debt discount costs. The discount on the 2006 July Notes including, the 2006 PPM warrants, the beneficial conversion feature and the offering costs are being amortized to interest expense, using the effective interest method, over the term of the 2006 July Notes. At July 31, 2006 the unamortized discount and unamortized offering costs on the 2006 July Notes are $3,853,671 and $425,000 respectively. Interest on the July 2006 Note is payable annually on June 30th beginning June 30, 2007. The principal is due and payable June 30, 2011.
      A summary of long-term debt and scheduled future maturities as of July 31, 2006 (unaudited), as follows:

			2006	2006	2005	2006
	2004	2005	January	July	Bank	Bank
Year Ending December 31,	Notes	Notes	Notes	Notes	Note	Note	Total

2006 (five months)	$54,883	$—	$—	$—	$207,025	$69,444	$331,352
2007	353,258	111,306	—	—	496,860	166,667	1,128,091
2008	398,060	479,987	—	—	178,221	166,667	1,222,935
2009	448,544	540,861	—	—	—	13,889	1,003,294
2010	505,430	609,456	1,932,500		—	—	3,047,386
2011	469,825	686,751	—	5,000,000	—	—	6,156,576
2012	—	571,639	—		—	—	571,639

Total	2,230,000	3,000,000	1,932,500	5,000,000	882,106	416,667	13,461,273
Less discounts	121,417	662,818	1,353,230	3,853,671	26,259	22,316	6,039,711
Less offering costs	78,514	132,474	151,306	425,000	—	—	787,294
Less current maturity	255,809	—	—	—	496,860	166,667	919,336
Current portion of discounts	(34,094)	(127,762)	(72,518)	(69,989)	(20,757)	(13,767)	(338,887)

Long-term portion	$1,808,354	$2,332,470	$500,482	$791,318	$379,744	$241,451	$6,053,819

A Smart Move, L.L.C.
Notes to Financial Statements — (Continued)
(Information as of July 31, 2006 and for the seven-month periods ended July 31, 2006 and 2005 are unaudited)
      A summary of long-term debt and scheduled future maturities as of December 31, 2005, as follows:

			2005 Bank
Year Ending December 31,	2004 Notes	2005 Notes	Note	Total

2006	$54,883	$—	$538,205	$593,088
2007	353,258	111,306	496,800	961,364
2008	398,060	479,987	178,341	1,056,388
2009	448,544	540,861	—	989,405
2010	505,430	609,456	—	1,114,886
2011	469,825	686,751	—	1,156,576
2012	—	571,639	—	571,639

Total	2,230,000	3,000,000	1,213,346	6,443,346
Less discounts	136,540	725,017	39,944	901,501
Less offering costs	97,955	144,175	—	242,130
Less current portion, net of discounts of $33,513, $-0-, $22,851 and $56,364	21,370	—	515,354	536,724

Long-term portion	$1,974,135	$2,130,808	$658,048	$4,762,991

8.	Capital Lease Obligations
      In 2005 Smart Move entered into capital leases for the purchase of 30 trailers. The terms are a base lease term of 60 months with an interest rate of 8.6% and a purchase option of 10% of the fair value equipment cost at the end of the term. In connection with the lease agreement Smart Move was required to make an up front payment of $247,593. Total payments due under the capital lease obligations for each of the successive five years are as follows at July 31, 2006:

Year Ending December 31,	July 31, 2006	December 31, 2005

	(Unaudited)
Year 2006 (five months for July 31, 2006)	$48,000	$115,205
Year 2007	115,200	115,200
Year 2008	115,200	115,200
Year 2009	115,200	115,200
Year 2010	28,800	28,800

Total	422,400	489,605
Less Interest	57,165	75,670

	365,235	413,935
Less Current Maturity	81,183	77,229

Long Term Portion	$284,052	$336,706

9.	Equity Transactions
      In September 2004 Smart Move issued 200,000 member shares to the founders of Smart Move valued at $1.25 per share as compensation in lieu of salary. The resulting $250,000 compensation expense has been included in selling, general and administrative expense in 2004.
      In September 2004 Smart Move issued 1,217,500 member shares at $1.25 per share for gross proceeds of $1,521,875 less offering costs of $152,766. This issuance included the conversion into shares of $122,500 of member loans at $1.25 share. Under the terms of the subscription agreement Smart Move is under no obligation

A Smart Move, L.L.C.
Notes to Financial Statements — (Continued)
(Information as of July 31, 2006 and for the seven-month periods ended July 31, 2006 and 2005 are unaudited)
to register these shares. In connection with the offering, placement agent warrants to purchase 89,438 Smart Move shares at $1.25 per share with a five year term were granted. In March 2005 Smart Move issued 65,850 shares to debt holders for accrued interest at $2.00 per share for $131,700 (see Note 6). In September 2005 Smart Move issued 336,535 units (a unit consisted of two member shares and one warrant (exercisable at $10.00 per share) at $10.00 per unit for $3,365,350 less offering costs of $338,423. This issuance included the conversion of $100,000 of member loans at $10.00 per unit. Under the terms of the subscription agreement Smart Move is under no obligation to register these shares. In connection with the offering placement agent warrants to purchase 67,307 and 33,654 Smart Move shares at $5.00 and $10.00, respectively with a five year terms were granted.
      In June 2006 the members of Smart Move, LLC voted to increase the number of authorized shares from 5,000,000 to 50,000,000. The increase in the authorized shares was necessary to meet the capital requirements of expansion of the Company. In June 2006 Smart Move issued 250,000 shares to certain officers of the Company. Compensation expense was recognized for $2,500,000 at the assumed IPO offering price of $10 per share.

10.	Stock Incentives and Options
      In August 2004 Smart Move granted to various employees 100,000 fully vested options at $1.25 a share, which was the equity offering price for the September 2004 equity offering. In March 2005 Smart Move granted to various employees 200,000 fully vested options at $2.00 a share, which was the conversion price for the March 2005 conversion of interest due on the convertible debt. In September 2005 Smart Move granted to various employees 100,000 fully vested options at $5.00 a share, which was the offering price for the September 2005 equity offering. All of the options granted expire ten years from the date of grant. The share option plan (“Plan”) is administered by the Board of Directors. The exercise price of the options granted is determined by the Board of Directors at an amount no less than estimated fair value of Smart Move’s share price at the date of grant. The exercise prices of Smart Move’s options were set by the Board of Directors based upon contemporaneous equity transactions at or near the time options were granted. Smart Move’s Board of Directors determines the term of each option, the number of shares for which each option is granted and the rate at which each option is exercisable. Options are granted with terms not to exceed ten years. On July 26, 2006 the Board of Directors voted to allow the option holders to exercise their options on a cashless basis. The options did not have a cashless provision at the date of grant. As of July 31, 2006 all option holders elected to convert their options as a cashless exercise with a strike price of $9.00 a share. The company issued 268,890 shares in exchange for 380,000 share options. A summary of the status of Smart Move’s options as of July 31, 2006 and December 31, 2005, and changes during the periods then ended, is presented below:

	July 31, 2006

			December 31, 2005
	(unaudited)
		Weighted		Weighted
		Average		Average
	Shares	Exercised Price	Shares	Exercised Price

Outstanding, beginning of period	400,000	$2.56	100,000	$1.25
Granted	—	—	300,000	3.00
Exercised for cash	20,000	1.25	—	—
Cashless exercise	380,000	2.63	—	—
Forfeited	—	—	—	—

Outstanding, end of period	—	$—	400,000	$2.56

Options exercisable	—	$—	400,000	$2.56

A Smart Move, L.L.C.
Notes to Financial Statements — (Continued)
(Information as of July 31, 2006 and for the seven-month periods ended July 31, 2006 and 2005 are unaudited)
      The fair value of the options granted was estimated at the date of grant using the Black Scholes option model applying the following weighted average assumptions:

	Risk Free	Expected
	Interest	Dividend	Expected	Volatility
	Rate	Yield	Life	Range

100,000 options at $1.25	4.16%	$—	10	45%-65%
200,000 options at $2.00	4.50%	—	10	45%-65%
100,000 options at $5.00	4.34%	—	10	45%-65%
      The fair value of options granted in 2004 was $0.86, in March 2005 was $1.40, and in September 2005 was $3.48.

11.	Warrants
      During the period from inception August 11, 2004 to December 31, 2004, the year ended December 31, 2005 and the seven months ended July 31, 2006 Smart Move granted the following warrants:

Date of Grant	Granted For	Shares	Exercise Price	(Years)

September 2004	Consulting agreement	60,000	$1.25	5
September 2004	Placement agent equity offering	89,438	1.25	5
September 2004	2004 Note offering	121,636	1.25	5
September 2004	Placement agent, debt offering	90,000	1.25	5

December 31, 2004	Balance	361,074	1.25	5

April 2005	Bank debt	50,000	1.75	7
April 2005	Placement agent, interest conversion to equity	5,000	2.40	5
September 2005	Equity offering	336,535	10.00	5
September 2005	Placement agent, equity offering	67,307	5.00	5
September 2005	Placement agent, equity offering	33,654	10.00	5
September 2005	2005 Note offering	180,000	5.00	5
September 2005	Placement agent, debt offering	60,000	5.00	5
September 2005	Placement agent, debt offering	30,000	10.00	5

		762,496	1.75 to 10.00	5 to 7

December 31, 2005	Balance	1,123,570	$1.25 to $10.00	5 to 7

January 2006 (unaudited)	January 2006 Note offering	64,417	10.00	5
January 2006 (unaudited)	Placement agent, debt offering	20,613	7.50	5
January 2006 (unaudited)	Placement agent, debt offering	5,153	10.00	5
January 2006 (unaudited)	Bank debt	6,500	7.50	7
July 2006 (unaudited)	July 2006 Note offering	200,000	14.00(1)	5
July 2006 (unaudited)	Placement agent debt offering	40,000	7.50(2)	5
July 2006 (unaudited)	Placement agent debt offering	12,000	14.00(1)	5

		348,683

July 31, 2006 (unaudited)	Balance (unaudited)	1,472,253	$1.25 to $15.00	5 to 7

A Smart Move, L.L.C.
Notes to Financial Statements — (Continued)
(Information as of July 31, 2006 and for the seven-month periods ended July 31, 2006 and 2005 are unaudited)

(1)	These warrants are exercisable at 140% of the IPO price unless the Company does not complete an IPO by December 31, 2006, then the exercise price shall be $10.00.

(2)	These warrants are exercisable at a discount of 25% to the IPO price unless the Company does not complete an IPO by December 31, 2006, then the exercise price shall be $7.50.

      At July 31, 2006 the range of warrant prices for shares and the weighted-average remaining contractual life is as follows:

Warrants Outstanding and Exercisable

				Weighted-Average
				Remaining
	Range of Warrant	Number of	Weighted-Average	Contractual Life
Year of Grant	Exercise Price	Warrants	Exercise Price	(Years)

2004	$1.25	361,074	$1.25	3.17
2005	1.75 to 10.00	762,496	7.39	4.26
2006	7.50 to 15.00	348,683	9.52	4.83

	$1.25 to $15.00	1,472,253	$6.39	4.13

      At July 31, 2006 all warrants are fully exercisable and no warrants have been exercised.
      On September 19, 2006, 52,000 warrants were repurchased for $52,000. See Note 15.
      See note 7 long-term debt for a discussion of warrants granted in connection with debt agreements and note 9 for a discussion of warrants granted in connection with equity offerings.
      The fair value of the warrants granted was estimated at the date of grant using the Black Scholes option model applying the following weighted average assumptions:

	Risk Free	Expected		Projected
	Interest	Dividend	Expected	Volatility
Date of Grant	Rate	Yield	Life	Range

September 30, 2004 at $1.25	3.44%	$—	5	45%-65%
April 15, 2005 at $1.75	4.09%	$—	7	45%-65%
September 30, 2005 at $5.00 to $10.00	4.18%	$—	5	45%-65%
January 24, 2006 at $7.50 to $10.00	4.28%	$—	5 to 7	45%-65%
July 26, 2006 at $7.50 to $15.00	4.99%	$—	5	45%-65%
      In September 2004 60,000 consulting warrants were issued at $1.25 per share, are fully vested and have a five year term. The holders of the 60,000 consulting warrants had demand registration rights that required the Smart Move to file a registration statement with the Securities and Exchange Commission to register for resale of the common stock issueable upon the exercise of the Warrants. Under EITF No. 00-19, “Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company’s Own Stock” (“EITF No. 00-19”), the ability to register stock is deemed to be outside of the Smart Move’s control. Accordingly, the initial fair value of the Warrants of $26,400 was recorded as prepaid consulting and is being amortized over the term of the agreement (December 31, 2006). The related $26,400 accrued warrant liability was marked to estimated fair value at the end of each reporting period. At December 31, 2004 the warrant liability was adjusted to its new estimated fair value of $37,800 resulting in other expense $11,400 for the period from inception August 11, 2004 to December 31, 2004. Effective November 22, 2005 the warrant holders contractually waived the demand registration rights and the accrued warrant liability balance of $241,800 was reclassified to equity at that date. For the period January 1, 2005 to November 22, 2005 the warrant liability valuation resulted in other expense of $204,000.

A Smart Move, L.L.C.
Notes to Financial Statements — (Continued)
(Information as of July 31, 2006 and for the seven-month periods ended July 31, 2006 and 2005 are unaudited)
      All of the other warrants granted by Smart Move have piggy back registration rights, however, the holders have no demand registration rights and there are no penalties to Smart Move if the shares underlying the warrants are not registered. Accordingly, under EITF 00-19 these warrants are not required to be accounted for as a liability.

12.	Supplemental Disclosure of Cash Flow Information

	Seven months	Seven months
	Ended	Ended	Ended	Ended
	July 31,	July 31,	December 31,	December 31,
	2006	2005	2005	2004

Supplemental disclosure of cash flow information:
Cash paid during the period for interest	$391,906	$26,877	$237,030	$—
Supplemental schedule of noncash investing and financing activities:
Conversion of accrued interest to member shares	$—	$131,700	$201,700	$—
Equipment acquired under capital lease obligation	$—	$712,648	$712,468	$—
Conversion of members loans to member shares	$—	$—	$100,000	$122,500
Warrants issued for debt offering costs	$442,190	$60,445	$205,500	$56,700
Allocation of value of warrants issued in connection with debt	$1,279,716	$60,445	$605,453	$115,727
Allocation of value of beneficial conversion feature in connection with debt	$3,556,530	$—	$—	$—
Subscriptions receivable on debt	$220,500	$—	$—	$28,500

13.	Related-Party Transactions
      During 2004 Smart Move raised equity and capital through a private placement and debt offerings through Bathgate Capital Partners. Steven M. Bathgate served as the Senior Managing Director of Corporate Finance and Chairman of the Commitment Committee for Bathgate Capital Partners LLC and was (resigned on December 8, 2005) a manager and on the board of Smart Move. In September 2004, Smart Move entered into a consulting agreement with Bathgate Capital Partners for financial advisory services until December 31, 2006 which required an option to purchase 60,000 shares of members shares with demand registration rights at an exercise price of $1.25 per share be granted. Smart Move granted Bathgate Capital Partners warrants with five year life exercisable at $1.25. The demand registration rights were waived in November of 2005. Fees paid to Bathgate Capital Partners in 2004 for the equity offering and debt offering were $152,766 and $111,500, respectively. During 2005 Smart Move paid to Bathgate Capital Partners for the equity offering and debt offering $319,928 and $150,000, respectively. Smart Move paid to Bathgate Capital Partners $30,000 for negotiating bank financing in April of 2005. During 2004 and 2005 members provided bridge loans to Smart Move. Total bridge loans of $122,500 were provided in 2004, which were converted to equity in October 2004. Total bridge loans of $160,000 bearing interest at a rate of 8% and a maturity date of December 31, 2005 were provided in 2005, of which $100,000 was converted to equity in September 2005 at $5.00 per share and the remaining $60,000, was repaid with interest in October 2005. Smart Move advanced an employee $5,000 during 2005, which was repaid in November 2005. In December 2005 Smart Move had accounts payable of $9,598 (which was subsequently paid in January 2006) to a service company in which Smart Move invested in convertible notes (see note 6). During the period ended

A Smart Move, L.L.C.
Notes to Financial Statements — (Continued)
(Information as of July 31, 2006 and for the seven-month periods ended July 31, 2006 and 2005 are unaudited)
July 31, 2006 Smart Move paid to Bathgate Capital Partners for the January 2006 and July 2006 debt offering $155,111 and $325,000, respectfully.
      Mr. Lee E. Schlessman individually and through various entities has control of more than 10% of Smart Move’s shares in the form of convertible notes and warrants. In September 2006 Mr. Schlessman elected to convert all of his 2004 convertible notes into Company shares (see note 15).

14.	Commitments and Contingents

Operating lease commitments
      Smart Move leased its corporate office under an operating lease which commenced in October 2004 and required annual payments of approximately $40,000 through December 2007. In May 2006 Smart Move was requested to early terminate this lease by the landlord and Smart Move early terminated.
      Smart Move entered into a new lease for its corporate office under an operating lease agreement which commenced in May 2006 and expires in April 2011. The agreement contains provisions for rent free periods and future rent increases. The total amount of rental payments due over the lease term is being charged to rent expense on the straight-line method over the term of the lease. The difference between rent expense recorded and the amount paid is credited or charged to deferred rent. Under the terms of the lease agreement, Smart Move was required to pay a security deposit of $44,000 (see note 5).
      Rent expense was $27,057 and $19,746 for the seven months ending July 31, 2006 and 2005, $32,708, for the year ended December 31, 2005 and $9,131 for the period from inception August 11, 2004 to December 31, 2004.
      Minimum annual rental commitments under this non-cancelable lease are as follows:

Years Ending December 31,

2006 (five months)	$35,378
2007	102,502
2008	113,420
2009	116,600
2010	119,780
2011	40,280

Retirement plan
      In January 2005 Smart Move adopted a 401(k) Plan (“Plan”) to provide retirement benefits for its employees. Employees may contribute up to 90% of their annual compensation to the Plan, limited to a maximum annual amount as set periodically by the Internal Revenue Service. The Company matches employee contributions dollar for dollar up to a maximum of 4% of the individual contribution percentage. All matching contributions vest immediately. In addition, the Plan provides for discretionary contributions as determined by the Board of Directors. Such contributions to the Plan are allocated among eligible participants in the proportion of their salaries to the total salaries of all participants. Matching contributions to the Plan totaled $12,895 and $17,811 for the six month period ended July 31, 2006 and the year ended December 31, 2005, respectively. No matching contributions were made in 2004 and no discretionary contributions were made in 2005 or 2006.

Legal Proceedings
      On March 3, 2006, a Notice of Opposition to the Smart Move’s “SmartVault” trademark was filed with the U.S. Patent and Trademark Office on behalf of Smartbox Moving & Storage LLC, a Richmond, Virginia company. Smart Move filed its answer denying the allegations of any likelihood of confusion or fraud and counterclaiming to cancel SmartBox’s design registration. Smart Move intends to vigorously defend its rights in

A Smart Move, L.L.C.
Notes to Financial Statements — (Continued)
(Information as of July 31, 2006 and for the seven-month periods ended July 31, 2006 and 2005 are unaudited)
this action. Although this Notice of Opposition doesn’t impact its current business or restrict its ability to conduct business, using this trademark, an adverse outcome in these proceedings would negatively impact Smart Move’s ability to conduct business using this trademark in existing and future markets. It may also require that Smart Move incur the expense and likely business disruption associated with a re-branding of its services. The parties are currently discussing a possible settlement of this matter, however no such settlement has been reached. Smart Move cannot predict the outcome of these proceedings, however, management believes that the final resolution will not have a material adverse effect on Smart Moves financial condition, results of operations or cash flows.

15.	Subsequent Events
      In September 2006, the Company sold in two private placement offerings, 269,569 Units (consisting of one member share of common stock and one warrant.) The warrant is exercisable into one member share of common stock for a five year period at an exercise price of $10.00 or if the Company successfully completes an initial public offering of common stock and warrants by March 31, 2007, then the exercise price of the warrant would be equivalent to the IPO warrant exercise price. The cash proceeds of the offerings were $2,043,973 plus the conversion of $198,000 of accrued interest on the 2004 and 2005 convertible debt, net of offering costs of $154,736.
      On September 15, 2006 the holders of the “2004 Notes” converted $2,202,000 in face value of notes outstanding at $5.00 per share for 440,400 member shares of the Company. Note holders who converted their entire principal amount in the “2004 Notes” were granted in aggregate an additional 3,667 member shares and 30,000 warrants. The warrants are exercisable into one member share of common stock for a five year period at an exercise price of $10.00 or if the Company successfully completes an initial public offering by March 31, 2007, then the exercise price of the warrant would be equivalent to the IPO warrant exercise price.
      Smart Move executed employment agreements with the Chief Executive Officer and Chief Financial Officer in January 2006. Included in the agreements were incentive compensation awards based on performance criteria. In September 2006 these contracts were modified to reduce the performance criteria to reflect the delay in the business plan due to the delay in IPO.
      On September 19, 2006 the holders of the “2006 July Notes” agreed to the compensation change to the placement agent fees from 6.5% cash and 6% warrants for fees to 7.54% cash fees and no warrants. The placement agent warrants (52,000 warrants) originally issued were repurchased and cancelled for $52,000 in October 2006.

Smart Move

CHANGING THE WAY AMERICA MOVES

Smart Move
800.963.0204
www.GoSmartMove.com

          Until                     , 2006 (25 days after the date of this prospectus), all dealers effecting transactions in the shares offered by this prospectus whether or not participating in the offering may be required to deliver a copy of this prospectus. Dealers may also be required to deliver a copy of this prospectus when acting as underwriters and for their unsold allotments or subscriptions.
          You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with different information. If anyone provides you with different information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information contained in this prospectus is accurate only as of the date on the front cover of the prospectus. Our business, financial condition, results of operations and prospects may have changes since that date.

Smart Move, Inc.
2,400,000 Units

Prospectus

Newbridge Securities Corporation
I-Bankers Securities, Inc.
                    , 2006

PART II
Information Not Required In Prospectus

Item 24.	Indemnification of Directors and Officers
      Section 102 of the General Corporation Law of the State of Delaware permits a corporation to eliminate the personal liability of directors of a corporation to the corporation or its shareholders for monetary damages for a breach of fiduciary duty as a director, except for breaches of the director’s duty of loyalty to the corporation or its shareholders, acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of a law, authorizations of the payments of a dividend or approval of a stock repurchase or redemption in violation of Delaware corporate law or for any transactions from which the director derived an improper personal benefit. Our certificate of incorporation provides that no director will be liable to us or our shareholders for monetary damages for breach of fiduciary duties as a director, subject to the same exceptions as described above. Prior to the completion of this offering, we intend to enter into indemnification agreements with each of our directors which may, in some cases, be broader than the specific indemnification provisions contained under Delaware law.
      Section 145 of the General Corporation Law of the State of Delaware provides that a corporation has the power to indemnify a director, officer, employee, or agent of the corporation and certain other persons serving at the request of the corporation in related capacities against expenses (including attorneys’ fees), judgments, fines, and amounts paid in settlements actually and reasonably incurred by the person in connection with a threatened, pending, or completed action, suit or proceeding to which he or she is or is threatened to be made a party by reason of such position, if such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, in any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful, except that, in the case of actions brought by or in the right of the corporation, indemnification is limited to expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with defense or settlement of such action or suit and no indemnification shall be made with respect to any claim, issue, or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or other adjudicating court determines that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper. In addition, to the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit, or proceeding described above (or claim, issue, or matter therein), such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith. Expenses (including attorneys’ fees) incurred by an officer or director in defending any civil, criminal, administrative, or investigative action, suit, or proceeding may be advanced by the corporation upon receipt of an undertaking by such person to repay such amount if it is ultimately determined that such indemnification is not required under Section 145 of the General Corporation Law of the State of Delaware.
      Our amended Certificate of Incorporation provides that each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was our director or officer or is or was serving at our request as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan, whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director, officer, employee or agent, will be indemnified and held harmless by us to the fullest extent required under Delaware law, against all expense, liability and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by such indemnities. We are also authorized and empowered, but not required, to indemnify and advance costs or to agree to indemnify and advance costs to any person that is or was our officer, director, agent or employee, will be indemnified and held harmless by us to the fullest extent permitted under Delaware law against all expense, liability and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by the indemnities. We also agree to be pay the expenses (including attorneys’ fees) incurred in defending any such proceeding in advance of its final disposition to the extent required under Delaware law.
      Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Item 25.	Other Expenses of Issuance and Distribution
      The following table sets forth estimates expected to be incurred in connection with the issuance and distribution of the securities being registered. We will pay all fees, disbursements and expenses in connection with the proposed offering.

SEC Registration Fee	$5,000
NASD Filing Fee	$5,000
AMEX Listing Fee	$5,000
Accounting Fees and Expenses	$75,000
Legal Fees and Expenses	$150,000
Printing and Engraving Expenses	$125,000
Miscellaneous	$65,000

Total	$430,000

Item 26.	Recent Sales of Unregistered Securities
      The following summarizes all sales of unregistered securities by A Smart Move, L.L.C., our predecessor company, since inception. The term “equity shares” refers to membership interests. All equity shares and options and warrants to purchase equity shares shall convert into and equal number of shares of common stock and options and warrants to purchase shares of common stock upon our conversion from a limited liability company to a Delaware corporation. The securities in each one of the below-referenced transactions were (i) made without registration and (ii) were subject to restrictions under the Securities Act and the securities laws of certain states, in reliance on the private offering exemptions contained in Sections 4(2), 4(6) and/or 3(b) of the Securities Act and on Regulation D promulgated thereunder, and in reliance on similar exemptions under applicable state laws as a transaction not involving a public offering. Each of the investors had access to the kind of information about us that we would provide in a registration statement, was an “accredited investor” as defined in Rule 501(a) of Regulation D promulgated under the Securities Act and represented to us his intention to acquire our securities for investment purposes only and not with a view to or for sale in connection with any distribution thereof. Appropriate legends were affixed to the certificates representing the securities issued. Unless stated otherwise, no placement or underwriting fees were paid in connection with these transactions. Proceeds from the sales of these securities were used for the Company’s general working capital purposes.
      (a) In August 2004, in connection with our initial organization, we issued an aggregate of 200,000 equity shares to our 4 founding members (Chris Sapyta, Charles Hinkely, Mike Ellis and Greg Henrikson) valued at $250,000 in consideration of promotional and organizational services rendered in connection with the formation of our company.
      (b) In September 2004, we issued:

(i) an aggregate of $2.23 million in 12% convertible notes and warrants exercisable to purchase up to 121,636 of our equity shares. The securities were sold to 29 investors, each of which represented that it qualified as an “accredited investor” within the meaning of Rule 501(a) of Regulation D promulgated under the Securities Act;

(ii) warrants exercisable to purchase up to 90,000 of our equity shares. The securities were issued as compensation for placement agency service to Bathgate Capital Partners, LLC (“Bathgate”), which represented that it qualified as an “accredited investor” within the meaning of Rule 501(a) of Regulation D;

(iii) an aggregate of 1,217,500 equity shares in consideration of $1,521,875, or $1.25 per share. The securities were sold to 43 investors, each of which represented that it qualified as an “accredited investor” within the meaning of Rule 501(a) of Regulation D; and

(iv) warrants exercisable to purchase up to 149,438 of our equity shares. 60,000 of the securities were issued in connection with a certain consulting agreement with Bathgate and 89,438 of the securities were issued as compensation for placement agency service to Bathgate, which represented that it qualified as an “accredited investor” within the meaning of Rule 501(a) of Regulation D.
      (c) In March 2005, we issued an aggregate of 65,850 equity shares to 28 holders of the convertible notes identified in paragraph (b)(ii) above of this Item in payment of accrued and unpaid interest totaling $131,700, or $2.00 per share. The noteholders each represented that they qualified as an “accredited investor” within the meaning of Rule 501(a) of Regulation D.
      (d) In March 2005, we issued warrants exercisable to purchase up to 5,000 of our equity shares. The securities were issued as compensation for placement agency service to Bathgate which represented that it qualified as an “accredited investor” within the meaning of Rule 501(a) of Regulation D.
      (e) In April 2005, we issued warrants exercisable to purchase 50,000 of our equity shares at a price of $1.75. The securities were issued to Silicon Valley Bank as a fee in connection with a commercial loan obtained from it as lender. Silicon Valley Bank represented that it qualified as an “accredited investor” within the meaning of Rule 501(a) of Regulation D.
      (f) In September 2005, we issued:

(i) an aggregate of 336,535 units, each unit consisting of two equity shares and one warrant exercisable to purchase one additional equity share at a price of $10.00 per share, in consideration of an aggregate of $3,365,350, or $10.00 per unit. The securities were sold to 88 investors, each of which represented that it qualified as an “accredited investor” within the meaning of Rule 501(a) of Regulation D;

(ii) warrants exercisable to purchase up to 67,307 of our equity shares at a price of $5.00 per share and warrants exercisable to purchase 33,654 of our equity shares at a price of $10.00 per share. The securities were issued as compensation for placement agency service to Bathgate which represented that it qualified as an “accredited investor” within the meaning of Rule 501(a) of Regulation D;

(iii) an aggregate of $3.0 million in 12% convertible notes and warrants exercisable to purchase up to 180,000 of our equity shares. The securities were sold to 34 investors, each of which represented that it qualified as an “accredited investor” within the meaning of Rule 501(a) of Regulation D;

(iv) warrants exercisable to purchase up to 60,000 of our equity shares at a price of $5.00 per share and warrants exercisable to purchase 30,000 shares of our equity shares at a price of $10.00 per share. The securities were issued in consideration for placement agency services of Bathgate, which represented that it qualified as an “accredited investor” within the meaning of Rule 501(a) of Regulation D;
      (g) In December 2005, we borrowed $500,000 from Silicon Valley Bank. In connection with the loan agreement, the bank was issued warrants to purchase 6,500 of our common stock shares.
      (h) In January 2006, we issued:

(i) an aggregate of $1,932,500 in 10% convertible notes and warrants exercisable to purchase up to 64,417 of our shares. The securities were sold to 32 investors, each of which represented that it qualified as a “accredited investor” within the meaning of Rule 501(a) of Regulation D.

(ii) warrants exercisable to purchase up to 20,613 of our equity shares at a price of $7.50 per share and warrants exercisable to purchase 5,153 of our equity shares at a price of $10.00 per share. The securities were issued as compensation for placement agency service to Bathgate, which represented that it qualified as a “accredited investor” within the meaning of Rule 501(a) of Regulation D.

(iii) a grant of 500,000 common stock shares to our executive officers (280,000 shares to Mr. Sapyta, 200,000 to Mr. Johnson and 20,000 to Mr. Ellis) in January 2006.

      We have granted options to purchase equity shares on the following dates and amounts:

Date	Number	Exercise Price

August 2004	100,000	$1.25
March 2005	200,000	$2.00
September 2005	100,000	$5.00
      The securities were issued exclusively to our directors, executive officers, and employees, 13 persons. The securities, which were taken for investment purposes and were subject to appropriate transfer restrictions, were issued without registration under the Securities Act in reliance upon the exemption set forth in Section 4(2) under the Securities Act.
      (i) In July 2006, we issued:

(i) an aggregate of $5,000,000 in 10% secured convertible notes and warrants exercisable to 200,000 of our shares. The securities were sold to 4 investors each of which represented that the qualified as an “accredited investor”, within the meaning of Rule 501 (A) of Regulation D.
      (j) In September 2006, we issued:

(i) an aggregate of 58,824 units, each unit consisting of one share and one warrant exercisable at 150% of our IPO unit price, or $10.00 if the IPO is not completed by March 31, 2007 at a price of $8.50 per unit. The securities were sold to one investor which represented that he/it qualified as an “accredited investor”, within the meaning of Rule 501 (A) of Regulation D.

(ii) an aggregate of 210,745 units, each unit consisting of one share and one warrant exercisable at 150% of our IPO unit price, or $10.00 if the IPO is not completed by March 31, 2007 at a price of $9.00 per unit. The securities were sold to 37 investors which represented that they qualified as an “accredited investor”, within the meaning of Rule 501 (A) of Regulation D.

(iii) We issued 444,067 shares and 30,000 warrants to debt holders who converted $2,202,000 of notes into equity. The warrant is exercisable at 150% of our IPO unit price, or $10.00 if the IPO is not completed by March 31, 2007 at a price of $9.00 per unit. 32 Debt holders converted debt into equity.

Item 27.	Exhibits
      a. The following Exhibits are filed as part of this Registration Statement pursuant to Item 601 of Regulation S-B:

Item		Title

†1	.1	Underwriting Agreement
2.1		Agreement and Plan of Merger between A Smart Move, L.L.C. and Smart Move, Inc.
3	.1(i)	Certificate of Incorporation, as amended and restated
3	.1(ii)	Bylaws
4.1		Specimen Common Stock Certificate
†4	.2	Specimen Unit Certificate
4.3		Specimen Warrant Certificate
†5	.1	Opinion of Cozen O’Connor regarding the legality
10.1		Form of Secured Promissory Note dated October 6, 2004
10.2		Security Agreement October 2004 debt financing
10.3		Form of Warrant dated October 6, 2004 debt financing
10.4		Form of Warrant dated September 30, 2005 equity financing
10.5		Form of Secured Promissory Note dated September 26, 2005 debt financing
10.6		Security Agreement September 2005 debt financing
10.7		Form of Warrant dated September 26, 2005 debt financing
10.8		Form of Unsecured Note dated January 2006
10.9		Form of Warrant dated January 2006 debt financing

Item		Title

10.10		Form of Secured Note dated July 2006
10.11		Security Agreement July, 2006 debt financing
10.12		Form of Warrant dated July, 2006 debt financing
10.13		Loan and Security Agreement between A Smart Move, L.L.C. and Silicon Valley Bank dated April 26, 2005
10.14		Loan Modification Agreement between A Smart Move, L.L.C. and Silicon Valley Bank dated June 21, 2005
10.15		Second Amendment to the Loan and Security Agreement between A Smart Move, L.L.C. and Silicon Valley Bank dated August 29, 2005
10.16		Third Amendment and Waiver to the Loan and Security Agreement between A Smart Move, L.L.C. and Silicon Valley Bank dated December 30, 2005
10.17		Warrant to Purchase Common Stock dated April 15, 2005 in favor of Silicon Valley Bank
10.18		Warrant to Purchase Common Stock dated December 21, 2005 in favor of Silicon Valley Bank
10.19		Bailee Waiver to the Loan and Security Agreement between A Smart Move, L.L.C. and Silicon Valley Bank dated August 29, 2005
10.20		A Smart Move, L.L.C. Amended and Restated Operating Agreement dated November 30, 2005
10.21		A Smart Move, L.L.C. Service Agreement between A Smart Move, L.L.C. and Overnite Transportation Company dated May 9, 2005
10.22		Master Purchase Agreement dated August 24, 2005
10.23		Leasing Agreements between Park Western Leasing Inc. and A Smart Move, L.L.C. dated April 5, 2005
10.24		Office Building Lease between BRCP Greenwood Corporate Plaza, L.L.C. and A Smart Move, L.L.C. dated October 22, 2004
10.25		Employment Agreement with Chris Sapyta dated January 15, 2006
10.26		Employment Agreement with Edward Johnson dated January 15, 2006
10.27		Promissory Note between A Smart Move, L.L.C. and Chris Sapyta, dated June 15, 2005
10.28		2006 Equity Incentive Plan
10.29		First Amendment to the Employment Agreement for Chris Sapyta dated September 15, 2006
10.30		First Amendment to the Employment Agreement for Edward Johnson dated September 15, 2006
10.31		Default waiver and Fifth Amendment to Loan and Security Agreement
†23	.1	Consent of Cozen O’Connor (incorporated into exhibit 5.1)
23.2		Consent of Anton Collins Mitchell LLP
24.1		Power of Attorney (included with Signature Page)
99.1		Audit Committee Charter
99.2		Compensation Committee Charter
99.3		Nominating and Governance Charter

†	To be filed by amendment.

Item 28.	Undertakings
      The undersigned registrant hereby undertakes to:

(1) File, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:

(i) Include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”);

(ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing,

any increase or decrease in volume of securities offered (if the total dollar value of the securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of a prospectus filed with the Commission pursuant to Rule 424(b) under the Securities Act if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement, and

(iii) Include any additional or changed material information on the plan of distribution.

(2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

(3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

(4) For determining liability of the undersigned small business issuer under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned undertakes that in a primary offering of securities of the undersigned small business issuer pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned small business issuer will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned small business issuer relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned small business issuer or used or referred to by the undersigned small business issuer;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned small business issuer or its securities provided by or on behalf of the undersigned small business issuer; and

(iv) Any other communication that is an offer in the offering made by the undersigned small business issuer to the purchaser.

(5) The small business issuer hereby undertakes to provide to the underwriters, at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

(6) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

(7) In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(8) The undersigned registrant hereby undertakes that:

(i) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 4249b)(1) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(ii) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(9) For the purpose of determining liability under the Securities Act to any purchaser:

Each prospectus filed by the undersigned small business issuer pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement.

Each prospectus filed pursuant to Rule 424(b) under the Securities Act as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A (§ 230.430A of this chapter), shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(10) For the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(a) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424 of this chapter;

(b) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(c) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(d) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

Signatures
      In accordance with the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this Registration Statement to be signed on its behalf by the undersigned, in the City of Greenwood Village, State of Colorado, on October 10, 2006.

SMART MOVE, INC.,
a Delaware corporation

By:	/s/ Chris Sapyta

Name: Chris Sapyta

Title:	Chief Executive Officer and Director
      In accordance with the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities with Smart Move, Inc., and on the dates indicated.

Signature	Position	Date

/s/ Chris Sapyta Chris Sapyta	Chief Executive Officer and Director (Principal Executive Officer)	October 10, 2006

/s/ L. Edward Johnson L. Edward Johnson	Chief Financial Officer and Director (Principal Financial Officer and Principal Accounting Officer)	October 10, 2006

/s/ Doug Kelsall Doug Kelsall	Director	October 10, 2006

/s/ John Jenkins John Jenkins	Director	October 10, 2006

/s/ Kent Lund Kent Lund	Director	October 10, 2006

/s/ J.J. Burkholder, Jr. J.J. Burkholder, Jr.	Director	October 10, 2006

Signatures and Power of Attorney
      We, the undersigned directors and officers of Smart Move, Inc. hereby severally constitute and appoint Chris Sapyta, our true and lawful attorney-in-fact and agent, with full power of substitution and re-substitution for him/her and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and any subsequent registration statements pursuant to Rule 462 of the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
      Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Position	Date

/s/ Chris Sapyta Chris Sapyta	Chief Executive Officer and Director (Principal Executive Officer)	October 10, 2006

/s/ L. Edward Johnson L. Edward Johnson	Chief Financial Officer and Director (Principal Financial Officer and Principal Accounting Officer)	October 10, 2006

/s/ Doug Kelsall Doug Kelsall	Director	October 10, 2006

/s/ John Jenkins John Jenkins	Director	October 10, 2006

/s/ Kent Lund Kent Lund	Director	October 10, 2006

/s/ J.J. Burkholder, Jr. J.J. Burkholder, Jr.	Director	October 10, 2006

Exhibit Index

Exhibit No.		Description

†1	.1	Underwriting Agreement
2.1		Agreement and Plan of Merger between A Smart Move, L.L.C. and Smart Move, Inc.
3	.1(i)	Certificate of Incorporation, as amended and restated
3	.1(ii)	Bylaws
4.1		Specimen Common Stock Certificate
†4	.2	Specimen Unit Certificate
4.3		Specimen Warrant Certificate
†5	.1	Opinion of Cozen O’Connor regarding the legality
10.1		Form of Secured Promissory Note dated October 6, 2004
10.2		Security Agreement October 2004 debt financing
10.3		Form of Warrant dated October 6, 2004 debt financing
10.4		Form of Warrant dated September 30, 2005 equity financing
10.5		Form of Secured Promissory Note dated September 26, 2005 debt financing
10.6		Security Agreement September 2005 debt financing
10.7		Form of Warrant dated September 26, 2005 debt financing
10.8		Form of Unsecured Note dated January 2006
10.9		Form of Warrant dated January 2006 debt financing
10.10		Form of Secured Note dated July 2006
10.11		Security Agreement July, 2006 debt financing
10.12		Form of Warrant dated July, 2006 debt financing
10.13		Loan and Security Agreement between A Smart Move, L.L.C. and Silicon Valley Bank dated April 26, 2005
10.14		Loan Modification Agreement between A Smart Move, L.L.C. and Silicon Valley Bank dated June 21, 2005
10.15		Second Amendment to the Loan and Security Agreement between A Smart Move, L.L.C. and Silicon Valley Bank dated August 29, 2005
10.16		Third Amendment and Waiver to the Loan and Security Agreement between A Smart Move, L.L.C. and Silicon Valley Bank dated December 30, 2005
10.17		Warrant to Purchase Common Stock dated April 15, 2005 in favor of Silicon Valley Bank
10.18		Warrant to Purchase Common Stock dated December 21, 2005 in favor of Silicon Valley Bank
10.19		Bailee Waiver to the Loan and Security Agreement between A Smart Move, L.L.C. and Silicon Valley Bank dated August 29, 2005
10.20		A Smart Move, L.L.C. Amended and Restated Operating Agreement dated November 30, 2005
10.21		A Smart Move, L.L.C. Service Agreement between A Smart Move, L.L.C. and Overnite Transportation Company dated May 9, 2005
10.22		Master Purchase Agreement dated August 24, 2005
10.23		Leasing Agreements between Park Western Leasing Inc. and A Smart Move, L.L.C. dated April 5, 2005
10.24		Office Building Lease between BRCP Greenwood Corporate Plaza, L.L.C. and A Smart Move, L.L.C. dated October 22, 2004
10.25		Employment Agreement with Chris Sapyta dated January 15, 2006
10.26		Employment Agreement with Edward Johnson dated January 15, 2006
10.27		Promissory Note between A Smart Move, L.L.C. and Chris Sapyta, dated June 15, 2005
10.28		2006 Equity Incentive Plan
10.29		First Amendment to the Employment Agreement for Chris Sapyta dated September 15, 2006
10.30		First Amendment to the Employment Agreement for Edward Johnson dated September 15, 2006
10.31		Default waiver and Fifth Amendment to Loan and Security Agreement
†23	.1	Consent of Cozen O’Connor (incorporated into exhibit 5.1)
23.2		Consent of Anton Collins Mitchell LLP
24.1		Power of Attorney (included with Signature Page)

Exhibit No.	Description

99.1	Audit Committee Charter
99.2	Compensation Committee Charter
99.3	Nominating and Governance Charter

†	To be filed by amendment.